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Filed Pursuant to Rule 424(b)(5)
Reg No. 333-160820

Prospectus Supplement

3,750,000 Shares

EnerNOC, Inc.

Common Stock

        We are offering 3,040,974 shares of our common stock, par value $0.001 per share. The selling stockholders, which includes two of our executive officers, are offering 709,026 shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol "ENOC." The last reported sale price of our common stock on The NASDAQ Global Market on August 5, 2009 was $28.25 per share.

	Per share	Total

Public offering price	$27.000	$101,250,000

Underwriting discounts and commissions	$ 1.215	$ 4,556,250

Proceeds to us, before expenses	$25.785	$ 78,411,515

Proceeds to selling stockholders	$25.785	$ 18,282,235

        We and the selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to a total of 562,500 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. We will not receive any proceeds from the sale of shares by the selling stockholders.

        The underwriters expect to deliver the shares of common stock on or about August 11, 2009.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

Canaccord Adams	Robert W. Baird & Co.

The date of this Prospectus Supplement is August 5, 2009

Prospectus Supplement

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. This document may only be used where it is legal to sell our securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus, dated July 30, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the SEC's shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, the selling stockholders, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

        Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated herein by reference that are described under the heading "Where You Can Find More Information."

S-ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that may be important to you. You should read the entire prospectus, together with this prospectus supplement and the documents incorporated by reference, carefully, including the risks discussed under "Risk Factors" and the financial statements and related notes included or incorporated by reference in this prospectus supplement, before making an investment decision. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters' over-allotment option. In this prospectus supplement, unless otherwise specified or the context otherwise requires, "EnerNOC," "we," "us" and "our" refer to EnerNOC, Inc. and our subsidiaries.

Company Overview

        EnerNOC is a leading provider of clean and intelligent energy solutions, which include demand response services, energy efficiency, or monitoring-based commissioning, services, energy procurement services and emissions tracking and trading services. These solutions help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional power generation, transmission and distribution resources, and drive significant cost-savings for our customers. Our customers are commercial, institutional and industrial end-users of energy, as well as electric power grid operators and utilities.

        We believe that we are the largest national demand response service provider for commercial, institutional and industrial customers. As of June 30, 2009, we managed over 3,150 megawatts, or MW, of demand response capacity across an end-use customer base of approximately 2,400 accounts and 5,450 customer sites throughout multiple electric power grids. Demand response is an alternative to traditional power generation and transmission infrastructure projects that enables grid operators and utilities to reduce the likelihood of service disruptions, such as brownouts and blackouts, during periods of peak electricity demand, and otherwise manage the electric power grid during short-term imbalances of supply and demand. We use our Network Operations Center, or NOC, and PowerTrak enterprise software platform to remotely manage and reduce electricity consumption across a growing network of commercial, institutional and industrial customer sites, making demand response capacity available to grid operators and utilities on demand while helping end-users of electricity achieve energy savings, environmental benefits and improved financial results. To date, we have received substantially all of our revenues from grid operators and utilities, who make recurring payments to us for managing demand response capacity that we share with end-users of electricity in exchange for such end-users reducing their power consumption when called upon.

        We build on our position as a leading demand response solutions provider by using our NOC and scalable PowerTrak technology platform to cross-sell additional energy management solutions to our end-use customers. These additional solutions include our monitoring-based commissioning, or MBCx, services, energy procurement services and emissions tracking and trading services. Our MBCx services combine advanced metering, building management systems, and energy analytics software applications to identify energy efficiency opportunities in large buildings. Our energy procurement services provide our commercial, institutional and industrial customers located in restructured or deregulated markets throughout the United States with the ability to more effectively manage the energy supplier selection process, including energy supply product procurement and implementation. Our emissions tracking and trading services include a comprehensive, software-based accounting system for our commercial, institutional and industrial customers to effectively monitor, mitigate and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements.

        Since inception, our business has grown substantially. We began by providing demand response services in one state in 2003 and expanded nationally to 31 states and the District of Columbia in eight regions, as well as internationally in Ontario, Canada, by June 30, 2009. From our start in one open market in 2003 to our current 28 contracts and open market programs with grid operators and utilities, we have continually increased our demand response capacity under management with commercial, institutional and industrial customers to approximately 410 MW at the end of 2006, 1,112 MW at the end of 2007, 2,050 MW at the end of 2008 and 3,150 MW as of June 30, 2009.

        As part of our continuing growth strategy, we intend to further reinforce our leading position in the clean and intelligent energy solutions industry through selective acquisitions. For example, in June 2009, we acquired substantially all of the assets of eQuilibrium Solutions Corporation, or eQ, a software company specializing in the development of enterprise sustainability management products and services. Additionally, in May 2008, we acquired South River Consulting, LLC, or SRC, an energy procurement and risk management services provider. In September 2007, we acquired Mdenergy, LLC, an energy procurement services provider, to augment our energy management solutions.

        Our total revenues increased from $26.1 million to $60.8 million to $106.1 million for the years ended December 31, 2006, 2007 and 2008, respectively. Our revenues for the six-month period ended June 30, 2009 were $60.8 million.

Market Opportunities

        The electric power industry faces significant challenges to keep pace with the expected increase in demand for electricity and to manage the increased amount of intermittent renewable energy resources that are expected to be connected to the power grid in the future. According to the International Energy Agency, North America is expected to require 695,000 MW of additional capacity at a cost of $2.65 trillion between 2007 and 2030 to reliably meet expected annual growth in demand. Worldwide, the International Energy Agency expects 4,528,000 MW of additional capacity to be required over the same period at a total cost of $13.6 trillion.

        Under-investment in generation, transmission and distribution infrastructure, coupled with long-term growth in electricity consumption and peak weather days, has led to an increased need for power generation, transmission and distribution infrastructure. This presents enormous economic, environmental and logistical challenges. As the electric power industry confronts these challenges, demand response has emerged as an important solution to help address the imbalance in electric supply and demand.

        We estimate that over 10% of the electric power infrastructure in North America has been constructed in order to meet peaks in electricity demand that occur less than 1% of the time, or approximately 88 hours per year. Based on these estimates, we believe that the market in North America for reducing demand during these critical peak hours, in place of building supply infrastructure, is $11.5 billion per year, if the need to build-out infrastructure were to occur on an equal annual basis. Using the same assumptions, we estimate that the market for eliminating the top 1% of peak demand hours for electricity worldwide during this same period could be over $59.2 billion per year.

        Our demand response technology enables us to remotely reduce electricity usage in a matter of minutes, or send curtailment instructions to our end-use customers to be implemented on site. We believe that our solutions address extreme peaks in demand for electricity more efficiently than building additional electric generation, transmission and distribution infrastructure. We believe that we are well positioned as a market leader to address this substantial market opportunity for demand response. In addition, our PowerTrak enterprise software platform enables us to deliver to our end-use customer base an expanding portfolio of additional energy management solutions, including our MBCx services, energy procurement services and emissions tracking and trading services. We believe that the market opportunity for these solutions is significant and will remain so as operational efficiency and energy savings are given increased priority by commercial, institutional and industrial end-users of electricity, and as energy prices remain volatile.

Competitive Strengths

        Our competitive strengths position us for continued leadership and rapid expansion in the clean and intelligent energy solutions sector.

        Leading Provider with a Diversified Product Suite and Nationwide Presence.    We are a pioneer in the development, implementation and broader adoption of technology-enabled demand response solutions to commercial, institutional and industrial customers on a national scale. With over 3,150 MW under management as of June 30, 2009 and an end-use customer base of approximately 2,400 accounts across 5,450 customer sites throughout multiple electric power grids as of June 30, 2009, we believe that we are the largest national demand response service provider for commercial, institutional and industrial customers. We leverage our leadership role in the demand response market to cross-sell additional energy management solutions to our end-use customers, including our MBCx services, energy procurement services and emissions tracking and trading services. In addition, we believe our national presence is a key differentiator that enables us to offer a single platform for our customers who have national operations to participate in our diversified suite of solutions across different geographic regions with different market rules and conditions.

        Established Track Record of Reliable Performance and Demonstrated Growth.    We have an established track record of reliably delivering demand response capacity when called to do so by grid operators and utilities. Specifically, in 2008 and year-to-date 2009, we delivered performance that averaged over 100%, based on nominated versus delivered capacity. Our substantial base of operating experience in successfully delivering demand response solutions has enabled us to rapidly and significantly grow our base of grid operator and utility customers. Since inception, we have demonstrated our ability to grow, with an annualized growth rate of 278% in MW under management from 2004 to 2008. Year to date in 2009, we increased MW under management by 1,100 MW, or approximately 54%, to more than 3,150 MW as of June 30, 2009. Simultaneously, we have increased our revenues at an annualized growth rate of 237% from 2004 to 2008. For the quarter ended June 30, 2009, our revenues increased by 79% as compared to revenues in the comparable quarter in 2008.

        Highly Scalable Business Model with Increasing Operating Leverage.    The dynamics of the commercial, institutional and industrial market enable us to rapidly scale our business in existing and new geographies. Once a demand response market is established in a region, the marginal cost of acquiring and servicing commercial, institutional and industrial customers is relatively low compared to traditional supply-side capacity resources. In addition, the large size of our target end-use customers significantly lowers our acquisition cost per unit of capacity compared to the acquisition cost of residential customers. Commercial, institutional and industrial customers also often have one decision maker who controls multiple sites, thereby accelerating our acquisition of new capacity under management, lowering our cost to expand our network of managed sites and providing more opportunities to cross-sell our suite of energy management solutions. In addition, our NOC and scalable PowerTrak technology platform create operating leverage, enabling us to significantly grow MW under management and revenue without adding significant employee resources. For example, since inception, our productivity has improved with MW under management increasing from 4.1 MW per full time employee as of December 31, 2006 to 8.8 MW per full time employee as of June 30, 2009.

        Recurring and Visible Revenues.    We enter into long-term contracts and participate in open market bidding programs with grid operators and utilities through which we are paid recurring payments, typically on a monthly basis, for the capacity that we make available, whether or not we are called upon to reduce our end-use customers' electricity consumption from the electric power grid. These long-term contracts generally range between three and 10 years in duration and these recurring payments significantly increase the visibility and predictability of our future revenues. In addition, we enter into long-term agreements that generally range between three and five years in duration with commercial, institutional and industrial customers who provide us with demand response capacity. As of June 30,

2009, we estimate our total contracted revenue to be approximately $750 million, 83% of which we expect to earn and recognize as revenue by May 2013, with the remainder expected to be earned and recognized as revenue through 2024.

        Differentiated Technology Platform.    Our scalable, proprietary technology platform, in addition to our established track record and experience, creates a significant competitive advantage for us. We communicate via the Internet using advanced metering applications and automation equipment that we or third parties install at end-use customer sites to make demand response participation viable for a wide range of commercial, institutional and industrial organizations. The open architecture design of our proprietary technology platform enables us to interface with existing and new energy management and building automation systems which use a variety of protocol languages. Once an end-use customer is enabled in our network, we collect real-time energy consumption data. This data enables our software to perform demand response measurement and verification, and also provides the underlying information to conduct further energy management analysis and provide decision-making support. We further strengthened our diversified technology platform in 2009 by successfully launching and deploying PowerTalk, the industry's first standards-based presence-enabled smart grid communications technology, at over 750 customer sites. In addition, rather than being limited to curtailing electricity used by a specific type of equipment, such as air-conditioning units, our platform enables us to manage a wide array of equipment and systems to implement appropriate demand response solutions on an end-user by end-user basis.

Strategy

        Our strategy is to capitalize on our established track record, substantial operating experience, and scalable and proprietary technology platform, as well as our leading market position in the U.S., to continue providing clean and intelligent energy solutions to commercial, institutional and industrial customers, grid operators and utilities. Our aim is to become the leading outsourced energy management solutions provider for commercial, institutional and industrial customers worldwide. Key elements of our strategy include:

        Strengthen Presence by Growing in Existing and New U.S. Regions.    We will continue to pursue opportunities to provide demand response capacity to grid operators and utilities in U.S. markets through additional long-term contracts and open market opportunities for demand response capacity. To provide this demand response capacity, we expect to enter into contracts with new commercial, institutional and industrial customers. We will also seek to cross-sell additional energy management solutions, such as our MBCx services, energy procurement services and emissions tracking and trading services, to these end-use customers. Our sales force will primarily focus their efforts on the following six vertical markets: technology, education, food sales and storage, government, healthcare and manufacturing/industrial. We believe that our full-service demand response and energy management solutions, the recurring payments that we provide and our national presence will enable us to continue to pursue rapid growth of our end-use customer base.

        Expand Sales of our Growing Portfolio of Technology-Enabled Energy Management Solutions.    We believe that our demand response solutions have uniquely positioned us to deliver additional energy management solutions to our growing network of commercial, institutional and industrial customers. We will continue to develop our technology, including our PowerTrak enterprise software platform. This platform enables us to measure, manage, benchmark and optimize end-use customers' energy consumption and facility operations. We will continue through our MBCx services to use real-time and historical energy data to help end-use customers analyze and reduce their consumption of electricity, forecast demand, continuously monitor building management equipment to optimize system operation, model rates and tariffs and create energy scorecards to benchmark similar facilities. In addition, we offer our energy procurement services to our end-use customers, which enable them to mitigate risk through competitive energy supply contracts and achieve energy cost savings. We also offer our end-use customers emissions tracking and trading services to enable them to more effectively monitor, mitigate and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements. We believe that our end-use customers will become increasingly aware of their energy costs and consumption and will look to advanced analytics and trusted third-party providers to help them better manage their overall energy expenditures.

        Actively Pursue Targeted Strategic Acquisitions.    We intend to actively pursue selective acquisitions to reinforce our leadership position in the expanding clean and intelligent energy solutions sector. This sector consists of a number of companies with technology offerings or customer relationships that present attractive acquisition opportunities. We intend to look for opportunities to acquire technologies that would support and enhance our current technology platform with a particular focus on growing our energy management solutions. Customer relationship acquisitions would focus on expansion into new geographic regions both in the U.S. and internationally. We have a strong track record of successfully integrating acquired companies to increase our customer base, entering new geographic regions, improving our product offering and enhancing our technology. In June 2009, we acquired substantially all of the assets of eQ, a software company specializing in the development of enterprise sustainability management products and services, to strengthen our position in a nascent yet growing market committed to helping energy and sustainability leaders plan their own response to achieve energy efficiency and emissions goals.

        Target Expansion by Entering International Markets.    We also intend to expand our addressable market by pursuing our demand response and energy management opportunities in international markets. We are a pioneer in the development, implementation and broader adoption of clean and intelligent energy solutions and have built a national footprint in the U.S. We believe we can achieve a similar significant first mover advantage internationally, principally in Canada, the U.K. and Europe. We believe that our scalable technology platform and proprietary operational processes are readily adaptable to the international markets we are targeting. We believe that entering new international markets will provide a significant opportunity to grow our customer base and provide a differentiated offering to customers with international operations.

Corporate Information

        EnerNOC, Inc., a Delaware corporation, was incorporated on June 5, 2003. We operated as EnerNOC, LLC, a New Hampshire limited liability company, from December 2001 until June 2003. In June 2005, we acquired Pinpoint Power DR LLC, or Pinpoint Power DR, the demand response business of Pinpoint Power LLC. In February 2006, we acquired all of the assets of eBidenergy, Inc. from Trillium Capital Partners LLC. In May 2006, we acquired substantially all of the assets of Celerity Energy Partners LLC, a demand response provider for grid operators and utilities, including all of the membership interests in Celerity Energy Partners San Diego LLC. In September 2007, we acquired Mdenergy, LLC, an energy procurement service provider. In May 2008, we acquired SRC, an energy procurement and risk management services provider. In June 2009, we acquired substantially all of the assets of eQ, a software company specializing in the development of enterprise sustainability management products and services.

        Our principal executive offices are located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110, and our telephone number at this address is (617) 224-9900. Our website is http://www.enernoc.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

        Our trademarks include: EnerNOC, ENERBLOG, Get More from Energy, Energy for Education, Capacity on Demand, PowerTrak, PowerTalk, Celerity Energy, The Cleanest kWh is the One Never Used, The Greenest Kilowatt-hour is the One Never Used, One-Click Curtailment, Clean Green California and CarbonTrak. Each of the other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus supplement are the property of their respective owners.

 The Offering

Common stock offered by us	3,040,974 shares
Common stock offered by the selling stockholders	709,026 shares
Common stock to be outstanding after the offering	23,586,323 shares
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $78.1 million. We plan to use these net proceeds for working capital and general corporate purposes, including to fund the expansion of our business into new and existing domestic and international regions, expand our customer base, strengthen our working capital position so that we are better positioned to post financial assurances, fund cash consideration for future acquisitions of companies or technologies that complement our business, and finance research and development. We have no current understandings, commitments or agreements with respect to any acquisitions. We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."
Dividend policy	We currently do not intend to pay any cash dividends on our common stock.
Risk factors
You should carefully read and consider the information set forth under "Risk Factors," together with all of the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.
Listing and trading symbol	Our common stock is listed on The NASDAQ Global Market under the symbol "ENOC."

General Information About This Prospectus Supplement

        Except as otherwise indicated or the context otherwise requires, throughout this prospectus supplement, the number of shares of common stock shown to be outstanding after this offering and other share-related information are based on the number of shares outstanding as of June 30, 2009, and:

  •
  assume no exercise of the underwriters' over-allotment option;

  •
  exclude 2,598,805 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2009 at a weighted average exercise price of $8.65 per share;

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  exclude 2,276,289 shares of common stock reserved for future awards under our 2007 Employee, Director and Consultant Stock Plan, or the 2007 Stock Plan, as of June 30, 2009; and

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  exclude shares of common stock that may be issued in connection with our acquisition of SRC, including 44,776 shares of common stock that will be issued as part of the earnout payment related to the May 1, 2008 to April 30, 2009 earnout period.

Summary Historical Financial Data

        The following table sets forth our summary historical financial data for the periods indicated. We derived the statement of operations data for the years ended December 31, 2006, 2007 and 2008 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the statement of operations data for the six months ended June 30, 2008 and 2009 and the balance sheet data as of June 30, 2009 from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Results for the six months ended June 30, 2009 are not necessarily indicative or results to be expected for the full year. The balance sheet data is presented on:

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  an actual basis; and

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  an as adjusted basis to give effect to the sale of the 3,040,974 shares of common stock offered by us in this offering at the public offering price of $27.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

        The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$26,100	$60,838	$106,115	$42,298	$60,825
Cost of revenues	16,839	38,949	64,819	26,957	34,792

Gross profit	9,261	21,889	41,296	15,341	26,033
Selling and marketing expenses	5,932	17,145	27,641	14,189	17,879
General and administrative expenses	8,000	27,917	46,037	20,478	21,097
Research and development expenses	955	3,097	4,816	2,993	3,413

Loss from operations	(5,626)	(26,270)	(37,198)	(22,319)	(16,356)
Interest and other income (expense), net	(145)	2,788	798	1,040	(1,559)

Loss before income tax expense	(5,771)	(23,482)	(36,400)	(21,279)	(17,915)
Provision for income tax expense	—	(100)	(262)	(158)	(348)

Net loss	$(5,771)	$(23,582)	$(36,662)	$(21,437)	$(18,263)

Net loss per share, basic and diluted	$(1.60)	$(1.80)	$(1.88)	$(1.11)	$(0.91)

	As of June 30, 2009
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$43,526	$121,588
Total assets	132,634	210,696
Total long-term debt, including current portion	4,541	4,541
Total stockholders' equity	88,664	166,726

RISK FACTORS

        The statements contained in this section, as well as statements described elsewhere in this prospectus supplement, the accompanying prospectus, or in our other Securities and Exchange Commission, or SEC, filings incorporated by reference herein and therein, describe risks that could materially and adversely affect our business, financial condition and results of operations and the trading price of our common stock. These risks are not the only risks that we face. Our business, financial condition and results of operations could also be materially affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to Our Business

We have incurred net losses since our inception, and we may continue to incur net losses in the future and may never reach profitability.

        Our net losses in 2006, 2007, 2008 and the six months ended June 30, 2009 were $5.8 million, $23.6 million, $36.7 million and $18.3 million, respectively. We have not achieved profitability for any calendar year, although we have for certain quarters, and we may continue to incur operating losses in the future. As of June 30, 2009, we had an accumulated deficit of $88.8 million. Initially, our operating losses were principally driven by start-up costs and the costs of developing our technology, which included research and development expenses. More recently, our net losses have been principally driven by selling and marketing expenses, and general and administrative expenses, including, without limitation, expenses related to increased headcount and the expansion of the number of megawatts, or MW, under our management. As we seek to grow our revenues and customer base, we will incur increased operating expenses. These increased operating costs may cause us to incur net losses for the foreseeable future, and there can be no assurance that we will be able to grow our revenues, sustain the growth rate of our revenues, expand our customer base or become profitable. Furthermore, these expenses are not the only factors that may contribute to our net losses. For example, interest expense on our currently outstanding debt and on any debt that we incur in the future could contribute to our net losses. As a result, even if we significantly increase our revenues, we may continue to incur net losses in the future. If we fail to achieve profitability, the market price of our common stock could decline substantially.

We have a limited operating history in an emerging market, which may make it difficult to evaluate our business and prospects, and may expose us to increased risks and uncertainties.

        We began operating as a New Hampshire limited liability company in December 2001 and were incorporated as a Delaware corporation in June 2003. We first began generating revenues in 2003. Accordingly, we have only a limited history of generating revenues, and the future revenue potential of our business in the emerging market for clean and intelligent energy solutions is uncertain. As a result of our short operating history, we have limited financial data that can be used to evaluate our business, strategies, performance and prospects or an investment in our common stock. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties encountered by companies at our stage of development. To address these risks and uncertainties, we must do the following:

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  maintain our current relationships and develop new relationships with grid operators and utilities and the entities that regulate them;

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  maintain and expand our current relationships and develop new relationships with commercial, institutional and industrial customers;

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  maintain and enhance our existing demand response and energy management solutions, and technology systems;

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  continue to develop clean and intelligent energy solutions that achieve significant market acceptance;

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  continue to enhance our information processing systems;

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  execute our business and marketing strategies successfully, including accurately nominating demand response capacity to our grid operator and utility customers, and delivering a high level of performance by assisting our end-use customers to reduce their usage during demand response events;

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  respond to competitive developments;

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  attract, integrate, retain and motivate qualified personnel; and

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  continue to participate in shaping the regulatory environment.

        We may be unable to accomplish one or more of these objectives, which could cause our business to suffer. In addition, accomplishing many of these goals might be very expensive, which could adversely impact our operating results and financial condition. Any predictions about our future operating results may not be as accurate as they could be if we had a longer operating history and if the market in which we operate was more mature.

A substantial majority of our revenues are and have been generated from contracts with, and open market program sales to, a small number of grid operator and utility customers, and the modification or termination of these open market programs or sales relationships could materially adversely affect our business.

        During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, revenues generated from open market sales to PJM Interconnection, or PJM, a grid operator customer, accounted for 1%, 4%, 28% and 38%, respectively, of our total revenues. The PJM forward capacity market is a market in which we materially increased our participation beginning in the first quarter of 2008 and in which we expect to continue to increase our participation and derive revenues for the foreseeable future. The modification or termination of our sales relationship with PJM, or the modification or termination of any of PJM's open market programs in which we participate, could significantly reduce our future revenues and have a material adverse effect on our results of operations and financial condition and delay or prevent our future profitability. In addition, recent open market auctions of capacity in the PJM market have achieved prices that have been significantly lower than those achieved in prior periods. Accordingly, our revenues and operating margins would be adversely affected to the extent such low pricing continues.

        Revenues generated from two fixed price contracts with, and open market sales to, ISO New England Inc., or ISO-NE, a grid operator customer, accounted for 65%, 60%, 36% and 44%, respectively, of our total revenues for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009. Our fixed price contracts with ISO-NE expired on May 31, 2008. We have enrolled a significant portion of the MW represented by our expired fixed price contracts with ISO-NE in ISO-NE's Real-Time Demand Response program. The modification or termination of our sales relationship with ISO-NE, or the modification or termination of any of ISO-NE's open market programs in which we participate, could significantly reduce our future revenues and have a material adverse effect on our results of operations and financial condition and delay or prevent our future profitability.

        In addition, 19%, 21% and 15%, respectively, of our total revenues for the years ended December 31, 2006, 2007 and 2008 were generated under a fixed price contract with The Connecticut Light and Power Company, or CL&P, a grid operator customer, which expired on December 31, 2008, although we have already enrolled a significant portion of the MW represented by this fixed price contract in other available demand response programs.

Our results of operations could be adversely affected if our operating expenses and cost of sales do not correspond with the timing of our revenues.

        Most of our operating expenses, such as employee compensation and rental expense for properties, are either relatively fixed in the short-term or incurred in advance of sales. Moreover, our spending levels are based in part on our expectations regarding future revenues. As a result, if revenues for a particular quarter are below expectations, we may not be able to proportionately reduce operating expenses for that quarter. For example, if a demand response event or metering and verification test does not occur in a particular quarter, we may not be able to recognize revenues for the undemonstrated capacity in that quarter. This shortfall in revenues could adversely affect our operating results for that quarter and could cause the market price of our common stock to decline substantially.

        We incur significant up-front costs associated with the expansion of the number of MW under our management and the infrastructure necessary to enable those MW. In most of the markets in which we originally focused our growth, we generally begin earning revenues from our MW under management within approximately one month from enablement of those MW. However, in certain forward capacity markets in which we choose to participate, it may take longer for us to begin earning revenues on MW that we enable, in some cases up to a year after enablement. For example, the PJM forward capacity market, which is a market in which we materially increased our participation beginning in the first quarter of 2008 and in which we expect to continue to increase our participation and derive revenues, operates on a June to May program-year basis, which means that a MW that we enable after June of each year will typically not begin earning revenue until June of the following year. This results in a longer average revenue recognition lag time in our end-use customer portfolio from the point in time when we consider a MW to be under management to when we earn revenues from those MW. The up-front costs we incur to expand our MW under management in PJM and other similar markets, coupled with the delay in receiving revenues from those MW, could adversely affect our operating results and could cause the market price of our common stock to decline substantially.

We operate in highly competitive markets; if we are unable to compete successfully, we could lose market share and revenues.

        The market for clean and intelligent energy solutions is fragmented. Some traditional providers of advanced metering solutions have added, or may add, demand response services to their existing business. We face strong competition from clean and intelligent energy solutions providers, both larger and smaller than we are. We also compete against traditional supply-side resources such as natural gas-fired peaking power plants. In addition, utilities and competitive electricity suppliers offer their own demand response solutions, which could decrease our base of potential customers and revenues and could delay or prevent our future profitability.

        Many of our competitors have greater financial resources than we do. Our competitors could focus their substantial financial resources to develop a competing business model or develop products or services that are more attractive to potential customers than what we offer. Some advanced metering infrastructure service providers, for example, are substantially larger and better capitalized than we are and have the ability to combine advanced metering and demand response solutions into an integrated offering to a large, existing customer base. Our competitors may offer clean and intelligent energy solutions at prices below cost or even for free in order to improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete, and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and results of operations. In addition, we may also face competition based on technological developments that reduce peak demand for electricity, increase power supplies through existing infrastructure or that otherwise compete with our demand response and energy management solutions.

If we fail to successfully educate existing and potential grid operator and utility customers regarding the benefits of our demand response and energy management solutions or a market otherwise fails to develop for those solutions, our ability to sell our solutions and grow our business could be limited.

        Our future success depends on commercial acceptance of our clean and intelligent energy solutions and our ability to enter into additional contracts and new open market bidding programs. We anticipate that revenues related to our demand response solutions will constitute a substantial majority of our revenues for the foreseeable future. The market for clean and intelligent energy solutions in general is relatively new. If we are unable to educate our potential customers about the advantages of our solutions over competing products and services, or our existing customers no longer rely on our demand response solutions, our ability to sell our solutions will be limited. In addition, because the clean and intelligent energy solutions sector is rapidly evolving, we cannot accurately assess the size of the market, and we may have limited insight into trends that may emerge and affect our business. For example, we may have difficulty predicting customer needs and developing clean and intelligent energy solutions that address those needs. Further, we are subject to the risk that the current global financial crisis will result in lower overall demand for electricity in the United States and other markets that we are seeking to penetrate over the next few years. Such a reduction in the demand for electricity could create a corresponding reduction in both supply- and demand-side resources being implemented by grid operators and utilities. In addition, because of reduced demand for electricity, prices for capacity, both demand-side and supply-side, may be lower for the foreseeable future. If the market for our demand response and our energy management solutions does not continue to develop, our ability to grow our business could be limited and we may not be able to achieve profitability.

If the actual amount of demand response capacity that we make available under our capacity commitments is less than required, our committed capacity could be reduced and we could be required to make refunds and pay penalty fees.

        We provide demand response capacity to our grid operator and utility customers either under fixed price long-term contracts, or under terms established in open market bidding programs where capacity is purchased. Under the long-term contracts and open market bidding programs, grid operators and utilities make periodic payments to us based on the amount of demand response capacity that we are obligated to make available to them during the contract period, or make periodic payments to us based on the amount of demand response capacity that we bid to make available to them during the relevant period. We refer to these payments as committed capacity payments. Committed capacity is negotiated and established by the contract or set in the open market bidding process and is subject to subsequent confirmation by measurement and verification tests or performance in a demand response event. In our open market bidding programs we offer different amounts of committed capacity to our grid operator and utility customers based on market rules on a periodic basis. We refer to measured and verified capacity as our demonstrated or proven capacity. Once demonstrated, the proven capacity amounts typically establish a baseline of capacity for each end-use customer site in our portfolio, on which committed capacity payments are calculated going forward and until the next demand response event or measurement and verification test when we are called to make capacity available.

        The capacity level that we are able to achieve varies with the electricity demand of targeted equipment, such as heating and cooling equipment, at the time an end-use customer is called to perform. Accordingly, our ability to deliver committed capacity depends on factors beyond our control, such as the temperature and humidity, and then-current electricity use by our end-use customers when such end-use customers are called to perform. The correct operation of, and timely communication with, devices used to control equipment are also important factors that affect available capacity. Under some of our contracts and in certain open market bidding programs, any difference between our demonstrated capacity and the committed capacity on which capacity payments were previously made will result in either a refund payment from us to our grid operator or utility customer or an additional payment to us by such customer. Any refund payable by us would reduce our deferred revenues, but would not impact our previously recognized revenues. If there is a true-up settlement due to a grid operator or utility customer, we generally make a corresponding adjustment in our payments to the end-use customer or customers who failed to make the appropriate level of capacity available, however we are sometimes unable to do so. In addition, some of our contracts with, and open market programs established by, our grid operator and utility customers provide for penalty payments, which can be substantial, in certain circumstances in which we do not meet our capacity commitments, either in measurement and verification tests or in demand response events. Further, because measurement and verification test results for some capacity contracts and in certain open market bidding programs establish capacity levels on which payments will be made until the next test or demand response event, the payments to be made to us under such capacity contracts and open market bidding programs would be reduced until the level of capacity is established at the next test or demand response event. We could experience significant period-to-period fluctuations in our financial results in future periods due to true-up settlements, capacity payment adjustments, replacement costs or other payments, which could be substantial. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, we incurred aggregate penalty payments of $52,118, $152,913, $82,639 and $178,023, respectively.

Our business is subject to government regulation, and may become subject to modified or new government regulation, which may negatively impact our ability to sell and market our clean and intelligent energy solutions.

        While the electric power markets in which we operate are regulated, most of our business is not directly subject to the regulatory framework applicable to the generation and transmission of electricity. However, we may become directly subject to the regulation of the Federal Energy Regulatory Commission, or FERC, to the extent we own, operate, or control generation used to make wholesale sales of power. In addition, our subsidiary, Celerity Energy Partners San Diego, LLC, or Celerity, is subject to direct regulation by FERC because Celerity exports power to the electric power grid for resale pursuant to a contract with San Diego Gas & Electric Co., or SDG&E.

        The installation of devices used in providing our solutions and electric generators sometimes installed or activated when providing demand response solutions may be subject to governmental oversight and regulation under state and local ordinances relating to building codes, public safety regulations pertaining to electrical connections and local and state licensing requirements. In a relatively few instances, we have agreed to own and operate a back-up generator at a commercial, institutional or industrial customer location for a period of time and to activate the generator when capacity is called for dispatch so that the commercial, institutional or industrial customer can reduce its consumption of electricity from the electric power grid. These generators are ineligible to participate in demand response programs in certain regions, and in others they may become ineligible to participate in the future or may be compensated less for such participation, thereby reducing our revenues and adversely affecting our financial condition. In addition, certain of our contracts and expansion of existing contracts with grid operators and utility customers are subject to approval by federal, state, provincial or local regulatory agencies. There can be no assurance that such approvals will be obtained or be issued on a timely basis, if at all.

        Additionally, federal, state, provincial or local governmental entities may seek to change existing regulations, impose additional regulations or change their interpretation of the applicability of existing regulations. Any modified or new government regulation applicable to our current or future solutions, whether at the federal, state, provincial or local level, may negatively impact the installation, servicing and marketing of those solutions and increase our costs and the price of our solutions.

We depend on the electric power industry for revenues and, as a result, our operating results have experienced, and may continue to experience, significant variability due to volatility in electric power industry spending and other factors affecting the electric utility industry, such as seasonality of peak demand and overall demand for electricity.

        We currently derive substantially all of our revenues from the sale of our demand response solutions, directly or indirectly, to the electric power industry. Purchases of our demand response solutions by grid operators or electric utilities may be deferred, cancelled or otherwise negatively impacted as a result of many factors, including challenging economic conditions, mergers and acquisitions involving electric utilities, changing regulations or program rules, fluctuations in interest rates and increased electric utility capital spending on traditional supply-side resources. For example, in February 2008, ISO-NE implemented a market rule change to its Day-Ahead Load Response program, a program in which we have historically been an active participant. This change, which was approved by FERC in April 2008, resulted in less opportunity for demand response to participate in this program and, along with other possible market rule changes, could negatively impact our future revenues and could delay or prevent our profitability. Further, on October 31, 2008, ISO-NE requested that FERC approve its modification to the market rules applicable to ISO-NE's Forward Capacity Market that reduces the value placed on demand resources beginning with the 2012/2013 capacity commitment period. This change, ultimately approved by FERC and made effective December 31, 2008, may result in reduced participation by demand resources in the Forward Capacity Market and may negatively impact our future revenues and could delay or prevent our profitability. In addition, sales of capacity in open markets are particularly susceptible to variability based on changes in the spending patterns of our grid operator and utility customers and on associated fluctuating market prices for capacity.

        Peak demand for electricity and other capacity constraints tend to be seasonal. Peak demand in the United States tends to be most extreme in warmer months, which may lead some capacity markets to yield higher prices for capacity or contract for the availability of a greater amount of capacity during these warmer months. As a result, our demand response revenues may be seasonal. For example, in the PJM forward capacity market, which is a market in which we materially increased our participation beginning in the first quarter of 2008 and in which we expect to continue to increase our participation and derive revenues for the foreseeable future, we recognize capacity-based revenue from PJM over the four-month delivery period of June through September. This typically results in higher revenues in our second and third quarters as compared to our first and fourth quarters. As a result of this seasonality, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Further, occasional events, such as a spike in natural gas prices or potential decreases in availability, can lead grid operators and utilities to implement short-term calls for demand response capacity to respond to these events, but we cannot be sure that such calls will continue or that we will be in a position to generate revenues when they do occur. In addition, given the current economic slowdown and the related potential reduction in demand for electricity, there can be no assurance that there will not be a corresponding reduction in the implementation of both supply and demand-side resources by grid operators and utilities. We have experienced, and may in the future experience, significant variability in our revenues, on both an annual and a quarterly basis, as a result of these and other factors. Pronounced variability or an extended period of reduction in spending by grid operators and utilities, or continued requests from grid operators and utilities to pay for demand response capacity at prices that are not equal on a monthly or quarterly basis over the course of a contract year, could negatively impact our business and make it difficult for us to accurately forecast our future sales, which could lead to increased spending by us that does not result in increases in revenues.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our solutions, which could damage our reputation, cause us to lose customers and negatively impact our growth.

        Our success depends on our ability to provide quality, reliable demand response and energy management solutions in a timely manner, which in part requires the proper functioning of facilities and equipment owned, operated or manufactured by third parties upon which we depend. For example, our reliance on third parties includes:

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  utilizing components that we or third parties install or have installed at commercial, institutional and industrial customer locations;

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  outsourcing email notification and cellular and paging wireless communications that are used to notify our end-use customers of their need to reduce electricity consumption at a particular time and to execute instructions to devices installed at our end-use customer locations and which are programmed to automatically reduce consumption on receipt of such communications; and

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  outsourcing certain installation and maintenance operations to third-party providers.

        Any delays, malfunctions, inefficiencies or interruptions in these products, services or operations could adversely affect the reliability or operation of our demand response and energy management solutions, which could cause us to experience difficulty monitoring or retaining current customers and attracting new customers. Such delays could also result in our making refunds or paying penalty fees to our grid operator and utility customers. In addition, our brand, reputation and growth could be negatively impacted.

If we lose key personnel upon whom we are dependent, we may not be able to manage our operations and meet our strategic objectives.

        Our continued success depends upon the continued availability, contributions, vision, skills, experience and effort of our senior management, sales and marketing, engineering and operations teams. We do not maintain "key person" insurance on any of our employees. We have entered into employment agreements with certain members of our senior management team, but none of these agreements guarantees the services of the individual for a specified period of time. All of the employment arrangements with our key personnel, including the members of our senior management team, provide that employment is at-will and may be terminated by the employee at any time and without notice. We recently announced that our Chief Financial Officer and Treasurer, Neal Isaacson, will be leaving EnerNOC, and although we do not have any reason to believe that we may lose the services of any other executives in the foreseeable future, the loss of the services of any of these persons might impede our operations or the achievement of our strategic and financial objectives. We rely on our engineering team to research, design and develop new and enhanced demand response and energy management solutions. We rely on our operations team to install, test, deliver and manage our demand response and energy management solutions. We rely on our sales and marketing team to sell our solutions to grid operators, utilities and commercial, institutional and industrial customers, and to build our brand and promote our company. The loss or interruption of the service of members of our senior management, sales and marketing, engineering or operations teams, or our inability to attract or retain other qualified personnel or advisors could have a material adverse effect on our business, financial condition and results of operations and could significantly reduce our ability to manage our operations and implement our strategy.

We expect to continue to expand our sales and marketing, operations, engineering, and research and development capabilities, as well as our financial and reporting systems, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

        We expect to experience growth in the number of our employees and significant growth in the scope of our operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, financial and reporting systems, expand our facilities, and continue to recruit and train additional qualified personnel. All of these measures will require significant expenditures and will demand the attention of management. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and adequately train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

        We compete for personnel and advisors with other companies and other organizations, many of which are larger and have greater name recognition and financial and other resources than we do. If we are not able to hire, train and retain the necessary personnel, or if these managerial, operational, financial and reporting improvements are not implemented successfully, we could lose customers and revenues.

        We allocate our operations, sales and marketing, research and development, general and administrative, and financial resources based on our business plan, which includes assumptions about current and future contracts with grid operator and utility customers and commercial, institutional and industrial customers, variable prices in open markets for demand response capacity, the development of ancillary services markets which enable demand response as a revenue generating resource and a variety of other factors relating to electricity markets, and the resulting demand for our demand response and energy management solutions. However, these factors are uncertain. If our assumptions regarding these factors prove to be incorrect or if alternatives to those offered by our solutions gain further acceptance, then actual demand for our demand response and energy management solutions could be significantly less than the demand we anticipate and we may not be able to sustain our revenue growth or achieve profitability.

We face risks related to our potential expansion into international markets.

        We intend to expand our addressable market by pursuing opportunities to provide demand response and energy management solutions in international markets. We have had no experience operating in markets outside of the United States and Canada. Accordingly, new markets may require us to respond to new and unanticipated regulatory, marketing, sales and other challenges. There can be no assurance that we will be successful in responding to these and other challenges we may face as we enter and attempt to expand in international markets. International operations also entail a variety of other risks, including:

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  unexpected changes in legislative or regulatory requirements of foreign countries;

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  currency exchange fluctuations;

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  longer payment cycles and greater difficulty in accounts receivable collection; and

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  significant taxes or other burdens of complying with a variety of foreign laws.

        International operations are also subject to general geopolitical risks, such as political, social and economic instability and changes in diplomatic and trade relations. One or more of these factors could adversely affect any international operations and result in lower revenue than we expect and could significantly affect our profitability.

An oversupply of electric generation capacity and varying regulatory structures, program rules and program designs in certain regional power markets could negatively affect our business and results of operations.

        Although demand for electric capacity has been increasing throughout North America, a buildup of new electric generation facilities could result in excess electric generation capacity in certain regional power markets. In addition, the electric power industry is highly regulated. The regulatory structures in regional electricity markets are varied and some regulatory requirements make it more difficult for us to provide some or all of our demand response and energy management solutions in those regions. For instance, in some markets, regulated quantity or payment levels for demand response capacity or energy make it more difficult for us to cost-effectively enroll and manage many commercial, institutional and industrial customers in demand response programs. Further, some markets, such as New York, have regulatory structures that do not yet include demand response as a qualifying resource for purposes of short-term reserve requirements known as ancillary services. As part of our business strategy, we intend to expand into additional regional electricity markets. However, the combination of excess electric generation capacity and unfavorable regulatory structures could limit the number of regional electricity markets available to us for expansion. In addition, unfavorable regulatory decisions in markets where we currently operate could also negatively affect our business. For example, regulators could modify market rules in certain areas to further limit the use of back-up generators in demand response markets or could implement bidding floors or caps that could lower our revenue opportunities. A limit on back-up generators would mean that some of the capacity reductions we aggregate from end-use customers willing to reduce consumption from the grid by activating their own back-up generators during demand response events would not qualify as capacity, and we would have to find alternative sources of capacity from end-use customers willing to reduce load by curtailing consumption rather than by generating electricity themselves. Regulators could also modify market rules to change the design of a particular demand response program, which design may adversely affect our participation in that program, or regulators could entirely eliminate a demand response program in which we currently participate. Any elimination or change in the design of a demand response program, including any supplemental program, in which we participate, especially in the PJM or ISO-NE markets, could adversely impact our ability to successfully provide our demand response solutions or manage our portfolio of MW under management in that program, thereby reducing our revenues and profit margins and having a material adverse effect on our results of operations and financial condition.

We face pricing pressure relating to electric capacity made available to grid operators and utilities and in the percentage or fixed amount paid to commercial, institutional and industrial customers for making capacity available, which could adversely affect our results of operations and financial condition and delay or prevent our future profitability.

        The rapid growth of the clean and intelligent energy solutions sector is resulting in increasingly aggressive pricing, which could cause the prices for clean and intelligent energy solutions to decrease over time. Our grid operator and utility customers may switch to other clean and intelligent energy solutions providers based on price, particularly if they perceive the quality of our competitors' products or services to be equal or superior to ours. Continued decreases in the price of capacity by our competitors could result in a loss of grid operator and utility customers or a decrease in the growth of our business, or it may require us to lower our prices for capacity to remain competitive, which would result in reduced revenues and lower profit margins and would adversely affect our results of operations and financial condition and delay or prevent our future profitability. Continued increases in the percentage or fixed amount paid to commercial, institutional and industrial customers by our competitors for making capacity available could result in a loss of commercial, institutional and industrial customers or a decrease in the growth of our business and could delay or prevent our profitability. It also may require us to increase the percentage or fixed amount we pay to our commercial, institutional and industrial customers to remain competitive, which would result in increases in the cost of revenues and lower profit margins and would adversely affect our results of operations and financial condition and delay or prevent our future profitability.

An inability to protect our intellectual property could negatively affect our business and results of operations.

        Our ability to compete effectively depends in part upon the maintenance and protection of the intellectual property related to our clean and intelligent energy solutions. We have two issued patents, 13 trademarks/service marks and numerous copyrights in the United States. Patent protection is unavailable for certain aspects of the technology and operational processes that are important to our business. Any patent held by us or to be issued to us, or any of our pending patent applications, could be challenged, invalidated, unenforceable or circumvented. Moreover, some of our trademarks which are not in use may become available to others. To date, we have relied principally on patent, copyright, trademark and trade secrecy laws, as well as confidentiality and proprietary information agreements and licensing arrangements, to establish and protect our intellectual property. However, we have not obtained confidentiality and proprietary information agreements from all of our customers and vendors, and although we have entered into confidentiality and proprietary information agreements with all of our employees, we cannot be certain that these agreements will be honored. Some of our confidentiality and proprietary information agreements are not in writing, and some customers are subject to laws and regulations that require them to disclose information that we would otherwise seek to keep confidential. Policing unauthorized use of our intellectual property is difficult and expensive, as is enforcing our rights against unauthorized use. The steps that we have taken or may take may not prevent misappropriation of the intellectual property on which we rely. In addition, effective protection may be unavailable or limited as we expand to other jurisdictions outside the United States, as the intellectual property laws of foreign countries sometimes offer less protection or have onerous filing requirements. From time to time, third parties may infringe our intellectual property rights. Litigation may be necessary to enforce or protect our rights or to determine the validity and scope of the rights of others. Any litigation could be unsuccessful, cause us to incur substantial costs, divert resources away from our daily operations and result in the impairment of our intellectual property. Failure to adequately enforce our rights could cause us to lose rights in our intellectual property and may negatively affect our business.

We may be subject to damaging and disruptive intellectual property litigation related to allegations that our demand response and energy management solutions infringe on intellectual property held by others, which could result in the loss of use of those solutions.

        Third-party patent applications and patents may relate to our clean and intelligent energy solutions. As a result, third-parties may in the future make infringement and other allegations that could subject us to intellectual property litigation relating to our solutions, which litigation could be time-consuming and expensive, divert attention and resources away from our daily operations, impede or prevent delivery of our solutions, and require us to pay significant royalties, licensing fees and damages. In addition, parties making infringement and other claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our solutions and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, or at all.

If our information technology systems fail to adequately gather and assess data used in providing our clean and intelligent energy solutions, or if we experience an interruption in their operation, our business, financial condition and results of operations could be adversely affected.

        The efficient operation of our business is dependent on our information technology systems. We rely on our information technology systems to effectively control the devices which enable our demand response solutions, gather and assess data used in providing our energy management solutions, manage relationships with our customers, and maintain our research and development data. The failure of our information technology systems to perform as we anticipate could disrupt our business and product development and make us unable, or severely limit our ability, to respond to demand response events. In addition, our information technology systems are vulnerable to damage or interruption from:

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  earthquake, fire, flood and other natural disasters;

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  terrorist attacks and attacks by computer viruses or hackers;

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  power loss; and

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  computer systems, Internet, telecommunications or data network failure.

        Although our information technology systems have fail-over redundancy where they are housed, we do not have geographic fail-over redundancy. Any interruption in the operation of our information technology systems could result in decreased revenues under our demand response and energy management contracts and commitments, reduced margins on revenues where fixed payments are due to our commercial, institutional and industrial customers, reductions in our demonstrated capacity levels going forward, customer dissatisfaction and lawsuits and could subject us to penalties, any of which could have a material adverse effect on our business, financial condition and results of operations.

Global economic and credit market conditions, and any associated impact on spending by utilities or grid operators or on the continued operations of our commercial, institutional and industrial customers, could have a material adverse effect on our business, operating results, and financial condition.

        Volatility and disruption in the global capital and credit markets in 2008 and 2009 have led to a significant reduction in the availability of business credit, decreased liquidity, a contraction of consumer credit, business failures, higher unemployment, and declines in consumer confidence and spending in the United States and internationally. If global economic and financial market conditions deteriorate or remain weak for an extended period of time, numerous economic and financial factors could have a material adverse effect on our business, operating results, and financial condition, including:

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  decreased spending by utilities or grid operators, or by commercial, institutional or industrial end-users of electricity, may result in reduced demand for our clean and intelligent energy solutions;

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  consumer demand for electricity may be reduced, which could result in lower prices for both demand-side and supply-side capacity in open market programs and pursuant to long-term utility contracts;

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  if commercial, institutional and industrial customers in our demand response network experience financial difficulty, some may cease or reduce business operations, or reduce their electricity usage, all of which could reduce the number of MW of demand response capacity under our management;

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  we may be unable to find suitable investments that are safe, liquid, and provide a reasonable return, which could result in lower interest income or longer investment horizons, and disruptions to capital markets or the banking system may also impair the value of investments or bank deposits we currently consider safe or liquid;

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  if our commercial, institutional and industrial customers to whom we provide our monitoring-based commissioning services, or MBCx services, experience financial difficulty, it could result in their inability to timely meet their payment obligations to us, extended payment terms, higher accounts receivable, reduced cash flows, greater expense associated with collection efforts, and an increase in charges for uncollectable receivables; and

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  due to stricter lending standards, commercial, institutional and industrial end-users of electricity to whom we offer our energy procurement services may be unable to obtain adequate credit ratings acceptable to electricity suppliers, resulting in increased costs, which might make our solutions less attractive or result in their inability to contract with us for our energy procurement services.

        Uncertainty about current global economic conditions could also continue to increase the volatility of our stock price.

Electric power industry sales cycles can be lengthy and unpredictable and require significant employee time and financial resources with no assurances that we will realize revenues.

        Sales cycles with grid operator and utility customers are generally long and unpredictable. The grid operators and utilities that are our potential customers generally have extended budgeting, procurement and regulatory approval processes. They also tend to be risk averse and tend to follow industry trends rather than be the first to purchase new products or services, which can extend the lead time for or prevent acceptance of new products or services such as our demand response solutions. Accordingly, our potential customers may take longer to reach a decision to purchase services. This extended sales process requires the dedication of significant time by our personnel and our use of significant financial resources, with no certainty of success or recovery of our related expenses. It is not unusual for a grid operator or utility customer to go through the entire sales process and not accept any proposal or quote. Long and unpredictable sales cycles with grid operator and utility customers could have a material adverse effect on our business, financial condition and results of operations.

An increased rate of terminations by our commercial, institutional and industrial customers, or their failure to renew contracts when they expire, would negatively impact our business by reducing our revenues, delaying or preventing our profitability and requiring us to spend more money to maintain and grow our commercial, institutional and industrial customer base.

        Our ability to provide demand response capacity under our demand response contracts and in open market bidding programs depends on the amount of MW that we manage across commercial, institutional and industrial customers who enter into agreements with us to reduce electricity consumption on demand. A significant portion of our agreements with our existing commercial, institutional and industrial customers are scheduled for renewal in the second half of 2009 and annually thereafter. If customers do not renew their contracts as they expire, we will need to acquire MW from additional commercial, institutional and industrial customers or expand our relationships with existing commercial, institutional and industrial customers in order to maintain our revenues and grow our business. The loss of revenues resulting from contract terminations could be significant, and limiting customer terminations is an important factor in our ability to achieve future profitability. If we are unsuccessful in limiting our commercial, institutional and industrial customer terminations, we may be unable to acquire a sufficient amount of MW or we may incur significant costs to replace MW, which could cause our revenues to decrease and our cost of revenues to increase, and delay or prevent our profitability.

We may incur significant penalties and fines if found to be in non-compliance with any applicable State or Federal regulation.

        While the electric power markets in which we operate are regulated, most of our business is not directly subject to the regulatory framework applicable to the generation and transmission of electricity. However, regulations by FERC related to market design, market rules, tariffs, and bidding rules impact how we can interact with our grid operator and utility customers. In addition, our subsidiary Celerity exports some power to the electric power grid and is thus subject to direct regulation by FERC and its regulations related to the sale of wholesale power at market based rates. Despite our efforts to manage compliance with such regulations, we may be found to be in non-compliance with such regulations and therefore subject to penalties or fines. For example, we recently determined that prior to our acquisition of Celerity in May 2006, Celerity failed to make requisite filings with FERC in connection with transactions relating to our acquisition. Celerity made such required filings with FERC on April 25, 2008. On October 20, 2008 and October 28, 2008, FERC issued orders authorizing the transaction with Celerity on a prospective basis, and did not order Celerity to pay a penalty. Although the Celerity matter was resolved in our favor, any similar non-compliance activities by us or our subsidiaries could subject us to substantial fines or penalties.

The success of our businesses depends in part on our ability to develop new clean and intelligent energy solutions and increase the functionality of our current demand response and energy management solutions.

        The market for demand response and energy management solutions is characterized by rapid technological changes, frequent new software introductions, Internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards and regulations. We may not be able to successfully develop and market new clean and intelligent energy solutions that comply with present or emerging industry regulations and technology standards. Also, any new regulation or technology standard could increase our cost of doing business.

        From time to time, our customers have expressed a need for increased functionality in our solutions. In response, and as part of our strategy to enhance our clean and intelligent energy solutions and grow our business, we plan to continue to make substantial investments in the research and development of new technologies. Our future success will depend in part on our ability to continue to design and sell new, competitive clean and intelligent energy solutions, enhance our existing demand response and energy management solutions and provide new, value-added services to our customers. Initiatives to develop new solutions will require continued investment, and we may experience unforeseen problems in the performance of our technologies and operational processes, including new technologies and operational processes that we develop and deploy, to implement our solutions. In addition, software addressing the procurement and management of energy assets is complex and can be expensive to develop, and new software and software enhancements can require long development and testing periods. If we are unable to develop new clean and intelligent energy solutions or enhancements to our existing demand response and energy management solutions on a timely basis, or if the market does not accept such solutions, we will lose opportunities to realize revenues and obtain customers, and our business and results of operations will be adversely affected.

Any internal or external security breaches involving our demand response and energy management solutions, and even the perception of security risks of our solutions or the transmission of data over the Internet, whether or not valid, could harm our reputation and inhibit market acceptance of our solutions and cause us to lose customers.

        We and our customers use our demand response and energy management solutions to compile and analyze sensitive or confidential information related to our customers. In addition, some of our demand response and energy management solutions allow us to remotely control equipment at commercial, institutional and industrial customer sites. Our demand response and energy management solutions rely on the secure transmission of proprietary data over the Internet for some of this functionality.

        Well-publicized compromises of Internet security could have the effect of substantially reducing confidence in the Internet as a medium of data transmission. The occurrence or perception of security breaches in our demand response and energy management solutions or our customers' concerns about Internet security or the security of our solutions, whether or not they are warranted, could have a material adverse effect on our business, harm our reputation, inhibit market acceptance of our demand response and energy management solutions and cause us to lose customers, any of which could have a material adverse effect on our financial condition and results of operations.

        We may come into contact with sensitive consumer information or data when we perform operational, installation or maintenance functions for our customers. Even the perception that we have improperly handled sensitive, confidential information could have a negative effect on our business. If, in handling this information, we fail to comply with privacy or security laws, we could incur civil liability to government agencies, customers and individuals whose privacy is compromised. In addition, third parties may attempt to breach our security or inappropriately use our demand response and energy management solutions through computer viruses, electronic break-ins and other disruptions. If a breach is successful, confidential information may be improperly obtained, and we may be subject to lawsuits and other liabilities.

We may require significant additional capital to pursue our growth strategy, but we may not be able to obtain additional financing on acceptable terms or at all.

        The growth of our business will depend on substantial amounts of additional capital for posting financial assurances in order to enter into contracts and open market bidding programs with utilities and grid operators, and marketing and product development of our demand response and energy management solutions. Our capital requirements will depend on many factors, including the rate of our revenue and sales growth, our introduction of new solutions and enhancements to existing solutions, and our expansion of sales and marketing and product development activities. In addition, we may consider strategic acquisitions of complementary businesses or technologies to grow our business, such as our acquisitions of South River Consulting, LLC, or SRC, in May 2008 and eQ in June 2009, which could require significant capital and could increase our capital expenditures related to future operation of the acquired business or technology. Because of our losses, we do not fit traditional credit lending criteria. Moreover, the current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a reduction in the availability of credit in the credit markets, which will likely adversely affect our ability to obtain additional funding. We may not be able to obtain loans or additional capital on acceptable terms or at all. Moreover, our current loan and security agreement with Silicon Valley Bank, or SVB, contains restrictions on our ability to incur additional indebtedness, which, if not waived, could prevent us from obtaining needed capital. Any future credit facilities would likely contain similar restrictions. In the event additional funding is required, we may not be able to obtain bank credit arrangements or effect an equity or debt financing on terms acceptable to us or at all. A failure to obtain additional financing when needed could adversely affect our ability to maintain and grow our business.

Our ability to provide security deposits or letters of credit is limited and could negatively affect our ability to bid on or enter into significant long-term agreements or arrangements with utilities or grid operators.

        We are increasingly required to provide security deposits in the form of cash to secure our performance under long-term contracts or open market bidding programs with our grid operator and utility customers. In addition, some of our utility or grid operator customers also require collateral in the form of letters of credit to secure performance or to fund possible damages or true-up payments as the result of a failure to make available capacity at agreed levels or an event of default under our contracts or open market bidding programs with them. Our ability to obtain such letters of credit primarily depends upon our capitalization, working capital, past performance, management expertise and reputation and external factors beyond our control, including the overall capacity of the credit market. Events that affect credit markets generally may result in letters of credit becoming more difficult to obtain in the future, or being available only at a significantly greater cost. As of June 30, 2009, we had $30.5 million of letters of credit outstanding, leaving no room under our existing credit facility with SVB for additional letters of credit. We may be required, from time to time, to seek alternative sources of security deposits or letters of credit, which may be expensive and difficult to obtain, if available at all. For example, because we had no additional credit available under our SVB credit facility, we entered into a credit arrangement with a third-party in May 2009 in connection with bidding capacity into a certain open market bidding program. The arrangement included an up-front payment of $2.0 million, and we will be required to pay the third party an additional contingent fee, up to a maximum of $3.0 million, based on the revenue that we expect to earn and recognize in 2012 in connection with the bid. Our inability to obtain letters of credit and, as a result, to bid or enter into significant long-term agreements or arrangements with utilities or grid operators, could have a material adverse effect on our future revenues and business prospects. In addition, in the event that we default under long-term contracts or open market bidding programs with our grid operator and utility customers pursuant to which we have posted collateral, we may lose a portion or all of such collateral, which could have a material adverse effect on our financial condition and results of operations.

Our loan and security agreement with SVB contains financial and operating restrictions that may limit our access to credit. If we fail to comply with covenants in our loan and security agreement, we may be required to repay our indebtedness thereunder, which may have an adverse effect on our liquidity.

        Provisions in the loan and security agreement, as amended, which we refer to as our loan and security agreement, that we and one of our subsidiaries entered into with SVB impose restrictions on our ability to, among other things:

  •
  incur additional indebtedness;

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  create liens;

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  enter into transactions with affiliates;

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  transfer assets;

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  pay dividends or make distributions on, or repurchase, EnerNOC stock; or

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  merge or consolidate.

        In addition, we are required to meet certain financial covenants customary with this type of agreement, including maintaining a minimum specified tangible net worth and a minimum specified ratio of current assets to current liabilities. Our loan and security agreement also contains other customary covenants. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and could cause us to be unable to borrow under our loan and security agreement with SVB. In addition to preventing additional borrowings under our loan and security agreement, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under the agreement, which would require us to pay all amounts outstanding. If an event of default occurs, we may not be able to cure it within any applicable cure period, if at all. If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us, or at all.

Our ability to use our net operating loss carryforwards may be subject to limitation.

        Generally, a change of more than 50% in the ownership of a company's stock, by value, over a three-year period constitutes an ownership change for United States federal income tax purposes. An ownership change may limit a company's ability to use its net operating loss carryforwards attributable to the period prior to such change. The number of shares of our common stock that we issued in our initial public offering, or IPO, and follow-on public offering, together with any subsequent shares of stock we issue (including those to be issued by us in this offering), may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset United States federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for us.

We may not be able to identify suitable acquisition candidates or complete acquisitions successfully, which may inhibit our rate of growth, and acquisitions that we complete may expose us to a number of unanticipated operational and financial risks.

        In addition to organic growth, we intend to continue to pursue growth through the acquisition of companies or assets that may enable us to enhance our technology and capabilities, expand our geographic market, add experienced management personnel and increase our service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates, reach agreement on potential acquisitions on acceptable terms, successfully integrate personnel or assets that we acquire or for other reasons. Our acquisition efforts may involve certain risks, including:

  •
  we may have difficulty integrating operations and systems;

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  key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

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  we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

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  we may assume or be held liable for risks and liabilities, including for environmental-related costs, as a result of our acquisitions, some of which we may not discover during our due diligence;

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  we may incur significant additional operating expenses;

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  our ongoing business may be disrupted or receive insufficient management attention; and

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  we may not be able to realize the cost savings or other financial and operational benefits we anticipated.

        The process of negotiating acquisitions and integrating acquired products, services, technologies, personnel or businesses might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, or impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition. In addition, if we are unable to integrate any acquired businesses, products or technologies effectively, our business, financial condition and results of operations may be materially adversely affected. In June 2009, we acquired eQ, and there can be no assurance that we will be able to successfully integrate it or any other companies, products or technologies that we acquire.

If the software we use in providing our demand response and energy management solutions produces inaccurate information or is incompatible with the systems used by our customers, it could make us unable to provide our solutions, which could lead to a loss of revenues and trigger penalty payments.

        Our software is complex and, accordingly, may contain undetected errors or failures when introduced or subsequently modified. Software defects or inaccurate data may cause incorrect recording, reporting or display of information about the level of demand reduction at a commercial, institutional and industrial customer location, which could cause us to fail to meet our commitments to have capacity available. Any such failures could cause us to be subject to penalty payments to our grid operator and utility customers or reduce revenue in the period the adjustment is identified and result in reductions in capacity payments under contracts and in open market bidding programs in subsequent periods. In addition, such defects and inaccurate data may prevent us from successfully providing our energy management solutions, which would result in lost revenues. Software defects or inaccurate data may lead to customer dissatisfaction and our customers may seek to hold us liable for any damages incurred. As a result, we could lose customers, our reputation could be harmed and our financial condition and results of operations could be materially adversely affected.

        We currently serve a commercial, institutional and industrial customer base that uses a wide variety of constantly changing hardware, software applications and operating systems. Building control, process control and metering systems frequently reside on non-standard operating systems. Our demand response and energy management solutions need to interface with these non-standard systems in order to gather and assess data and to implement changes in electricity consumption. Our business depends on the following factors, among others:

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  our ability to integrate our technology with new and existing hardware and software systems, including metering, building control, process control, and distributed generation systems;

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  our ability to anticipate and support new standards, especially Internet-based standards and building control and metering system protocol languages; and

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  our ability to integrate additional software modules under development with our existing technology and operational processes.

        If we are unable to adequately address any of these factors, our results of operations and prospects for growth and profitability could be materially adversely effected.

We may face certain product liability or warranty claims if we disrupt our customers' networks or applications.

        For some of our current and planned solutions, our software and hardware is integrated with our commercial, institutional and industrial customers' networks and software applications. The integration of our software and hardware may entail the risk of product liability or warranty claims based on disruption to these networks or applications. In addition, the failure of our software and hardware to perform to customer expectations could give rise to warranty claims against us. Any of these claims, even if without merit, could result in costly litigation or divert management's attention and resources. Although we carry general liability insurance, our current insurance coverage could be insufficient to protect us from all liability that may be imposed under these types of claims. A material product liability claim may seriously harm our results of operations.

Risks Related to Our Common Stock and this Offering

We expect our quarterly revenues and operating results to fluctuate. If we fail to meet the expectations of market analysts or investors, the market price of our common stock could decline substantially.

        Our quarterly revenues and operating results have fluctuated in the past and may vary from quarter to quarter in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. The results of one quarter should not be used as an indication of future performance. Our revenues and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations could cause the market price of our common stock to decline substantially.

        Our quarterly revenues and operating results may vary depending on a number of factors, including:

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  demand for and acceptance of our clean and intelligent energy solutions;

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  the seasonality of our demand response business in certain of the markets in which we operate, where payments under certain long-term capacity contracts and pursuant to certain open market bidding programs can be higher or concentrated in particular seasons and months;

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  delays in the implementation and delivery of our clean and intelligent energy solutions, which may impact the timing of our recognition of revenues;

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  delays or reductions in spending for clean and intelligent energy solutions by our grid operator or utility customers and potential customers;

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  the long lead time associated with securing new customer contracts;

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  the structure of any forward capacity market in which we participate, which may impact the timing of our recognition of revenues related to that market;

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  the mix of our revenues during any period, particularly on a regional basis, since local payments for demand response capacity tend to vary according to the level of available capacity in given regions;

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  the termination or expiration of existing contracts with grid operator and utility customers and commercial, institutional and industrial customers;

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  the potential interruptions of our customers' operations;

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  development of new relationships and maintenance and enhancement of existing relationships with customers and strategic partners;

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  temporary capacity programs that could be implemented by grid operators and utilities to address short-term capacity deficiencies;

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  changes in open market rules and pricing for demand response capacity;

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  the imposition of penalties or reversal of deferred revenue due to our failure to meet a capacity commitment;

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  flaws in the design of any demand response program in which we participate;

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  the current global economic and credit market crisis; and

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  increased expenditures for sales and marketing, software development and other corporate activities.

We do not intend to pay dividends on our common stock.

        We have not declared or paid any cash dividends on our common stock to date, and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the development, operation and growth of our business. In addition, our loan and security agreement with SVB prohibits us from paying dividends and future loan agreements may also prohibit the payment of dividends. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, business opportunities, contractual restrictions and other factors deemed relevant. To the extent we do not pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in our common stock.

Provisions of our charter, bylaws and Delaware law, and of some of our employment arrangements, may make an acquisition of us or a change in our management more difficult and could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

        Certain provisions of our certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which we may have otherwise received a premium on our shares of common stock. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions:

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  allow the authorized number of directors to be changed only by resolution of our board of directors;

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  require that vacancies on the board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office;

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  establish a classified board of directors, providing that not all members of the board be elected at one time;

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  authorize our board of directors to issue, without stockholder approval, blank check preferred stock that, if issued, could operate as a "poison pill" to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

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  require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

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  prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

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  establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

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  limit who may call stockholder meetings; and

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  require the approval of the holders of 75% of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our certificate of incorporation and bylaws.

        Some of our employment arrangements and restricted stock and stock option agreements provide for severance payments and accelerated vesting of benefits, including accelerated vesting of restricted stock and options, upon a change of control. These provisions may discourage or prevent a change of control. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a proscribed period of time.

The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and The NASDAQ Global Market, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company with equity securities listed on The NASDAQ Global Market, or NASDAQ, we must comply with statutes and regulations of the SEC and requirements of NASDAQ. Complying with these statutes, regulations and requirements occupies a significant amount of the time of our board of directors and management and significantly increases our costs and expenses. In addition, as a public company we incur substantially higher costs to obtain director and officer liability insurance policies than we did as a private company. These factors could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

A failure to maintain adequate internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 or prevent or detect material misstatements in our annual or interim consolidated financial statements in the future could materially harm our business and cause our stock price to decline.

        As a public company, our internal control over financial reporting is required to comply with the standards adopted by the Public Company Accounting Oversight Board in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Accordingly, we are currently required to document and test our internal controls and procedures to assess the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm is currently required to report on management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting. In the future, we may identify material weaknesses and significant deficiencies which we may not be able to remediate in a timely manner. If we fail to maintain effective internal control over financial reporting in accordance with Section 404, we will not be able to conclude that we have and maintain effective internal control over financial reporting or our independent registered public accounting firm may not be able to issue an unqualified report on the effectiveness of our internal control over financial reporting. As a result, our ability to report our financial results on a timely and accurate basis may be adversely affected, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or NASDAQ, and investors may lose confidence in our financial information, which in turn could cause the market price of our common stock to decrease. We may also be required to restate our financial statements from prior periods. In addition, testing and maintaining internal control in accordance with Section 404 requires increased management time and resources. Any failure to maintain effective internal control over financial reporting could impair the success of our business and harm our financial results, and you could lose all or a significant portion of your investment.

Our directors and management may be able to exercise significant control over our company, which will limit your ability to influence corporate matters.

        After the sale by us of 3,040,974 shares of common stock in this offering and the sale by the selling stockholders of 709,026 shares of common stock in this offering, immediately following this offering our directors and executive officers and their affiliates will collectively beneficially own approximately 31.7% of our outstanding common stock. As a result, these stockholders, if they act together, may be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might negatively affect the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will continue to depend in part on the research and reports that securities or industry analysts publish about us or our business. If these analysts do not continue to provide adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Investors in this offering will pay a much higher price than the book value of our common stock and therefore you will incur immediate and substantial dilution of your investment.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $20.80 per share, representing the difference between our as adjusted net tangible book value per share and the public offering price of $27.00 per share. In addition, in the past, we have issued options to acquire common stock at prices significantly below the public offering price. To the extent these outstanding options are ultimately exercised, you will sustain further dilution.

Management will have broad discretion as to the use of the proceeds from this offering.

        We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements that are based on management's beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in the sections entitled "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus supplement and the accompanying prospectus, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in any forward-looking statements are reasonable, these plans, intentions, or expectations are based on assumptions, are subject to risks and uncertainties and may not be achieved. Our actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied, by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus supplement and the accompanying prospectus, including under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements contained herein represent our management's beliefs and assumptions only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus supplement. These statements include, among other things, statements relating to:

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  our estimates of market sizes and anticipated uses of our demand response and energy management solutions;

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  our ability to market, commercialize, and achieve market acceptance for our demand response and energy management solutions;

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  our anticipated use of the proceeds of this offering;

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  our business strategy and our underlying assumptions about trends in the electric power industry and about market data, including the availability of electric power supply and transmission and distribution constraints;

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  our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

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  management's goals, expectations and objectives and other similar expressions concerning matters that are not historical facts.

        Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

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  changes in the available demand response capacity provided by our programs;

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  loss of a significant customer;

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  our dependence on the electric utility industry;

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  our ability to realize the benefits of our long-term contracts and open market bidding programs with grid operators and utilities;

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  technological developments that reduce peak demand or increase power supplies;

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  changes in general economic conditions and capital markets;

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  actions of customers and competitors;

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  disruptions due to equipment interruption or failure at third-party manufacturing facilities or on third-party networks;

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  execution of planned capital projects;

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  effects of current and future local, state, federal and provincial laws, policies and regulations and our ability to obtain necessary regulatory approvals;

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  our ability to retain key personnel; and

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  other factors discussed in more detail under "Risk Factors."

        Potential investors are urged to consider these factors and the other factors described under "Risk Factors" carefully in evaluating any forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement and the accompanying prospectus are reasonable, we can provide no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control.

        Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Contracted Revenues

        Contracted revenues represent our estimate of total payments that we currently expect to earn in connection with providing demand response solutions to grid operators and utilities under long-term contracts and pursuant to open market bidding programs, as well as providing energy management solutions to our commercial, institutional and industrial end-use customers. As of the date of this prospectus supplement, we expect approximately 83% of our contracted revenues to be earned and recognized as revenue by May 31, 2013 and the remainder expected to be earned and recognized as revenue through 2024.

        The contracted revenues estimated from our long-term contracts, open market bidding programs and our provision of energy management solutions have been prepared by management and are based upon contractual terms, open market bidding program rules and a number of assumptions, including:

  •
  our ability to provide to our utility and grid operator customers the capacity that we have committed to provide under long-term contracts and pursuant to open market bidding programs. Our expectations are based on our experience to date in building out our existing load management systems;

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  our contracts with our utility and grid operator and commercial, institutional and industrial end-use customers not being terminated, modified or delayed or becoming subject to governmental regulation that could materially and adversely affect our interests;

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  the rules and assumed pricing of the various open market bidding programs in which we participate remaining unchanged in all material respects;

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  the rate of termination of our commercial, institutional and industrial end-use customers under our long-term contracts remaining consistent with our historical average;

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  the electricity consumption of our commercial, institutional and industrial end-use customers remaining consistent with historical use throughout the term of our contracts with such customers; and

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  our ability to obtain regulatory approval for our long-term contracts with certain utility and grid operator customers where such approval is required. Approximately 11.7% of the contracted revenues referenced in this prospectus supplement is subject to such regulatory approval.

        Any differences among these assumptions, other factors, and our actual experiences may result in actual revenues earned in future periods differing from management's current estimate of contracted revenues to be earned. In management's view, such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and, to the best of management's knowledge and belief, presents the assumptions and considerations on which we base our belief that we can earn such contracted revenues.

 USE OF PROCEEDS

        We estimate the net proceeds from the sale of common stock by us in this offering will be approximately $78.1 million (or approximately $92.0 million if the underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses payable by us, based on the public offering price of $27.00 per share. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

        We plan to use the net proceeds for working capital and general corporate purposes, including to fund the expansion of our business in new and existing domestic and international regions, expand our customer base, strengthen our working capital position so that we are better positioned to post financial assurances, fund cash consideration for future acquisitions of companies or technologies that complement our business, and finance research and development. We have no current understandings, commitments or agreements with respect to any acquisitions.

        We have not yet determined the amount of the net proceeds we receive from this offering to be used specifically for any of the foregoing purposes. Accordingly, management will have flexibility in applying our remaining net proceeds of this offering. Pending their use, we intend to invest our net proceeds from this offering in short-term, investment grade, interest-bearing instruments and money market funds.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on The NASDAQ Global Market under the symbol "ENOC." The last reported sale price for our common stock on August 5, 2009 was $28.25 per share. The table below sets forth information on the range of high and low prices for our common stock during the periods indicated.

	High	Low
Fiscal year ended December 31, 2007
Third Quarter	$41.99	$29.09
Fourth Quarter	$50.50	$37.31
Fiscal year ended December 31, 2008
First Quarter	$48.92	$9.29
Second Quarter	$19.25	$9.26
Third Quarter	$24.10	$9.06
Fourth Quarter	$10.52	$4.80
Fiscal year ended December 31, 2009
First Quarter	$15.61	$7.50
Second Quarter	$25.00	$14.42
Third Quarter (through August 5, 2009)	$31.16	$17.65

DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and other factors that our board of directors deems relevant. Our loan and security agreement with SVB prohibits us from paying dividends and future loan agreements may also prohibit the payment of dividends.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2009:

  •
  on an actual basis; and

  •
  an as adjusted basis to give effect to the sale of the 3,040,974 shares of common stock offered by us in this offering at the public offering price of $27.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

        You should read this table in conjunction with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus supplement and the accompanying prospectus, and our financial statements and the notes thereto that are incorporated herein and therein by reference.

	As of June 30, 2009 (unaudited)
	Actual	As adjusted
	(in thousands, except share and per share data)
Long-term debt, including current portion	$4,541	$4,541
Stockholders' equity:
Common stock, $0.001 par value per share; 50,000,000 shares authorized, 20,545,349 shares issued and outstanding, actual; 50,000,000 shares authorized, 23,586,323 shares issued and outstanding, as adjusted	20	24
Additional paid-in capital	177,356	255,414
Accumulated other comprehensive income	65	65
Accumulated deficit	(88,777)	(88,777)

Total stockholders' equity	88,664	166,726

Total capitalization	$93,205	$171,267

        The information above excludes the following:

  •
  2,598,805 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2009 at a weighted average exercise price of $8.65 per share;

  •
  2,276,289 shares of common stock reserved for future awards under our 2007 Employee, Director and Consultant Stock Plan, or the 2007 Stock Plan, as of June 30, 2009; and

  •
  shares of common stock that may be issued in connection with our acquisition of SRC, including 44,776 shares of common stock that will be issued as part of the earnout payment related to the May 1, 2008 to April 30, 2009 earnout period.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock.

        As of June 30, 2009, our net tangible book value was approximately $68.2 million, or approximately $3.32 per share. Net tangible book value per share represents the amount of total tangible assets less our total liabilities divided by the number of shares outstanding. After giving effect to the sale of the 3,040,974 shares of common stock offered by us in this offering at the public offering price of $27.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2009 would have been approximately $146.3 million, or $6.20 per share. This represents an immediate increase in pro forma net tangible book value from this offering of $2.88 per share to our existing stockholders and an immediate dilution of $20.80 per share to new investors purchasing common stock in this offering.

        The following table illustrates this dilution to new investors on a per share basis:

Public offering price per share		$27.00
Net tangible book value per share before this offering	3.32
Impact on net tangible book value per share of this offering	2.88
As adjusted net tangible book value per share after this offering		6.20

Dilution in net tangible book value per share to new investors		$20.80

        The information above excludes the following:

  •
  2,598,805 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2009 at a weighted average exercise price of $8.65 per share;

  •
  2,276,289 shares of common stock reserved for future awards under the 2007 Stock Plan as of June 30, 2009; and

  •
  shares of common stock that may be issued in connection with our acquisition of SRC, including 44,776 shares of common stock that will be issued as part of the earnout payment related to the May 1, 2008 to April 30, 2009 earnout period.

To the extent that outstanding options are exercised after June 30, 2009, there would be further dilution to new investors purchasing common stock in this offering.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables set forth our selected historical financial data for the periods indicated. The selected statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the selected balance sheet data as of December 31, 2007 and 2008 have been derived from our audited financial statements incorporated herein by reference. The selected statement of operations data for the years ended December 31, 2004 and 2005 and the selected balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from our audited financial statements not included in this prospectus supplement. The selected statement of operations data for the six months ended June 30 2008 and 2009 and the selected balance sheet data as of June 30, 2009 have been derived from our unaudited financial statements incorporated herein by reference. The selected balance sheet data as of June 30, 2008 have been derived from our unaudited financial statements not included in this prospectus supplement. The selected historical financial data for the six months ended June 30, 2009 are not indicative of the results that may be attained for the full year.

        The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$819	$9,826	$26,100	$60,838	$106,115	$42,298	$60,825
Cost of revenues	362	4,190	16,839	38,949	64,819	26,957	34,792

Gross profit	457	5,636	9,261	21,889	41,296	15,341	26,033
Selling and marketing expenses	751	2,228	5,932	17,145	27,641	14,189	17,879
General and administrative expenses	835	4,211	8,000	27,917	46,037	20,478	21,097
Research and development expenses	778	981	955	3,097	4,816	2,993	3,413

Loss from operations	(1,907)	(1,784)	(5,626)	(26,270)	(37,198)	(22,319)	(16,356)
Interest and other income (expense), net	14	78	(145)	2,788	798	1,040	(1,559)

Loss before income tax expense	(1,893)	(1,706)	(5,771)	(23,482)	(36,400)	(21,279)	(17,915)
Provision for income tax expense	—	—	—	(100)	(262)	(158)	(348)

Net loss	$(1,893)	$(1,706)	$(5,771)	$(23,582)	$(36,662)	$(21,437)	$(18,263)

Net loss per share, basic and diluted	$(0.67)	$(0.56)	$(1.60)	$(1.80)	$(1.88)	$(1.11)	$(0.91)

Balance Sheet Data:
Cash and cash equivalents	$213	$9,719	$9,184	$70,242	$60,782	$62,331	$43,526
Marketable securities	—	—	—	15,500	2,000	3,410	—
Total assets	2,776	19,651	29,950	155,584	136,694	139,983	132,634
Total long-term debt, including current portion	1,750	1,989	5,200	6,091	4,563	4,900	4,541
Redeemable convertible preferred stock warrant liability	—	—	606	—	—	—	—
Total redeemable convertible preferred stock and stockholders' equity	51	6,101	8,608	122,417	99,220	108,825	88,664

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with the financial statements and the notes thereto that are incorporated herein by reference. This discussion contains forward-looking statements that are based on management's current expectations, estimates and projections about our business and operations. The cautionary statements made in this prospectus supplement and the accompanying prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus supplement or the accompanying prospectus. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under "Risk Factors" and elsewhere in this prospectus supplement and accompanying prospectus. You should read "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

        EnerNOC is a leading provider of clean and intelligent energy solutions, which include demand response services, energy efficiency, or monitoring-based commissioning, services, energy procurement services and emissions tracking and trading services. These solutions help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional power generation, transmission and distribution resources, and drive significant cost-savings for our customers. Our customers are commercial, institutional and industrial end-users of energy, as well as electric power grid operators and utilities.

        We believe that we are the largest national demand response service provider for commercial, institutional and industrial customers. As of June 30, 2009, we managed over 3,150 megawatts, or MW, of demand response capacity across an end-use customer base of approximately 2,400 accounts and 5,450 customer sites throughout multiple electric power grids. Demand response is an alternative to traditional power generation and transmission infrastructure projects that enables grid operators and utilities to reduce the likelihood of service disruptions, such as brownouts and blackouts, during periods of peak electricity demand, and otherwise manage the electric power grid during short-term imbalances of supply and demand. We use our Network Operations Center, or NOC, and PowerTrak enterprise software platform to remotely manage and reduce electricity consumption across a growing network of commercial, institutional and industrial customer sites, making demand response capacity available to grid operators and utilities on demand while helping end-users of electricity achieve energy savings, environmental benefits and improved financial results. To date, we have received substantially all of our revenues from grid operators and utilities, who make recurring payments to us for managing demand response capacity that we share with end-users of electricity in exchange for such end-users reducing their power consumption when called upon.

        We build on our position as a leading demand response solutions provider by using our NOC and scalable PowerTrak technology platform to cross-sell additional energy management solutions to our end-use customers. These additional solutions include our MBCx services, energy procurement services and emissions tracking and trading services. Our MBCx services combine advanced metering, building management systems, and energy analytics software applications to identify energy efficiency opportunities in large buildings. Our energy procurement services provide our commercial, institutional and industrial customers located in restructured or deregulated markets throughout the United States with the ability to more effectively manage the energy supplier selection process, including energy supply product procurement and implementation. Our emissions tracking and trading services include a comprehensive, software-based accounting system for our commercial, institutional and industrial customers to effectively monitor, mitigate and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements.

        Since inception, our business has grown substantially. We began by providing demand response services in one state in 2003 and expanded nationally to 31 states and the District of Columbia in eight regions, as well as internationally in Ontario, Canada, by June 30, 2009. From our start in one open market in 2003 to our current 28 contracts and open market programs with grid operators and utilities, we have continually increased our demand response capacity under management with commercial, institutional and industrial customers to approximately 410 MW at the end of 2006, 1,112 MW at the end of 2007, 2,050 MW at the end of 2008 and 3,150 MW as of June 30, 2009.

        We continue to devote substantially all of our efforts toward the sale of our demand response and energy management solutions. We have incurred cumulative net losses of $88.8 million from inception to June 30, 2009. Our net losses were $18.3 million for the six months ended June 30, 2009 and $5.8 million, $23.6 million and $36.7 million for the years ended December 31, 2006, 2007 and 2008, respectively.

Significant Recent Developments

        In May 2009, the United States District Court for the District of Massachusetts dismissed without leave to replead the consolidated securities class action lawsuit filed against us and certain of our officers and directors. In June 2009, following dismissal of the securities class action lawsuit, the plaintiff in a derivative lawsuit filed against certain of our officers and directors and certain of the underwriters of our follow-on public offering voluntarily dismissed the lawsuit without prejudice.

        In June 2009, we acquired substantially all of the assets of eQ, a software company specializing in the development of enterprise sustainability management products and services, for a purchase price equal to approximately $0.8 million consisting of both cash and shares of our common stock. We believe that the acquisition of eQ strengthens our position in a nascent yet growing market committed to helping energy and sustainability leaders plan their own response to reach energy efficiency and emissions goals.

        In August 2008, we and a subsidiary of ours entered into a $35.0 million secured revolving credit and term loan facility with SVB, which was amended in May 2009. The SVB facility provides for, among other things, revolving credit and term loan advances and letters of credit for our account. Our obligations under this credit facility are secured by all of our assets and the assets of our subsidiaries, excluding any intellectual property. This credit facility replaced our credit facility with BlueCrest Capital Finance, L.P., or BlueCrest.

        In May 2008, we acquired 100% of the membership interests of SRC, an energy procurement and risk management services provider. The acquisition of SRC strengthens our position in a growing energy procurement services market and provides a local presence for us in the PJM service region.

        In April 2008, we were notified by the Connecticut Department of Public Utility Control that the Agreement, dated as of February 29, 2008, between CL&P and EnerNOC for up to 170 MW of demand response capacity was denied regulatory approval. Also in April 2008, FERC issued an order accepting proposed changes to the market rules governing ISO-NE's day-ahead load response program, effective February 7, 2008, which changes resulted in less opportunity for demand response to participate in this program.

Revenues and Expense Components

Revenues

        We derive recurring revenues from the sale of our demand response and energy management solutions. Our revenues from our demand response solutions primarily consist of capacity and energy payments. We derive revenues from demand response capacity that we make available in open market programs, which are open market bidding opportunities established by grid operators or utilities. In these open market programs, grid operators and utilities generally seek bids from companies such as ours to provide demand response capacity based on prices offered in competitive bidding. These opportunities are generally characterized by flexible capacity commitments and prices that vary by hour, day, month, bidding period or supplemental, new or modified programs. In certain markets, we enter into long-term capacity contracts with grid operators and utilities, generally ranging from three to 10 years in duration, to deploy our demand response solutions. Revenues have historically increased in our second and third fiscal quarters compared to other quarters in our fiscal year due to seasonal demand related to the demand response market.

        Where we operate in open markets, our revenues from demand response capacity payments generally vary month-to-month based upon our enrolled capacity and the market payment rate. Where we have a long-term contract, we receive periodic capacity payments, which may vary monthly or seasonally, based upon enrolled capacity and predetermined payment rates. Under both long-term contracts and open market programs, we receive capacity payments regardless of whether we are called upon to reduce demand for electricity from the electric power grid and we recognize revenue over the applicable delivery period, even where payments are made over a different period. At least once per year, we demonstrate our capacity either through a demand response event or a measurement and verification test. This demonstrated capacity is typically used to calculate the continuing periodic capacity payments to be made to us until the next demand response event or test establishes a new demonstrated capacity amount. In most cases, we also receive an additional payment for the amount of energy usage that we actually curtail from the grid; we call this an energy payment. The energy payment is based upon the amount of energy usage that we actually reduce from the electricity grid in kilowatt hours during a demand response event.

        In accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, or SAB No. 104, in all of our arrangements, we do not recognize any revenues until we can determine that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and we deem collection to be probable. As program rules may differ for each contract and/or region where we operate, we assess whether or not we have met the specific service requirements under the program rules and recognize or defer revenues as necessary. In accordance with SAB No. 104, we recognize demand response revenues when we have provided verification to the grid operator or utility of our ability to deliver the committed capacity under the contract or open market program. Committed capacity is verified through the results of an actual demand response event or a measurement and verification test. Once the capacity amount has been verified, the revenues are recognized and future revenues become fixed or determinable and are recognized monthly until the next verification event. In subsequent verification events, if our verified capacity is below the previously verified amount, the grid operator or utility customer will reduce future payments based on the adjusted verified capacity amounts. The payments received from the grid operator or utility customer can be decreased or increased, up to the committed capacity amounts under the contract or open market program, in connection with subsequent verification events.

        We account for incremental direct costs incurred related to the acquisition or origination of a contract in a transaction that results in the deferral or delay of revenue recognition in accordance with paragraph 4 of Financial Accounting Standards Board Technical Bulletin 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Costs. We had deferred contract origination costs of approximately $0.8 million as of June 30, 2009 and $0.0 million as of December 31, 2008. These deferred expenses would not have been incurred without our participation in an open market bidding program and will be expensed in proportion to the related revenue being recognized. We believe that this accounting treatment appropriately matches expenses with the associated revenue.

        As of June 30, 2009, we had over 3,150 MW under management in our demand response network, meaning that we had entered into definitive contracts with our commercial, institutional and industrial customers with respect to over 3,150 MW of demand response capacity. In most of the markets in which we originally focused our growth, we generally begin earning revenues from our MW under management within approximately one month from the date on which we "enable" the MW, or the date on which we can reduce the MW from the electricity grid if called upon to do so. An exception is the PJM forward capacity market, which is a market in which we materially increased our participation beginning in the first quarter of 2008 and in which we expect to continue to increase our participation and derive revenues for the foreseeable future. Because PJM operates on a June to May program-year basis, a MW that we enable after June of each year may not begin earning revenue until June of the following year. This results in a longer average revenue recognition lag time in our end-use customer portfolio from the point in time when we consider a MW to be under management to when we earn revenues from the MW.

        Our portfolio of additional energy management solutions includes our MBCx services, energy procurement services and emissions tracking and trading services. Our energy procurement services provide our end-use customers located in restructured or deregulated markets throughout the United States with the ability to more effectively manage the energy supplier selection process, including energy supply product procurement and implementation. We receive a monthly fee from the competitive electricity provider based upon the actual consumption of electricity used by our end-use customers or a consulting fee from the end-use customer directly. Our MBCx services combine advanced metering, building management systems and energy analytics software applications to identify energy efficiency opportunities in large buildings. We also use our PowerTrak platform to deliver emissions tracking and trading services, which include a comprehensive, software-based accounting system for our commercial, institutional and industrial customers to enable them to more effectively monitor, mitigate and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements. We generally receive either a subscription-based fee or a percentage savings fee for these energy management solutions. Revenues derived from our energy management solutions increased from $2.8 million to $3.1 million, respectively, for the six months ended June 30, 2008 and 2009 and from $0.4 million to $1.6 million to $6.8 million for the years ended December 31, 2006, 2007 and 2008, respectively.

        Revenues generated from open market sales to PJM, a grid operator customer, accounted for 38% and 18%, respectively, of our total revenues in each of the six months ended June 30, 2009 and 2008, and 1%, 4% and 28%, respectively, of our total revenues for the years ended December 31, 2006, 2007 and 2008.

        Revenues generated from two fixed price contracts with, and open market sales to, ISO-NE, a grid operator customer, accounted for 44% and 46%, respectively, of our total revenues in each of the six months ended June 30, 2009 and 2008 and 65%, 60% and 36%, respectively, of our total revenues for the years ended December 31, 2006, 2007 and 2008. Our two fixed price contracts with ISO-NE expired on May 31, 2008. In addition 0% and 20%, respectively, of our total revenues for each of the six months ended June 30, 2009 and 2008 and 19%, 21% and 15%, respectively, of our total revenues for the years ended December 31, 2006, 2007 and 2008 were generated under a fixed price contract with CL&P, which expired on December 31, 2008. We have enrolled a significant portion of the MW represented by our expired fixed price contracts with ISO-NE and CL&P in other available demand response programs.

Cost of Revenues

        Cost of revenues for our demand response solutions consists primarily of payments that we make to our commercial, institutional and industrial customers for their participation in our demand response network. We generally enter into three to five year contracts with our end-use customers under which we deliver recurring cash payments to them for the capacity they commit to make available on demand. We also generally make an additional payment when a customer reduces consumption of energy from the electric power grid. The equipment and installation costs for our devices at our commercial, institutional and industrial customer sites are capitalized and depreciated over the lesser of the remaining term of the contract, for fixed contracts, or the estimated useful life of the equipment, and this depreciation is reflected in cost of revenues. We also include in cost of revenues the monthly telecommunications and data costs we incur as a result of being connected to our commercial, institutional and industrial sites and our internal payroll and related costs specifically allocated to a customer site. Cost of revenues for energy management solutions include third-party services, equipment depreciation and the wages and associated benefits that we pay to our project managers for the performance of their services.

Gross Profit

        Gross profit consists of our total revenues less our cost of revenues. Our gross profit has been, and will be, affected by many factors, including (a) the demand for our demand response and energy management solutions, (b) the selling price of our solutions, (c) our cost of revenues, (d) the introduction of new clean and intelligent energy solutions and (e) our ability to open and enter new markets and regions and expand deeper into markets we already serve. In addition, gross profit will be affected by the way in which we manage our portfolio of demand response capacity in certain supplemental demand response programs and capacity arrangements in which we participate, in order to maximize payments that we receive for that capacity. These supplemental programs and capacity arrangements are administered by grid operators and utilities in certain regions to augment existing open market bidding programs and are designed to create higher incentives for participants to locate capacity in certain geographic areas and to account for changes in supply or demand forecast within a specific region.

Operating Expenses

        Operating expenses consist of selling and marketing, general and administrative, and research and development expenses. Personnel-related costs are the most significant component of each of these expense categories. We grew from 314 full-time employees at June 30, 2008 to 358 full-time employees at June 30, 2009. We expect to continue to hire employees to support our growth for the foreseeable future. In addition, we incur significant up-front costs associated with the expansion of the number of MW under our management, which we expect to continue for the foreseeable future. Although we expect our overall operating expenses to increase in absolute dollar terms for the foreseeable future as we grow our MW under management and further increase our headcount, we expect our overall annual operating expenses to decrease as a percentage of total annual revenues as we leverage our existing employee base and continue generating revenues from our MW under management.

Selling and Marketing

        Selling and marketing expenses consist primarily of (a) salaries and related personnel costs, including costs associated with share-based payment awards, (b) commissions, (c) travel, lodging and other out-of-pocket expenses, (d) marketing programs such as trade shows and (e) other related overhead. Commissions are recorded as an expense when earned by the employee. We expect increases in selling and marketing expenses in absolute dollar terms for the foreseeable future as we further increase the number of sales professionals and, to a lesser extent, increase our marketing activities. We expect annual selling and marketing expenses to decrease as a percentage of total annual revenues as we leverage our current sales and marketing personnel.

General and Administrative

        General and administrative expenses consist primarily of (a) salaries and related personnel costs, including costs associated with share-based payment awards, related to our executive, finance, human resource, information technology and operations organizations, (b) facilities expenses, (c) accounting and legal professional fees, (d) depreciation and amortization and (e) other related overhead. We expect general and administrative expenses to continue to increase in absolute dollar terms for the foreseeable future as we invest in infrastructure to support our continued growth. We expect general and administrative expenses to decrease as a percentage of total annual revenues as we leverage our current infrastructure and employee base.

Research and Development

        Research and development expenses consist primarily of (a) salaries and related personnel costs, including costs associated with share-based payment awards, related to our engineering organization, (b) payments to suppliers for design and consulting services, (c) costs relating to the design and development of new solutions and enhancement of existing solutions, (d) quality assurance and testing and (e) other related overhead. During the six months ended June 30, 2009, we capitalized internal software and development costs of $1.2 million in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, and the amount is included as software in property and equipment at June 30, 2009. We capitalized internal software and development costs of $0.7 million during the six months ended June 30, 2008 and $0.8 million, $0.7 million and $1.3 million, respectively, during the years ended December 31, 2006, 2007 and 2008. We expect research and development expenses to increase in absolute dollar terms for the foreseeable future and to decrease as a percentage of total revenues in the long term.

Stock-Based Compensation

        Stock-based compensation is recognized in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share Based Payment, or SFAS No. 123(R). SFAS No. 123(R) addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123(R) requires us to expense share-based payment awards with compensation cost for share-based payment transactions measured at fair value. In connection with share-based payment awards to employees and non-employees, we recorded expenses of approximately $6.1 million for the six months ended June 30, 2009 and $0.4 million, $7.6 million and $10.4 million, respectively, for the years ended December 31, 2006, 2007 and 2008. With respect to grants through June 30, 2009, a future expense of non-vested options of approximately $18.1 million is expected to be recognized over a weighted average period of 2.3 years and a future expense of restricted stock awards of approximately $3.6 million is expected to be recognized over a weighted average period of 2.7 years. For stock options granted prior to January 1, 2009, the fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model and for stock options granted on or after January 1, 2009, the fair value of each award is estimated on the date of grant using a trinomial valuation model. If we had continued using the Black-Scholes option pricing model in 2009, stock-based compensation expense would not have been materially different for the three and six months ended June 30, 2009.

        In December 2008, our board of directors approved a one-time offer to our employees, including our executive officers, and directors to exchange option grants that had an exercise price per share that was equal to or greater than the higher of $12.00 or the closing price of our common stock as reported on The NASDAQ Global Market on January 21, 2009, which we refer to as the exchange. The exchange closed on January 21, 2009, and we exchanged options that had exercise prices equal to or greater than $12.00 per share. As a result, an aggregate of 744,401 options, with exercise prices ranging from $12.27 to $48.54 per share, were exchanged for 424,722 options with an exercise price per share of $8.63 for employees who are not also our executive officers, 142,179 options with an exercise price per share of $11.47 for executive officers who are not also our directors and 45,653 options with an exercise price per share of $12.94 for our directors. On the date of the exchange, the estimated fair value of the new options did not exceed the fair value of the exchanged options calculated immediately prior to the exchange. As such, there is no incremental fair value of the new options, and we will not record additional compensation expense related to the exchange. We will continue to recognize the remaining compensation expense related to the exchanged options over the remaining vesting period of the original options.

Other Income and Expense

        Other income and expense consist primarily of interest income earned on cash balances, gain or loss on foreign currency transactions and other non-operating income. We historically have invested our cash in money market funds, treasury funds, commercial paper, municipal bonds and auction rate securities. We do not currently hold any auction rate securities.

Interest Expense

        Interest expense consists of interest on our debt facilities and fees associated with issuing letters of credit.

Consolidated Results of Operations

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Revenues

        The following table summarizes our revenues for the six months ended June 30, 2009 and 2008 (dollars in thousands):

	Six Months Ended June 30,
			Percentage Change
	2009	2008
Revenues:
Demand response solutions	$57,704	$39,476	46.2%
Energy management solutions	3,121	2,822	10.6%

Total revenues	$60,825	$42,298	43.8%

        During the six months ended June 30, 2009, our demand response solutions revenues increased $18.2 million from the same period in 2008. The increase in our demand response solutions revenues was primarily attributable to an increase in our MW under management in the following operating areas:

Six Months Ended June 30, 2009
PJM	$15,619
Tennessee Valley Authority	1,185
Tampa Electric Company	1,351
Other	73

Total	$18,228

        During the six months ended June 30, 2009, our energy management solutions revenues increased by $0.3 million, or 11%, as compared to the six months ended June 30, 2008. The increase primarily resulted from our acquisition in May 2008 of South River Consulting, LLC, or SRC, an energy procurement and risk management services provider. During the six months ended June 30, 2009, we recognized revenue of $1.5 million related to the SRC acquisition compared to $0.6 million during the six months ended June 30, 2008. This increase was partially offset by a reduction in energy efficiency audits performed during the period.

Gross Profit and Gross Margin

        The following tables summarize our gross profit and gross margin percentages for our demand response and energy management solutions for the six months ended June 30, 2009 and 2008 (dollars in thousands):

Six Months Ended June 30,
2009		2008
Gross Profit	Gross Margin	Gross Profit	Gross Margin
$26,033	42.8%	$15,341	36.3%

        Our gross profit increased during the six months ended June 30, 2009 when compared to the six months ended June 30, 2008 primarily due to the increase in our MW under management in PJM's Emergency Load Response Program, or the ELRP, during the first half of 2009. The increase in gross profit was also attributable to an increase in our MW under management in all of our operating regions, including PJM, from 1,643 at June 30, 2008 to over 3,150 at June 30, 2009, as well as more favorable contract terms with our commercial, institutional and industrial customers.

        Our gross margin increased during the six months ended June 30, 2009 as compared to the six months ended June 30, 2008 primarily due to the way in which we managed our portfolio of demand response capacity in certain supplemental demand response programs and capacity arrangements in which we participate, in order to maximize payments that we receive for that capacity. These supplemental programs and capacity arrangements are administered by grid operators and utilities in certain regions to augment existing open market bidding programs and are designed to create higher incentives for participants to locate capacity in certain geographic areas and to account for changes in supply or demand forecast within a specific region. The increase in gross margin during the six months ended June 30, 2009 as compared to the same period in 2008 was also attributable to more favorable contract terms with our commercial, institutional and industrial customers. Overall, the percentage increase in revenues was higher than the percentage increase in cost of revenues, and therefore our gross margin percentage increased.

Operating Expenses

        The following tables summarize our operating expenses for the six months ended June 30, 2009 and 2008 (dollars in thousands):

	Six Months Ended June 30,
			Percentage Change
	2009	2008
Operating Expenses:
Selling and marketing expenses	$17,879	$14,189	26.0%
General and administrative expenses	21,097	20,478	3.0%
Research and development expenses	3,413	2,993	14.0%

Total	$42,389	$37,660	12.6%

        Personnel-related costs are the most significant component of each of these expense categories, including costs associated with share-based payment awards. We grew from 314 full-time employees at June 30, 2008 to 358 full-time employees at June 30, 2009. We expect to continue to hire employees to support our growth for the foreseeable future. In addition, we incur significant up-front costs associated with the expansion of the number of MW under our management, which we expect to continue for the foreseeable future. Although we expect our overall operating expenses to increase in absolute dollar terms for the foreseeable future as we grow our MW under management and further increase our headcount, we expect our overall operating expenses to decrease as a percentage of total annual revenues as we leverage our existing employee base and continue generating revenues from our MW under management.

        In certain forward capacity markets in which we choose to participate, such as PJM, we may enable our commercial, institutional and industrial customers up to twelve months in advance of enrolling them in a particular program. This market feature creates a longer average revenue recognition lag time across our end-use customer portfolio from the point in time when we consider a MW to be under management to when we earn revenues from that MW. Because we incur selling and marketing and operational expenses, including salaries and related personnel costs, at the time of enablement, we believe there may be a trend of higher up-front costs than we have incurred historically.

  Selling and Marketing Expenses

	Six Months Ended June 30,
			Percentage Change
	2009	2008
Payroll and related costs	$11,933	$9,930	20.2%
Stock-based compensation	1,820	1,711	6.4%
Other	4,126	2,548	61.9%

Total	$17,879	$14,189	26.0%

        The increase in selling and marketing expenses for the six months ended June 30, 2009 compared to the same period in 2008 was primarily driven by the costs associated with an increase in the number of selling and marketing full-time employees from 105 at June 30, 2008 to 130 at June 30, 2009. Also contributing to the increase in selling and marketing expenses for the six months ended June 30, 2009 compared to the same period in 2008 was an increase in sales commissions payable to certain members of our sales force, which is reflective of the increase in MW under management and increase in gross profit for the six months ended June 30, 2009, as well as the timing associated with our hiring new full-time employees during 2009 as compared to 2008. The increase in other selling and marketing expenses for the six months ended June 30, 2009 as compared to the same period in 2008 was primarily due to increases in professional services of $0.4 million, marketing expenses of $0.2 million and allocated facility costs of $0.9 million.

  General and Administrative Expenses

	Six Months Ended June 30,
			Percentage Change
	2009	2008
Payroll and related costs	$10,638	$10,451	1.8%
Stock-based compensation	3,928	2,940	33.6%
Other	6,531	7,087	(7.8)%

Total	$21,097	$20,478	3.0%

        The increase in general and administrative expenses for the six months ended June 30, 2009 compared to the same period in 2008 was primarily due to the grant of fully-vested options to purchase shares of our common stock and the grant of shares of our common stock to certain members of our board of directors. General and administrative full-time employees increased from 170 at June 30, 2008 to 180 at June 30, 2009, which also contributed to the increase in general and administrative expenses. The increase in wages associated with the increase in full-time employees was offset by the reallocation of certain employee-related expenses to selling and marketing expenses and research and development expenses and the allocation of internal payroll and related costs specifically related to customer sites to cost of goods sold.

  Research and Development Expenses

	Six Months Ended June 30,
			Percentage Change
	2009	2008
Payroll and related costs	$1,846	$2,059	(10.3)%
Stock-based compensation	326	230	41.7%
Other	1,241	704	76.3%

Total	$3,413	$2,993	14.0%

        The increase in research and development expenses for the six months ended June 30, 2009 compared to the same period in 2008 was primarily driven by the costs associated with an increase in the number of research and development full-time employees from 39 at June 30, 2008 to 48 at June 30, 2009. This was partially offset by capitalized internal software and development costs of $1.2 million for the six months ended June 30, 2009 as compared to $0.7 million for the same period in 2008. The increase in other research and development expenses was primarily due to an increase in facility, human resources and information technology expenses of $0.3 million, as well as professional fees of $0.1 million, for the six months ended June 30, 2009.

Other Income and Expense

        Other expense for the six months ended June 30, 2009 was $0.1 million as compared to other income of $1.5 million for the six months ended June 30, 2008. The change in other income and expense for the six months ended June 30, 2009 as compared to the same period in 2008 was primarily due to the global change in interest rates, which has affected the yields on our investments and, to a lesser extent, lower average investment balances and the recognition of a net foreign currency transaction loss.

Interest Expense

        Interest expense for the six months ended June 30, 2009 and 2008 was $1.5 million and $0.5 million, respectively. Interest expense includes interest on our outstanding debt, letters of credit origination fees, and amortization of deferred financing fees. The increase in interest expense for the six months ended June 30, 2009 as compared to the same period in 2008 was primarily due to an increase in outstanding letters of credit, which resulted in additional interest expense of $1.2 million. This additional interest expense was related to the arrangement that we entered into with a third-party in May 2009 in connection with bidding capacity into a certain open market bidding program.

Income Taxes

        We had a provision for income taxes of $0.4 million and $0.2 million, respectively, for the six months ended June 30, 2009 and 2008. The provision for income taxes relates to the amortization of tax deductible goodwill, which generates a deferred tax liability that cannot be offset by net operating losses or other deferred tax assets since its reversal is considered indefinite in nature. We provided a full valuation allowance for our deferred tax assets because the realization of any future tax benefits could not be sufficiently assured as of June 30, 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues

        The following table summarizes our revenues for the years ended December 31, 2008 and 2007 (dollars in thousands):

	Year Ended December 31,
			Percentage Increase
	2008	2007
Revenues:
Demand response solutions	$99,317	$59,197	67.8%
Energy management solutions	6,798	1,641	314.3%

Total revenues	$106,115	$60,838	74.4%

        For the year ended December 31, 2008, our demand response solutions revenues increased by $40.1 million, or 67.8%, as compared to the year ended December 31, 2007, of which $27.5 million resulted from our participation in PJM demand response programs. For the year ended December 31, 2007, we recognized revenues of $2.5 million from our participation in PJM demand response programs. We had over 500 MW enrolled in PJM demand response programs as of December 31, 2008 as compared to 81 MW as of December 31, 2007, and we recognize capacity-based revenue from PJM demand response programs over the PJM delivery period of June through September. The remainder of the increase in our demand response solutions revenues for the year ended December 31, 2008 resulted from an increase in our MW under management in certain other operating areas, our expansion into new markets and programs, and energy payments in connection with a certain demand response event, offset by the expiration of our fixed price contracts with ISO-NE and a reduction in energy payments due to fewer demand response events being called as compared to the year ended December 31, 2007.

        For the year ended December 31, 2008, our energy management solutions revenues increased by $5.2 million, or 314.3%, as compared to the year ended December 31, 2007. Approximately $2.6 million and $2.0 million, respectively, of this increase resulted from our acquisitions of MDE, an energy procurement services provider, and SRC, an energy procurement and risk management services provider. The remainder of the increase in our energy management solutions revenues for the year ended December 31, 2008 resulted from end-use customers continuing to utilize our energy procurement services, pursuant to which we evaluate our end-use customers' energy purchasing needs and assist them in procuring more cost effective electricity, and from revenues we received from providing our MBCx services, pursuant to which we evaluate end-use customers' energy utilization and operating flexibility to determine potential savings opportunities from implementing demand response, conserving energy and limiting peak demand.

Gross Profit and Gross Margin

        The following table summarizes our gross profit and gross margin percentages for our demand response and energy management solutions for the years ended December 31, 2008 and 2007 (dollars in thousands):

Year Ended December 31,
2008		2007
Gross Profit	Gross Margin	Gross Profit	Gross Margin
$41,296	38.9%	$21,889	36.0%

        Our gross profit increased during the year ended December 31, 2008 when compared to the year ended December 31, 2007 primarily due to our increased participation in PJM's demand response programs, under which we recognize capacity-based revenue over the four-month delivery period of June through September, as well as to the increase in our MW under management in other operating regions and more favorable contract terms with our commercial, institutional and industrial customers. A significant portion of the increase in gross margin for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was attributable to the way in which we managed our portfolio of demand response capacity in certain supplemental demand response programs in which we participate in order to maximize payments that we receive for that capacity. The remainder of the increase in gross margin for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was due to our higher gross margin energy management services business comprising a greater percentage of our overall revenues.

Operating Expenses

        The following table summarizes our operating expenses for the years ended December 31, 2008 and 2007 (dollars in thousands):

	Year Ended December 31,
			Percentage Increase
	2008	2007
Operating Expenses:
Selling and marketing expenses	$27,641	$17,145	61.2%
General and administrative expenses	46,037	27,917	64.9%
Research and development expenses	4,816	3,097	55.5%

Total	$78,494	$48,159	63.0%

        Personnel-related costs are the most significant component of each of our operating expense categories, including costs associated with share-based payment awards. We grew from 253 full-time employees at December 31, 2007 to 345 full-time employees at December 31, 2008. We expect to continue to hire employees to support our growth for the foreseeable future. In addition, we incur significant up-front costs associated with the expansion of the number of MW under our management, which we expect to continue for the foreseeable future. Although we expect our overall operating expenses to increase in absolute dollar terms for the foreseeable future as we grow our MW under management and further increase our headcount, we expect our overall operating expenses to decrease as a percentage of total annual revenues as we leverage our existing employee base and continue generating revenues from our MW under management.

        In certain forward capacity markets in which we choose to participate, such as PJM, we may enable our commercial, institutional and industrial customers up to twelve months in advance of enrolling them in a particular program. This market feature creates a longer average revenue recognition lag time across our end-use customer portfolio from the point in time when we consider a

MW to be under management to when we earn revenues from that MW. Because we incur selling and marketing and operational expenses, including salaries and related personnel costs, at the time of enrollment, we believe there may be a trend of higher up-front costs than we have incurred historically.

  Selling and Marketing Expenses

	Year Ended December 31,
			Percentage Increase
	2008	2007
Payroll and related costs	$20,905	$12,424	68.3%
Stock-based compensation	3,692	2,150	71.7%
Other	3,044	2,571	18.4%

Total	$27,641	$17,145	61.2%

        The increase in selling and marketing expenses was primarily driven by the costs associated with an increase in the number of selling and marketing full-time employees from 90 at December 31, 2007 to 118 at December 31, 2008. Also contributing to the increase in selling and marketing expenses for the year ended December 31, 2008 compared to the same period in 2007 was an increase in sales commissions payable to certain of our selling and marketing employees, which commissions are reflective of the increase in our revenues for the year ended December 31, 2008, as well as the timing associated with our hiring new full-time employees during 2008 as compared to 2007. Stock-based compensation expense related to selling and marketing employees for the year ended December 31, 2008 increased from $2.2 million to $3.7 million when compared to the same period in 2007.

  General and Administrative Expenses

	Year Ended December 31,
			Percentage Increase
	2008	2007
Payroll and related costs	$21,197	$12,215	73.5%
Stock-based compensation	6,201	5,098	21.6%
Other	18,639	10,604	75.8%

Total	$46,037	$27,917	64.9%

        The increase in general and administrative expenses was primarily due to costs associated with an increase in the number of general and administrative full-time employees from 127 at December 31, 2007 to 182 at December 31, 2008. Also contributing to the increase in general and administrative expenses for the year ended December 31, 2008 compared to the same period in 2007 was the timing associated with our hiring new full-time employees during 2008 as compared to 2007. Stock-based compensation expense related to general and administrative employees for the year ended December 31, 2008 increased from $5.1 million to $6.2 million, or $1.1 million, when compared to the same period in 2007. Included in stock-based compensation during 2007 is $2.3 million related to stock granted to certain of our executives, which was recognized in full as compensation expense. The increase in other is primarily due to increases in telecommunication costs of $0.9 million, facilities costs of $4.2 million and professional services of $2.6 million.

  Research and Development Expenses

	Year Ended December 31,
			Percentage Increase
	2008	2007
Payroll and related costs	$3,840	$2,333	64.6%
Stock-based compensation	546	349	56.4%
Other	430	415	3.6%

Total	$4,816	$3,097	55.5%

        The increase in research and development expenses was primarily due to costs associated with an increase in the number of research and development full-time employees from 36 at December 31, 2007 to 45 at December 31, 2008, partially offset by capitalized internal software and development costs of $1.3 million in 2008 as compared to $0.7 million in 2007. Stock-based compensation expense related to research and development employees for the year ended December 31, 2008 increased from $0.3 million to $0.5 million when compared to the same period in 2007.

Interest and Other Income

        Interest and other income for the year ended December 31, 2008 was $1.9 million as compared to $3.2 million for the year ended December 31, 2007. The decrease in interest and other income for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was primarily due to the global decrease in interest rates, which has reduced the yields on our investments and, to a lesser extent, lower average investment balances.

Interest Expense

        Interest expense for the years ended December 31, 2008 and 2007 was $1.2 million and $0.4 million, respectively. Interest expense for the year ended December 31, 2008 included the write off of $0.4 million in deferred financing fees associated with our BlueCrest debt, which was replaced in August 2008 with our revolving credit and term loan facility with SVB, and interest expense on outstanding debt during 2008. For the year ended December 31, 2007, interest expense was reduced by capitalized interest related to construction in progress projects totaling approximately $0.7 million.

Income Taxes

        We had a provision for income taxes of $0.3 million and $0.1 million, respectively, for the years ended December 31, 2008 and December 31, 2007. The provision for income taxes relates to the amortization of tax deductible goodwill, which generates a deferred tax liability that cannot be offset by net operating losses or other deferred tax assets since its reversal is considered indefinite in nature. We provided a full valuation allowance for our deferred tax assets because the realization of any future tax benefits could not be sufficiently assured as of December 31, 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

        The following table summarizes our revenues for the years ended December 31, 2007 and 2006 (dollars in thousands):

	Year Ended December 31,
			Percentage Increase
	2007	2006
Revenues:
Demand response solutions	$59,197	$25,747	129.9%
Energy management solutions	1,641	353	364.9%

Total revenues	$60,838	$26,100	133.1%

        During the year ended December 31, 2007, the increase in our demand response solutions revenues was primarily due to an increase in our MW under management in all operating regions and the enrollment of new end-use customers in our demand response programs. Also contributing to the increase in our demand response solutions revenues was an increase in the number of our commercial, institutional and industrial customers utilizing our price-based demand response solutions to reduce their electrical consumption from the electric power grid during times of high wholesale market prices. As of December 31, 2007, we had 1,112 MW of electric capacity under management compared to 410 MW under management as of December 31, 2006.

        Our energy management solutions revenues were $1.6 million for the year ended December 31, 2007 compared to $0.4 million for the year ended December 31, 2006, an increase of $1.3 million, or 364.9%. The increase in our energy management solutions was primarily due to our energy procurement services where we evaluate our end-use customers' energy purchasing needs and assist them in procuring more cost effective electricity.

Gross Profit and Gross Margin

        The following table summarizes our gross profit and gross margin percentages for our demand response and energy management solutions for the years ended December 31, 2007 and 2006 (dollars in thousands):

Year Ended December 31,
2007		2006
Gross Profit	Gross Margin	Gross Profit	Gross Margin
$21,889	36.0%	$9,261	35.5%

        Our gross profit has been, and will be, affected by many factors, including (a) the demand for our demand response and energy management solutions, (b) the selling price of our solutions, (c) our cost of revenues, (d) the introduction of new clean and intelligent energy solutions and (e) our ability to open and enter new markets/regions and expand deeper into markets we already serve.

        The slight increase in the gross margin percentage for the year ended December 31, 2007 was primarily due to our continued growth and more favorable contract terms with our commercial, institutional and industrial customers.

Operating Expenses

        The following table summarizes our operating expenses for the years ended December 31, 2007 and 2006 (dollars in thousands):

	Year Ended December 31,
			Percentage Increase
	2007	2006
Operating Expenses:
Selling and marketing expenses	$17,145	$5,932	189.0%
General and administrative expenses	27,917	8,000	249.0%
Research and development expenses	3,097	955	224.3%

Total	$48,159	$14,887	223.5%

        Personnel-related costs are the most significant component of each of our operating expense categories, including costs associated with share-based payment awards. We grew from 100 employees at December 31, 2006 to 253 employees at December 31, 2007.

  Selling and Marketing Expenses

        The increase in selling and marketing expenses was primarily driven by the costs associated with an increase in the number of selling and marketing employees from 41 at December 31, 2006 to 90 at December 31, 2007. Stock-based compensation expense related to selling and marketing employees for the year ended December 31, 2007 increased from $0 to $2.2 million when compared to the same period in 2006.

  General and Administrative Expenses

        The increase in general and administrative expenses was primarily due to costs associated with an increase in the number of general and administrative employees from 43 at December 31, 2006 to 127 at December 31, 2007, as well as to greater costs associated with being a public company. Stock-based compensation expense related to general and administrative employees for the year ended December 31, 2007 increased from $0.4 million to $5.1 million, or $4.7 million, when compared to the same period in 2006. Included in stock-based compensation during 2007 is $2.3 million related to stock granted to certain of our executives, which was recognized in full as compensation expense.

  Research and Development Expenses

        The increase in research and development expenses was primarily due to costs associated with an increase in the number of research and development employees from 16 at December 31, 2006 to 36 at December 31, 2007, partially offset by capitalized internal software and development costs of $0.7 million. Stock-based compensation expense related to research and development employees for the year ended December 31, 2007 increased from $0 to $0.3 million when compared to the same period in 2006. During 2006 and through a portion of 2007, we capitalized internal software and development costs of $1.5 million in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, and this amount is included as software in property and equipment at December 31, 2007.

Interest and Other Income (Expense), Net

        Net interest and other income was $2.8 million for the year ended December 31, 2007, compared to net interest and other expense of $0.1 million for the year ended December 31, 2006.

        The increase in interest and other income for the year ended December 31, 2007 as compared to the year ended December 31, 2006 was primarily due to interest income earned on the proceeds from our IPO and follow-on public offering. In 2007, we invested in auction rate securities that yielded a higher rate of return compared to the money market accounts we held at December 31, 2006. At December 31, 2007, we held approximately $5.6 million in AAA-rated auction rate securities. The majority of these auction rate securities were student loan backed where the loans participate in the Federal Family Education Loan Program and were ultimately re-insured by the US Department of Education.

        The increase in interest expense for the year ended December 31, 2007 compared to the same period in 2006 was primarily due to a higher average outstanding debt balance. In addition, for the year ended December 31, 2007, we capitalized interest related to construction in progress projects totaling approximately $0.7 million. During the same period in 2006, we capitalized interest of $0.1 million.

Income Taxes

        We had a provision for income taxes of $0.1 million and $0 for the years ended December 31, 2007 and 2006, respectively. The provision in 2007 relates to the non-deductibility of a portion of our goodwill. We provided a full valuation allowance for our deferred tax assets because the realization of any future tax benefits could not be sufficiently assured as of December 31, 2007 or December 31, 2006.

Liquidity and Capital Resources

Overview

        Since inception, we have generated significant losses. As of June 30, 2009, we had an accumulated deficit of $88.8 million and our principal sources of liquidity were cash and cash equivalents totaling $43.5 million, a decrease of $17.3 million from the December 31, 2008 balance of $60.8 million. We are contingently liable for $30.5 million in connection with outstanding letters of credit under the SVB credit facility.

        Included in the June 30, 2009 and December 31, 2008 restricted cash balances are amounts used to collateralize outstanding letters of credit in the amount of $0.2 million and $1.4 million, respectively.

        As of June 30, 2009, we no longer have investments in marketable securities. This is a result of a bond that matured in the second quarter of 2009. Our holdings of marketable securities as of December 31, 2008 were $2.0 million, of which $1.5 million was invested in commercial paper and $0.5 million was invested in government securities.

        We believe our existing cash and cash equivalents at June 30, 2009, our anticipated cash flows from operating activities and the net proceeds from this offering will be sufficient to meet our anticipated cash needs, including investing activities, for at least the next 12 months. Our future working capital requirements will depend on many factors, including, without limitation, the rate at which we sell our demand response solutions to utilities and grid operators and the increasing rate at which letters of credit or security deposits are required by those utilities and grid operators, the introduction and market acceptance of new demand response and energy management solutions, the expansion of our sales and marketing and research and development activities, and the geographic expansion of our business operations. We also may raise additional funds in the event we determine in the future to effect one or more acquisitions of businesses, technologies or products, although we have no current understandings, commitments or agreements with respect to any such acquisition. To the extent that our cash and cash equivalents, our anticipated cash flows from operating activities and the net proceeds from this offering, as well as our $35.0 million credit facility with SVB, which was fully drawn as of

June 30, 2009, are insufficient to fund our future activities or planned future acquisitions, we may be required to raise additional funds through bank credit arrangements or public or private equity or debt financings. In addition, we may elect to raise additional funds even before we need them if the conditions for raising capital are favorable. Accordingly, we have filed a shelf registration statement with the SEC to register shares of our common stock and other securities for sale, giving us the opportunity to raise funding when needed or otherwise considered appropriate at prices and on terms to be determined at the time of any such offerings. Any equity or equity-linked financing could be dilutive to existing stockholders. In the event we require additional cash resources, we may not be able to obtain bank credit arrangements or effect any equity or debt financing on terms acceptable to us or at all.

Cash Flows

        The following tables summarize our cash flows for the years ended December 31, 2008, 2007 and 2006 and the six months ended June 30, 2009 and 2008 (dollars in thousands):

	Year Ended December 31,
	2008	2007	2006
Cash flows used in operating activities	$(15,207)	$(7,163)	$(964)
Cash flows provided by (used in) investing activities	6,894	(57,019)	(10,453)
Cash flows (used in) provided by financing activities	(1,070)	125,240	10,882
Effect of foreign exchange on cash and cash equivalents	(77)	—	—

Net decrease in cash and cash equivalents	$(9,460)	$61,058	$(535)

	Six Months Ended June 30,
	2009	2008
Cash flows used in operating activities	$(10,219)	$(10,629)
Cash flows (used in) provided by investing activities	(7,505)	3,589
Cash flows provided by (used in) financing activities	449	(871)
Effects of exchange rate changes on cash	19	—

Net decrease in cash and cash equivalents	$(17,256)	$(7,911)

Cash Flows Used in Operating Activities

        Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items including depreciation and amortization, stock-based compensation expenses, and the effect of changes in working capital and other activities.

        Cash used in operating activities for the six months ended June 30, 2009 was $10.2 million and consisted of an $18.3 million net loss, $4.0 million of net cash used for working capital and other activities offset by $12.0 million of non-cash items, primarily consisting of depreciation and amortization, unrealized foreign exchange transaction loss, deferred tax provision, stock-based compensation charges and other miscellaneous items. Cash used for working capital and other activities consisted of an increase of $4.8 million in unbilled revenues relating to the PJM demand response market, an increase in accounts receivable of $2.4 million due to the timing of cash receipts under the demand response programs in which we participate, an increase in other assets of $2.8 million due to increases in prepaid expenses, and a decrease of $0.8 million in accounts payable and accrued expenses due to the timing of payments. These amounts were partially offset by cash provided by working capital and other activities, which reflected a $1.3 million increase in deferred revenue, a $4.6 million increase in accrued capacity payments, the majority of which was related to the PJM demand response market, a $0.8 million increase in accrued payroll and related expenses, and a $0.1 million increase in other noncurrent liabilities.

        Cash used in operating activities for the six months ended June 30, 2008 was $10.6 million and consisted of a $21.4 million net loss offset by approximately $1.5 million of net cash provided by working capital and other activities and by $9.3 million of non-cash items, consisting primarily of depreciation and amortization, deferred tax provision, stock-based compensation charges and other miscellaneous items. Cash provided by working capital and other activities primarily reflected a $4.0 million increase in accrued capacity payments, the majority of which was related to the PJM demand response market, an increase of $2.5 million in accounts payable and accrued expenses, an increase of $0.7 million in payroll and related expenses, an increase of $0.1 million in other noncurrent liabilities and a $0.3 million decrease in trade accounts receivable. These amounts were partially offset by an increase of $3.8 million in unbilled revenue relating to the PJM demand response market, a decrease of $1.5 million in deferred revenues, and an increase of $0.8 million in prepaid and other assets.

        Cash used in operating activities for the year ended December 31, 2008 was $15.2 million and consisted of a $36.7 million net loss, which was offset by approximately $0.7 million of net cash provided by working capital and other activities and by $20.7 million of non-cash items, primarily consisting of depreciation and amortization, interest expense, impairment of fixed assets and stock-based compensation charges. Cash provided by working capital consisted of an increase of $2.0 million in accounts payable and accrued expenses due to our relative size compared to the prior period, an increase in accrued capacity payments of $9.6 million due to our relative size compared to the prior period, an increase in accrued payroll and related expenses of $1.4 million, an increase in other noncurrent liabilities of $0.5 million, and a decrease in prepaid expenses and other current assets of $0.7 million. These amounts were partially offset by cash used for working capital and other activities, which reflected a $0.9 million increase in accounts receivable due to increased revenues, an increase of unbilled revenues relating to the PJM demand response market of $11.6 million, an increase in other noncurrent assets of $0.1 million and a decrease of deferred revenue of $0.9 million.

        Cash used in operating activities for the year ended December 31, 2007 was $7.2 million and consisted of a $23.6 million net loss, which was offset by approximately $3.1 million of net cash provided by working capital and other activities and by $13.3 million of non-cash items, primarily consisting of depreciation and amortization, interest expense and stock-based compensation charges. Cash provided by working capital consisted of an increase of $0.8 million in accounts payable and accrued expenses, an increase in accrued capacity payments of $3.9 million, an increase in accrued payroll and related expenses of $3.6 million, an increase in other noncurrent liabilities of $0.8 million, an increase of deferred revenue of $0.9 million and a decrease in other noncurrent assets of $0.4 million. These amounts were partially offset by cash used for working capital and other activities, which reflected a $5.7 million increase in accounts receivable due to increased revenues and an increase in prepaid and other current assets of $1.6 million.

        Cash used in operating activities for the year ended December 31, 2006 was $1.0 million and consisted of a $5.8 million net loss offset by $3.4 million of non-cash items, primarily consisting of depreciation and amortization and stock-based compensation charges, and $1.4 million of net cash provided by working capital and other activities. Cash provided by working capital and other activities primarily reflected a $1.8 million increase in accounts payable and accrued expenses as our operations continued to grow, a $0.4 million increase in accrued payroll and related expenses, a $2.9 million increase in accrued capacity payments, and a $0.6 million increase in deferred revenue as new and untested capacity was added. These amounts were partially offset by a $3.5 million increase in accounts receivable attributable to the significant increase in revenues, a $0.6 million increase in prepaid expenses and other current assets and a $0.3 million increase in other noncurrent assets.

Cash Flows (Used in) Provided by Investing Activities

        Cash used in investing activities for the six months ended June 30, 2009 was $7.5 million. Our principal cash investments during this period related to installation services used to build out and expand our demand response and energy management solutions and purchases of property and equipment. Cash provided by the sales of available-for-sale securities was $2.0 million and we had a decrease in restricted cash of $1.2 million primarily as a result of our financing arrangement with SVB, which allows for the issuance of letters of credit in connection with demand response programs in which we may participate. During the six months ended June 30, 2009, we also incurred $9.7 million in capital expenditures primarily related to office equipment, demand response equipment and other miscellaneous expenditures. Additionally, our cash investments included the cash portion of the earnout payment due in connection with our acquisition of SRC of $0.7 million and $0.3 million of cash used for our acquisition of eQ.

        Cash provided by investing activities for the six months ended June 30, 2008 was $3.6 million. For the six months ended June 30, 2008, purchases of available-for-sale securities were approximately $10.6 million and sales of available-for-sale maturities were $22.7 million. Our principal cash investments during this period related to installation services used to build out and expand our demand response programs, purchases of property and equipment, and the cash payments made for acquisitions of businesses totaling $7.5 million. During the six months ended June 30, 2008, we decreased our restricted cash and deposits for customer programs by $7.1 million and incurred $8.1 million in capital expenditures primarily related to office equipment, demand response equipment and other miscellaneous expenditures.

        Cash provided by investing activities was $6.9 million for the year ended December 31, 2008. For the years ended December 31, 2007 and 2006, cash used in investing activities was $57.0 million and $10.5 million, respectively. In 2008, our principal cash investments related to installation services used to build out and expand our demand response programs, purchases of property and equipment of $12.5 million, a cash earn-out payment in connection with our acquisition of MDE of $3.4 million, $3.8 million of cash used for our acquisition of SRC and $0.4 million of the deferred acquisition payment made to Pinpoint Power DR, LLC, or PPDR. For the year ended December 31, 2008, purchases of available-for-sale securities were approximately $13.6 million and sales of available-for-sale securities were $27.1 million. Also in 2008, we had a decrease of restricted cash and deposits on our customer programs of $13.4 million primarily as a result of our financing arrangement with SVB, which allows for the issuance of letters of credit in connection with customer programs.

        In 2007, we made a payment of approximately $3.3 million and $1.9 million, respectively, in connection with our purchases of MDE and PPDR. For the year ended December 31, 2007, purchases of available-for-sale securities were approximately $35.4 million and sales of available-for-sale securities were $19.9 million. In addition, we incurred $19.9 million in capital expenditures for generating equipment, office equipment, leasehold improvements, and furniture and fixtures.

        During 2006, we made payments of $3.0 million, $1.7 million and $27,000, respectively, for the purchase of certain of the assets of Celerity Energy Partners LLC, PPDR and substantially all of the assets of eBidenergy, Inc. In addition, for the year ended December 31, 2006 we incurred $5.0 million in capital expenditures for construction-in-progress, equipment, furniture and fixtures.

Cash Flows Provided by (Used in) Financing Activities

        Cash provided by financing activities was $0.4 million for the six months ended June 30, 2009 and $125.2 million and $10.9 million for the years ended December 31, 2007 and 2006, respectively. Cash used in financing activities was $0.9 million for the six months ended June 30, 2008 and $1.1 million for the year ended December 31, 2008. Cash flows provided by (used in) financing activities consisted of the following:

  Equity Financing Activities

        We received approximately $0.5 million and $0.3 million, respectively, during the six months ended June 30, 2009 and June 30, 2008, and approximately $0.5 million, $0.2 million and $0.2 million, respectively, during the years ended December 31, 2008, 2007 and 2006 from exercises of options to purchase shares of our common stock.

        In November 2007, we successfully completed our follow-on public offering of 2,500,000 shares of our common stock at a price of $43.00 per share. Of the 2,500,000 shares, we sold 500,000 shares and selling stockholders sold 2,000,000 shares. This transaction resulted in net proceeds to us of approximately $19.4 million. In May 2007, we completed our IPO of 4,312,500 shares of common stock at a price of $26.00 per share, which included the exercise of the underwriters' over-allotment option to purchase 562,500 shares and the sale of 225,000 shares by certain of our stockholders. Net proceeds to us from our IPO were approximately $95.2 million.

        In February 2007, we repurchased 104,392 shares of our common stock for $0.4 million.

        Prior to our IPO and follow-on offering, we primarily funded our operations through the issuance of an aggregate of $27.9 million in preferred stock and $7.5 million in borrowings under our then current loan and security agreement with BlueCrest. We used these proceeds to fund our operations, to develop our technology for our demand response programs, to open new markets and for acquisitions.

  Credit Facility Borrowings

        In August 2008, we and one of our subsidiaries entered into a $35.0 million secured revolving credit and term loan facility with SVB pursuant to a loan and security agreement, which was subsequently amended in May 2009. Pursuant to the terms of the SVB loan and security agreement, as amended, SVB will, among other things, make revolving credit and term loan advances and issue letters of credit for our account. This credit facility replaced our credit facility with BlueCrest. All unpaid principal and accrued interest is due and payable in full on August 5, 2010, which is the maturity date. Our obligations under this credit facility are secured by all of our assets and the assets of our subsidiaries, excluding any intellectual property. This credit facility contains customary terms and conditions for credit facilities of this type. In addition, we are required to meet certain financial covenants customary with this type of facility, including maintaining a minimum specified tangible net worth and a minimum modified quick ratio. This credit facility contains customary events of default. If a default occurs and is not cured within any applicable cure period or is not waived, our obligations under the credit facility may be accelerated. We were in compliance with all financial covenants under this credit facility at June 30, 2009. As of June 30, 2009, our SVB credit facility was fully drawn, as we had borrowings of $4.4 million outstanding under the SVB credit and term loan facility, in addition to an aggregate of $30.5 million in letters of credit issued for our account.

        In November 2006, we entered into a loan and security agreement with Ritchie Capital Finance, L.L.C, which was subsequently assigned to BlueCrest. We borrowed $5.0 million on November 20, 2006 under this agreement and used the proceeds to pay off our then outstanding loan from Lighthouse Capital Partners V, L.P. in an amount of $1.5 million with the remainder used for working capital purposes. The term loan portion of the BlueCrest facility allowed us to borrow up to an additional $2.5 million on or before March 31, 2007, which we borrowed on March 20, 2007 for working capital purposes.

        During the six months ended June 30, 2009, we made scheduled payments on our outstanding debt and capital lease obligations of $0.0 million. During the six months ended June 30, 2008, we made scheduled payments on our outstanding debt and capital lease obligations of $1.2 million. During the year ended December 31, 2008, we made scheduled payments on our outstanding debt and capital lease obligations of $1.5 million and refinanced $4.4 million of our debt through borrowings of $4.4 million under our credit and term loan facility with SVB. During the years ended December 31, 2007 and December 31, 2006, we made scheduled payments on our outstanding debt and capital lease obligations of $1.6 million and $2.0 million, respectively.

Capital Spending

        We have made capital expenditures primarily for general corporate purposes to support our growth and for equipment installation related to our demand response programs. Our capital expenditures totaled $9.8 million and $8.1 million, respectively, during the six months ended June 30, 2009 and 2008 and $5.0 million, $20.0 million, and $12.5 million, respectively, for the years ended December 31, 2006, 2007 and 2008. As we continue to grow, we expect our capital expenditures for 2009 to increase as compared to 2008.

Contractual Obligations

        Information regarding our significant contractual obligations of the types described below as of December 31, 2008 is set forth in the following table (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt obligations	$4,442	$—	$4,442	$—	$—
Capital lease obligations	143	59	84	—	—
Operating lease obligations	18,364	3,385	10,819	4,160	—

Total	$22,949	$3,444	$15,345	$4,160	$—

        As of June 30, 2009, our debt obligations under our credit and term loan facility with SVB consisted of approximately $4.4 million. We are not aware of any events of default under our credit and term loan facility with SVB.

        Our capital lease obligations consist of computer equipment associated with our acquisition of substantially all of the assets of eBidenergy, Inc. from Trillium Capital Partners LLC in February 2006 and a telephone system we lease for which we have a bargain purchase option at the end of the five year term.

        Our operating lease obligations relate primarily to the lease of our corporate headquarters in Boston, Massachusetts and our offices in New York, New York, Rochester, New York, San Francisco, California and Meriden, Connecticut, as well as certain property and equipment.

        As part of our acquisition of SRC, we may be obligated to pay the former holders of SRC membership interests an earnout amount equal to 50% to 60% of the revenues of SRC's business during each twelve-month period from May 1, 2008 through April 30, 2010. The earnout payments will be based on the achievement of certain minimum revenue-based milestones of SRC and will be paid in a combination of cash and shares of our common stock. The earnout payment related to the May 1, 2008 to April 30, 2009 earnout period amounted to approximately $1.5 million, of which $0.7 million was paid in cash during the second quarter of 2009 and the remainder of which will be paid by the issuance of 44,776 shares of our common stock by September 30, 2009.

Off-Balance Sheet Arrangements

        As of June 30, 2009, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. We have issued letters of credit in the ordinary course of our business in order to participate in certain demand response programs. As of June 30, 2009, we had outstanding letters of credit totaling $30.5 million.

Application of Critical Accounting Policies and Use of Estimates

        Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions.

        We believe that of our significant accounting policies, which are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

        We recognize revenues in accordance with SAB No. 104. In all of our arrangements, we do not recognize any revenues until we can determine that persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and we deem collection to be probable. In making these judgments, we evaluate these criteria as follows:

  •
  Evidence of an arrangement.  We consider a non-cancelable agreement signed by the customer and us or an arrangement enforceable under the rules of an open market bidding program to be representative of persuasive evidence of an arrangement.

  •
  Delivery has occurred.  We consider delivery to have occurred when service has been delivered to the customer and no post-delivery obligations exist. In instances where customer acceptance is required, delivery is deemed to have occurred when customer acceptance has been achieved.

  •
  Fees are fixed or determinable.  We consider the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within normal payment terms. If the fee is subject to refund or adjustment, we recognize revenues when the right to a refund or adjustment lapses. If offered payment terms exceed our normal terms, we recognize revenues as the amounts become due and payable or upon the receipt of cash.

  •
  Collection is deemed probable.  We conduct a credit review for all transactions at the inception of an arrangement to determine the creditworthiness of the customer. Collection is deemed probable if, based upon our evaluation, we expect that the customer will be able to pay amounts under the arrangement as payments become due. If we determine that collection is not probable, revenues are deferred and recognized upon the receipt of cash.

        We enter into agreements and open market bidding programs to provide demand response solutions. Demand response revenues are earned based on our ability to deliver committed capacity. Energy event revenue is contingent revenue earned based upon the actual amount of energy provided during the energy event.

        In accordance with SAB No. 104, we recognize demand response revenue when we have provided verification to the grid operator or utility of our ability to deliver the committed capacity which entitles us to payments under the contract or open market program. Committed capacity is verified through the results of an actual demand response event or a measurement and verification test. Once the capacity amount has been verified, the revenue is recognized and future revenue becomes fixed or determinable and is recognized monthly until the next demand response event or test. In subsequent verification events, if our verified capacity is below the previously verified amount, the customer will reduce future payments based on the adjusted verified capacity amounts. The payments received from the utility or grid operator customer can be decreased or increased, up to the committed capacity amounts under the contract or open market program, in connection with subsequent verification events. Ongoing demand response revenue recognized between demand response events or tests that are not subject to penalty or customer refund are recognized in revenue. If the revenue is subject to refund, the revenue is deferred until the liability is resolved.

        Revenue from energy events is recognized when earned. Energy event revenue is deemed to be substantive and represents the culmination of a separate earnings process and is recognized when the energy event is initiated by the customer.

        As described above, utility or grid operator customer contracts or open market programs may include performance guarantees. We do not recognize any revenue prior to the successful completion of the performance requirement.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expense. If our historical collection experience does not reflect our future ability to collect outstanding accounts receivables, our future provision for doubtful accounts could be materially affected. To date, we have not incurred any significant write-offs of accounts receivable and have not been required to revise any of our assumptions or estimates used in determining our allowance for doubtful accounts. As of June 30, 2009 and December 31, 2008, the allowance for doubtful accounts was $54,000 and $37,000, respectively.

Business Combinations

        When we acquire new businesses, we allocate the purchase price to the acquired assets, including intangible assets, and the liabilities assumed based on their estimated fair values, with any amount in excess of such allocations designated as goodwill. Significant management judgments and assumptions are required in determining the fair value of acquired assets and liabilities, particularly acquired intangible assets. The valuation of purchased intangible assets is based on estimates of the future performance and cash flows from the acquired business. The use of different assumptions could materially impact the purchase price allocation and our financial condition and results of operations.

Impairment of Goodwill and Intangible Assets and Long-Lived Assets

        Long-lived assets, such as property and equipment, goodwill and intangible assets, are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. All of our identifiable intangible assets are amortized using the straight-line method over their estimated useful lives. We use estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. We test goodwill for impairment at least once each year, under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets. Based on the results of the test, we determined that no impairment had occurred, as the fair value of the reporting unit exceeded the respective carrying value.

        Consistent with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, when impairment indicators exist, we evaluate our long-lived assets for potential impairment. For the year ended December 31, 2008, the carrying value of a portion of our demand response equipment and generation equipment exceeded the undiscounted future cash flows based upon their anticipated retirement dates. As a result, we recognized an impairment charge of $701 representing the difference between the demand response equipment and generation equipments' carrying value and fair market value. For the six months ended June 30, 2009, there were no indicators of impairment.

Software Development Costs

        We capitalize eligible costs associated with software developed or obtained for internal use in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. We capitalize the payroll and payroll-related costs of employees who devote time to the development of internal-use computer software. We amortize these costs on a straight-line basis over the estimated useful life of the software which is generally three years. Our judgment is required in determining the point at which various projects enter the stages at which costs may be capitalized, in assessing the ongoing value and impairment of the capitalized costs, and in determining the estimated useful lives over which the costs are amortized.

Stock-Based Compensation

        We adopted SFAS No. 123(R) effective January 1, 2006. SFAS No. 123(R) requires nonpublic companies that used the minimum value method in SFAS No. 123 for either recognition or pro forma disclosures to apply SFAS No. 123(R) using the prospective-transition method. As such, we continue to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to equity awards outstanding on the date we adopted SFAS No. 123(R) that were measured using the minimum value method. In accordance with SFAS No. 123(R), we recognize the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award. Effective with our adoption of SFAS No. 123(R), we elected to use the Black-Scholes option pricing model to determine the weighted-average fair value of stock options granted on and after the date of adoption.

        As there was no public market for our common stock prior to the effective date of our IPO, we determined the volatility for options granted in 2006, 2007 and 2008 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies, as well as the historical volatility of our common stock beginning January 1, 2008. The expected volatility for options granted during 2006, 2007 and 2008 was 87%. The expected life of options has been determined utilizing the "simplified" method as prescribed by SAB No. 107, Share-Based Payment. The expected life of options granted during the year ended December 31, 2008 was 4.25-6.25 years. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. For 2008, the weighted-average risk free interest rate used was 2.9%. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas SFAS No. 123 permitted companies to record forfeitures based on actual forfeitures, which was our historical policy under SFAS No. 123. As a result, we applied an estimated forfeiture rate of 10.0% for the years ended December 31, 2006, 2007 and 2008 in determining the expense recorded in the accompanying consolidated statements of operations.

        For the years ended December 31, 2008 and 2007 and the six months ended June 30, 2009, we recorded expenses of approximately $10.4 million, $7.6 million and $6.1 million, respectively, in connection with share-based payment awards to employees and non-employees. With respect to grants through June 30, 2009, a future expense of non-vested options of approximately $18.1 million is expected to be recognized over a weighted average period of 2.3 years and a future expense of restricted stock awards of approximately $3.6 million is expected to be recognized over a weighted average period of 2.7 years.

        For awards with graded vesting, we allocate compensation costs under SFAS No. 123(R) on a straight-line basis over the requisite service period. Accordingly, we amortized the fair value of each option over each option's service period, which is generally the vesting period.

        We account for stock options issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees, or in Conjunction with Selling Goods or Services, which requires valuing and remeasuring such stock options to the current fair value until the performance date has been reached.

Accounting for Income Taxes

        We have incurred net losses since our inception. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, or SFAS No. 109, which requires companies to recognize deferred income tax assets and liabilities for temporary differences between the financial reporting and tax bases of recorded assets and liabilities and the expected benefits of net operating loss and credit carryforwards. SFAS No. 109 requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred income tax assets will not be realized. We evaluate the realizability of our deferred income tax assets, primarily resulting from net operating loss and credit carryforwards, and adjust our valuation allowance, if necessary.

        Once we utilize our net operating loss carryforwards, we would expect our provision for income tax expense in future periods to reflect an effective tax rate that will be significantly higher than past periods. The adoption of SFAS No. 123(R) will potentially result in tax benefits that are currently difficult to predict.

        In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN 48, which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. We adopted FIN 48 on January 1, 2007. The adoption did not have a material impact on our consolidated financial statements.

New Accounting Pronouncements

        In April 2008, the FASB issued FASB Staff Position, or FSP, No. 142-3, or FSP 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. Since this guidance will be applied prospectively, on adoption, there will be no impact on our current consolidated financial statements.

        On December 4, 2007, the FASB issued SFAS 141(R), Business Combinations, or SFAS 141R. SFAS 141R replaces SFAS 141, Business Combinations, and applies to all transactions or other events in which an entity obtains control of one or more businesses. SFAS 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose additional information needed to evaluate and understand the nature and financial effect of the business combination. SFAS 141R is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. The adoption of SFAS No, 141R may have a significant impact on our accounting for future acquisitions.

 BUSINESS

Company Overview

        EnerNOC is a leading provider of clean and intelligent energy solutions, which include demand response services, energy efficiency, or monitoring-based commissioning, services, energy procurement services and emissions tracking and trading services. These solutions help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional power generation, transmission and distribution resources, and drive significant cost-savings for our customers. Our customers are commercial, institutional and industrial end-users of energy, as well as electric power grid operators and utilities.

        We believe that we are the largest national demand response service provider for commercial, institutional and industrial customers. As of June 30, 2009, we managed over 3,150 MW of demand response capacity across an end-use customer base of approximately 2,400 accounts and 5,450 customer sites throughout multiple electric power grids. Demand response is an alternative to traditional power generation and transmission infrastructure projects that enables grid operators and utilities to reduce the likelihood of service disruptions, such as brownouts and blackouts, during periods of peak electricity demand, and otherwise manage the electric power grid during short-term imbalances of supply and demand. We use our NOC and PowerTrak enterprise software platform to remotely manage and reduce electricity consumption across a growing network of commercial, institutional and industrial customer sites, making demand response capacity available to grid operators and utilities on demand while helping end-users of electricity achieve energy savings, environmental benefits and improved financial results. To date, we have received substantially all of our revenues from grid operators and utilities, who make recurring payments to us for managing demand response capacity that we share with end-users of electricity in exchange for such end-users reducing their power consumption when called upon.

        We build on our position as a leading demand response solutions provider by using our NOC and scalable PowerTrak technology platform to cross-sell additional energy management solutions to our end-use customers. These additional solutions include our MBCx services, energy procurement services and emissions tracking and trading services. Our MBCx services combine advanced metering, building management systems, and energy analytics software applications to identify energy efficiency opportunities in large buildings. Our energy procurement services provide our commercial, institutional and industrial customers located in restructured or deregulated markets throughout the United States with the ability to more effectively manage the energy supplier selection process, including energy supply product procurement and implementation. Our emissions tracking and trading services include a comprehensive, software-based accounting system for our commercial, institutional and industrial customers to effectively monitor, mitigate and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements.

        Since inception, our business has grown substantially. We began by providing demand response services in one state in 2003 and expanded nationally to 31 states and the District of Columbia in eight regions, as well as internationally in Ontario, Canada, by June 30, 2009. From our start in one open market in 2003 to our current 28 contracts and open market programs with grid operators and utilities, we have continually increased our demand response capacity under management with commercial, institutional and industrial customers to approximately 410 MW at the end of 2006, 1,112 MW at the end of 2007, 2,050 MW at the end of 2008 and 3,150 MW as of June 30, 2009.

        As part of our continuing growth strategy, we intend to further reinforce our leading position in the clean and intelligent energy solutions industry through selective acquisitions. For example, in June 2009, we acquired substantially all of the assets of eQ, a software company specializing in the development of enterprise sustainability management products and services. Additionally, in May 2008, we acquired SRC, an energy procurement and risk management services provider. In September 2007, we acquired Mdenergy, LLC, an energy procurement services provider, to augment our energy management solutions.

        Our total revenues increased from $26.1 million to $60.8 million to $106.1 million for the years ended December 31, 2006, 2007 and 2008, respectively. Our revenues for the six-month period ended June 30, 2009 were $60.8 million.

Industry Background

The Electric Power Industry

        Historically, electric utility companies were formed in North America as regulated monopolies to manage the capital intensive, mission critical service of delivering electricity to end-use customers. Each local utility was vertically integrated, with responsibility for owning, managing and delivering all components of the electric power industry: generation, transmission, distribution and retail sales. Each utility was also responsible for maintaining reliability standards based on avoiding service disruptions, commonly known as blackouts. In about half of North America, the industry continues to operate in this vertically integrated fashion.

        In the rest of North America, including New England, New York, the Mid-Atlantic, the Midwest, Texas, California and Ontario, Canada, the electric power industry has been restructured to foster a competitive environment. In these restructured markets, utilities continue to operate and maintain transmission and distribution lines, delivering electricity to consumers as they had before, but power generators and electricity suppliers are now allowed to openly compete for business. Independent system operators, referred to as ISOs, or regional transmission organizations, referred to as RTOs, have been formed in these restructured markets to take control of the operation of the regional power system, coordinate the supply of electricity, and establish fair and efficient markets. ISOs and RTOs are collectively referred to as grid operators. These grid operators are responsible for maintaining Federal reliability standards designed to avoid service disruptions.

        Increasingly, grid operators and utilities in both restructured markets and in traditionally regulated markets are challenged to reliably provide electricity during periods of peak demand. Clean and intelligent energy solutions can provide a lower cost, reliable and environmentally sound alternative to building additional supply infrastructure in both traditionally regulated and restructured markets.

Challenges Facing the Electric Power Industry

        The electric power industry in North America faces enormous challenges to keep pace with the expected increase in demand for electricity and to manage the increased amount of intermittent renewable energy resources that are expected to be connected to the power grid in the future. Because electricity cannot be economically stored using commercially available technology today, it must be generated, delivered and consumed at the moment that it is needed by end-use customers. Maintaining a reliable electric power grid therefore requires real-time balancing between supply and demand. Power generation, transmission and distribution facilities are built to capacity levels that can service the maximum amount of anticipated demand plus a reserve margin intended to serve as a buffer to protect the system in critical periods of peak demand or unexpected events such as failure of a power plant or major transmission line. However, under-investment in generation, transmission and distribution infrastructure in recent years in key regions, coupled with a dramatic growth in electricity consumption over that same time period, has led to an increased frequency of voltage reductions—commonly known as brownouts and blackouts, which are collectively estimated to cost the United States $80 billion per year, primarily in lost productivity, according to a United States Department of Energy 2005 study. These challenges are exacerbated by environmental concerns and stringent regulatory environments that make it increasingly difficult to find suitable sites, obtain permits, and construct generation, transmission and distribution facilities where they are needed most, often in densely populated areas.

Although the economic slowdown in the United States beginning in late 2008 has resulted in declining industrial demand for electricity, mid-range and longer-term expectations of capacity shortfalls continue. In addition, existing power generation facility construction has slowed.

        According to the North American Electric Reliability Council, demand for electricity is expected to increase over the next 10 years by approximately 18% in the United States, but generation capacity is expected to increase by only approximately 6% in the United States during that same period. As a result, in North America, the margin between electric supply and demand is projected to drop below minimum target levels in parts of the Midwest, the Southeast, the West and the Southwest in the next two to three years, with other portions of the Northeast, the Mid-Atlantic, the Midwest, the South and the West falling below minimum target levels in the next 10 years. According to the International Energy Agency, North America is expected to require 695,000 MW of additional capacity at a cost of $2.65 trillion between 2007 and 2030 to reliably meet expected annual growth in demand. Worldwide, the International Energy Agency expects 4,528,000 MW of additional capacity to be required over the same period at a total cost of $13.6 trillion. This presents enormous economic, environmental and logistical challenges.

        In addition to the challenges arising from the need to build additional generation capacity in North America, under-investment in the transmission and distribution infrastructure required to deliver power from centralized power plants to end-use customers has resulted in an overburdened electric power grid. This periodically prevents the transport of power to constrained areas during periods of peak demand, which can affect reliability and cause significant economic impacts. Whereas demand for electricity is expected to increase over the next 10 years by approximately 18% in the United States, total transmission miles in the United States are projected to increase by less than 10% during that same period.

        As the electric power industry confronts these challenges, demand response has emerged as an important solution to help address the imbalance in electric supply and demand. For example, the Energy Policy Act of 2005 declared it the official policy of the United States to encourage demand response and the adoption of devices that enable it. In addition, as more renewable energy sources come on line, we believe that our demand side management offerings to grid operators and utilities will provide additional value as grid operators and utilities seek additional means to manage fluctuations in the amount of power generated by intermittent power generation sources, such as wind and solar.

Our Market Opportunity

        According to the International Energy Agency, electric power infrastructure expenditures in North America are expected to exceed $2.65 trillion between 2007 and 2030. Worldwide, the International Energy Agency expects 4,528,000 MW of additional capacity to be required over the same period at a total cost of $13.6 trillion. We estimate that over 10% of the electric power infrastructure in North America has been constructed in order to meet peaks in electricity demand that occur less than 1% of the time, or approximately 88 hours per year. Based on these estimates, we believe that the market in North America for reducing demand during these critical peak hours, in place of building supply infrastructure, is $11.5 billion per year, if the need to build-out infrastructure were to occur on an equal annual basis. Using the same assumptions, we estimate that the market for eliminating the top 1% of peak demand hours for electricity worldwide during this same period could be over $59.2 billion per year.

        We are a pioneer in the development, implementation and broader adoption of technology-enabled demand response solutions. Our technology enables us to send control signals to, and receive bi-directional communications from, an Internet-enabled network of broadly dispersed end-use customer sites in order to initiate, monitor and terminate demand response activity. Our robust and scalable technology and proprietary operational processes automate demand response and simplify end-use customer participation. These solutions are designed for the commercial, institutional and industrial market, which represents approximately 60% of the United States electricity consumption. We provide demand response capacity by contracting with these end-use customers of grid operators and utilities to reduce their electricity usage on demand. We receive most of our revenues from grid operators and utilities and we make payments to end-users of electricity for both contracting to reduce electricity usage and actually doing so when called upon.

        Our demand response technology enables us to remotely reduce electricity usage in a matter of minutes, or send curtailment instructions to our end-use customers to be implemented on site. We believe that our solutions address extreme peaks in demand for electricity more efficiently than building additional electric generation, transmission and distribution infrastructure because over 10% of this supply-side infrastructure is typically built to meet peaks in demand that occur less than 1% of the time. We believe that we are well positioned as a market leader to address this substantial market opportunity for demand response. In addition, our PowerTrak enterprise software platform enables us to deliver to our end-use customer base an expanding portfolio of additional energy management solutions, including our MBCx services, energy procurement services and emissions tracking and trading services. We believe that the market opportunity for our MBCx services, energy procurement services and emissions tracking and trading services is significant and will remain so as operational efficiency and energy savings are given increased priority by commercial, institutional and industrial end-users of electricity, and as energy market prices remain volatile.

        We provide our demand response solutions to grid operators and utilities under long-term contracts and pursuant to open market bidding programs. Our long-term contracts generally have terms of three to 10 years and predetermined capacity commitment and payment levels. In open market programs, grid operators and utilities generally seek bids from companies such as ours to provide demand response capacity based on prices offered in competitive bidding. These opportunities are generally characterized by energy and capacity obligations with shorter commitment periods and prices that may vary by hour, day, month, bidding period or supplemental, new or modified demand response programs. We began providing demand response services in one state in 2003 and expanded nationally to 31 states and the District of Columbia in eight regions, as well as internationally in Ontario, Canada, by June 30, 2009. From our start in one open market in 2003 to our current 28 contracts and open market programs with grid operators and utilities, we have increased our demand response capacity under management with commercial, institutional and industrial customers to over 3,150 MW as of June 30, 2009.

        As indicated in the table below, we have substantial opportunities to continue expanding our MW under management in the regions in which we already provide our demand response services, as well as in other regions. The table depicts, as of June 30, 2009, each of our geographic markets currently served, the length of time we have operated in that region, the contracts and programs in each region under which we generate revenues, the demand response capacity in MW that we currently manage in the region, and our estimate of the market potential in MW for our demand response services. We expect to increase over time our MW under management, and thereby increase our revenues, in each of the geographic regions we serve.

 Our Geographic Regions, Contracts and Markets
As of June 30, 2009

Region(1) (Years of Operation In Region)	Type of Contract/Open Market Program (OMP)	Date of Contract/ Initial Enrollment IN OMP	Contract/OMP Expiration Date	Demand Response Capacity Under Management 6/30/09 (MW)	Regional All-Time Peak Demand (MW)(1)	Demand Response Potential Market Opportunity (MW)(2)
New England	Reliability-Based OMP	Mar 2003	May 2010
(6.5 Years)	Price-Based OMP	Jul 2003	May 2010
	Ancillary Services OMP	Jul 2006	May 2010	892	28,130	2,813
	Reliability-Based Contract	Jun 2008	Dec 2012
	Reliability-Based OMP	Jun 2010	Open-Ended
New York	Reliability-Based OMP	Aug 2004	Open-Ended	234	33,939	3,394
(5 Years)	Reliability-Based Contract	Oct 2006	Mar 2012
California	Reliability-Based Contract	May 2006	Dec 2017
(4.5 Years)	Reliability-Based OMP	Mar 2007	Open-Ended
	Reliability-Based OMP	May 2007	Open-Ended	197	50,270	5,027
	Reliability-Based Contract	Feb 2007	Dec 2011
	Reliability-Based Contract	Feb 2007	Sept 2009
PJM	Ancillary Services OMP	Aug 2006	Open-Ended
(3 Years)	Price-Based OMP	Aug 2006	Open-Ended
	Reliability-Based OMP	Jun 2007	Open-Ended
	Reliability-Based Contract	Jun 2011	May 2015	1,479	144,644	14,464
	Reliability-Based Contract	Jun 2011	May 2015
	Reliability-Based Contract	Jun 2011	May 2015
	Reliability-Based Contract	Jun 2011	May 2015
Southwest	Reliability-Based Contract	Feb 2007	Dec 2017
(2.5 Years)	Reliability-Based Contract	Jun 2009	May 2012	64	36,519	3,652
	Reliability-Based Contract	Jun 2009	Dec 2016
Southeast	Reliability-Based Contract	Aug 2007	Dec 2011	215	237,100	23,710
(2 Years)	Reliability-Based Contract	Jun 2008	Sept 2011
Northwest	Reliability-Based Pilot Contract	Nov 2007	Dec 2009	18	40,298	4,030
(1.5 Years)	Reliability-Based Contract	Jun 2009	Feb 2014
Texas	Reliability-Based OMP	Feb 2008	Open-Ended	53	62,500	6,250
(1.5 Years)
Ontario	Reliability-Based Contract	Mar 2008	May 2013	14	27,005	2,701
(1.5 Years)

Total				3,166	660,405	66,041

(1)
US Regions and Regional All-Time Peak Demands based on FERC Electric Power Market Classifications and Data.

(2)
Calculated as 10% of regional peak demand, estimated to occur during 1% of annual hours.

        The column above labeled Demand Response Capacity Under Management reflects demand response capacity under definitive contracts with our commercial, institutional and industrial customers.

        The column above labeled Type of Contract/Open Market Program (OMP) describes, on a region by region basis, how we provide our demand response solutions to electric power grid operators and utilities under long-term contracts and in open market programs. Our long-term contracts generally have terms of three to 10 years and predetermined capacity commitment and payment levels. Our open market program opportunities are generally characterized by flexible capacity commitments and prices that vary by hour, day, month, bidding period or supplemental, new or modified demand response programs. Within these contracts and open market programs we offer the following solutions to serve the needs of grid operators and utilities:

  •
  reliability-based demand response, which requires a level of demand response capacity to be available for dispatch on call by grid operators and utilities;

  •
  price-based demand response, which enables commercial, institutional and industrial customers to monitor and respond to electricity market price signals by reducing electricity usage; and

  •
  ancillary services, which include resources utilized as a reserve pool of quick-start resources to provide short-term support for grid operators and utilities, including operating reserves, called upon by grid operators and utilities during short-term events such as the loss of a transmission line or a power plant.

The EnerNOC Solution

        We have developed a proprietary suite of technology applications and operational processes that enable us to make demand response capacity and energy available to grid operators and utilities on demand and remotely manage electricity consumption at commercial, institutional and industrial customer sites. Our solution provides the following benefits:

        Compelling Value Proposition to Grid Operators and Utilities.    On the supply side, grid operators and utilities deploy our technology-enabled demand response solutions to supplement, avoid or defer costly investments in generation, transmission and distribution facilities and to enhance the reliability of the electric power grid system. Our demand response solutions help grid operators and utilities achieve their capacity and capacity reserve margin goals quickly and economically and allow them to diversify their portfolio of resources, without requiring the installation of any hardware or software at their facilities. Whereas it typically takes years to site, permit and construct a power plant and the associated transmission and distribution infrastructure, demand response capacity can generally be enabled within months, in densely populated, constrained areas, exactly where the new capacity is needed most and with no need for new transmission or distribution infrastructure. We either enter into long-term contracts to sell our demand response capacity to grid operators and utilities, or participate in the open market opportunities for demand response that they establish. Together with these demand response solutions, our energy management solutions enhance the reliability of regional electric power grids by providing grid operators and utilities the ability to measure, manage, shift and reduce energy consumption in specific distribution areas within minutes.

        Compelling Value Proposition To End-Use Customers.    On the demand side, our turnkey, outsourced demand response and energy management solutions create new streams of recurring cash flows, reduce energy costs and simplify energy management for our commercial, institutional and industrial customers. Our offerings typically involve no up-front capital investment on the part of our end-use customer. We share demand response payments, called capacity payments, that we receive from grid operators and utilities with our end-use customers for agreeing to reduce their electrical consumption whether or not we are actually called upon to do so. We also generally make additional payments, called energy payments, when they actually reduce their consumption from the electric power grid.

        Energy Management Solutions for End-Use Customers.    Our demand response solutions position us to deliver additional energy management solutions to our commercial, institutional and industrial customers. These end-use customers are increasingly focused on efficiently managing their energy consumption and reducing costs. The real-time energy consumption data that we gather in our PowerTrak enterprise software platform empowers our MBCx services to identify savings opportunities in our end-use customers' energy costs across departments and throughout those customers' operations on an enterprise-wide basis. The devices that we have installed in connection with our demand response solutions enable us to implement our MBCx services. By delivering a recurring cash stream for our end-use customers, we are often viewed by them as a trusted partner who can help address their increasingly complex energy challenges.

        Open, Scalable and Secure Architecture.    Our NOC is supported by our PowerTrak enterprise software platform, which is built on an open and scalable Web services architecture. PowerTrak is able to interface with energy management and building automation systems at commercial, institutional and industrial customer sites, thereby enabling us to cost-effectively leverage existing technology for remote monitoring and control from our NOC. PowerTrak's analytical tools enable a single NOC operator to supervise hundreds of end-use metering and control points and simultaneously optimize demand response performance and energy savings measures across numerous customer sites and geographic regions. We have built a comprehensive security infrastructure, including firewalls, intrusion detection systems and data encryption, and have established fail-over redundancy for our information technology systems.

        Reduced Environmental Impact.    By reducing electricity consumption during periods of peak demand and other system emergencies, our demand response solutions can displace older, inefficiently-used power plants, and defer new generation, transmission and distribution development, resulting in reduced emissions and land use benefits. These environmental benefits are particularly clear when demand response capacity qualifies under regional regulations as operating reserves. In these areas, grid operators and utilities call on demand response when contingencies such as power plant or transmission outages occur, which can offset the need to keep centralized peaking power plants running on idle for thousands of hours per year. Dispatchable demand response capacity therefore allows grid operators and utilities to meet reserve requirements with significantly less environmental impact than conventional supply-side alternatives. In addition, we believe that growing participation in demand response by commercial, institutional and industrial organizations will lead to an increased focus on energy management efforts, including energy efficiency and conservation, through which end-use customers can significantly reduce air emissions.

        Management of Intermittent Renewable Power Source Shortfalls.    We expect that the electric power industry in North America will face challenges in managing an increased amount of intermittent renewable energy resources that are expected to be connected to the power grid in the future. Although these numbers will be smaller initially, as grid operators and utilities move to meet increased regulatory requirements for renewable energy sources at the state level and look ahead to possible Federal renewable energy portfolio standards, we believe our demand response solutions will offer additional value to grid operators and utilities trying to address some of the risks inherent in renewable energy sources that are less predictable than traditional baseload energy generation sources. Some of the primary current candidates for large-scale renewable energy sources such as wind and solar power provide fluctuating amounts of power based on external factors such as weather and atmospheric conditions. Accordingly, grid operators and utilities must plan for the risk that these kinds of renewable resources will not be available on a consistent basis. This means that reserve margins, or excess capacity available during normal operations, must be higher. We believe that our demand response solutions offer a more cost-effective solution for providing a wide variety of reserve capacity than traditional peaking power plants, which require significant infrastructure expenditures for capacity that is infrequently used, and that this cost benefit gives us an additional competitive advantage when pursuing demand response opportunities from grid operators and utilities.

Competitive Strengths

        Our competitive strengths position us for continued leadership and rapid expansion in the clean and intelligent energy solutions sector.

        Leading Provider with a Diversified Product Suite and Nationwide Presence.    We are a pioneer in the development, implementation and broader adoption of technology-enabled demand response solutions to commercial, institutional and industrial customers on a national scale. With over 3,150 MW under management as of June 30, 2009 and an end-use customer base of approximately 2,400 accounts across 5,450 customer sites throughout multiple electric power grids as of June 30, 2009, we believe that we are the largest national demand response service provider for commercial, institutional and industrial customers. We leverage our leadership role in the demand response market to cross-sell additional energy management solutions to our end-use customers, including our MBCx services, our energy procurement services, and emissions tracking and trading services. In addition, we believe our national presence is a key differentiator that enables us to offer a single platform for our customers who have national operations to participate in our diversified suite of solutions across different geographic regions with different market rules and conditions.

        Established Track Record of Reliable Performance and Demonstrated Growth.    We have an established track record of reliably delivering demand response capacity when called to do so by grid operators and utilities. Specifically, in 2008 and year-to-date 2009, we delivered performance that averaged over 100%, based on nominated versus delivered capacity. Our substantial base of operating experience in successfully delivering demand response solutions has enabled us to rapidly and significantly grow our base of grid operator and utility customers. Since inception, we have demonstrated our ability to grow, with an annualized growth rate of 278% in MW under management from 2004 to 2008. Year to date in 2009, we increased MW under management by 1,100 MW, or approximately 54%, to more than 3,150 MW as of June 30, 2009. Simultaneously, we have increased our revenues at an annualized growth rate of 237% from 2004 to 2008. For the quarter ended June 30, 2009, our revenues increased by 79% as compared to revenues in the comparable quarter in 2008.

        Highly Scalable Business Model with Increasing Operating Leverage.    The dynamics of the commercial, institutional and industrial market enable us to rapidly scale our business in existing and new geographies. Once a demand response market is established in a region, the marginal cost of acquiring and servicing commercial, institutional and industrial customers is relatively low compared to traditional supply-side capacity resources. In addition, the large size of our target end-use customers significantly lowers our acquisition cost per unit of capacity compared to the acquisition cost of residential customers. Commercial, institutional and industrial customers also often have one decision maker who controls multiple sites, thereby accelerating our acquisition of new capacity under management, lowering our cost to expand our network of managed sites and providing more opportunities to cross-sell our suite of energy management solutions. In addition, our NOC and scalable PowerTrak technology platform create operating leverage, enabling us to significantly grow MW under management and revenue without adding significant employee resources. For example, since inception, our productivity has improved with MW under management increasing from 4.1 MW per full time employee as of December 31, 2006 to 8.8 MW per full time employee as of June 30, 2009.

        Recurring and Visible Revenues.    We enter into long-term contracts and participate in open market bidding programs with grid operators and utilities through which we are paid recurring payments, typically on a monthly basis, for the capacity that we make available, whether or not we are called upon to reduce our end-use customers' electricity consumption from the electric power grid. These long-term contracts generally range between three and 10 years in duration and these recurring payments significantly increase the visibility and predictability of our future revenues. In addition, we enter into long-term agreements that generally range between three and five years in duration with commercial, institutional and industrial customers who provide us with demand response capacity. As of June 30, 2009, we estimate our total contracted revenue to be approximately $750 million, 83% of which we expect to earn and recognize as revenue by May 2013, with the remainder expected to be earned and recognized as revenue through 2024.

        Differentiated Technology Platform.    Our scalable, proprietary technology platform, in addition to our established track record and experience, creates a significant competitive advantage for us. We communicate via the Internet using advanced metering applications and automation equipment that we or third parties install at end-use customer sites to make demand response participation viable for a wide range of commercial, institutional and industrial organizations. The open architecture design of our proprietary technology platform enables us to interface with existing and new energy management and building automation systems which use a variety of protocol languages. Once an end-use customer is enabled in our network, we collect real-time energy consumption data. This data enables our software to perform demand response measurement and verification, and also provides the underlying information to conduct further energy management analysis and provide decision-making support. We further strengthened our diversified technology platform in 2009 by successfully launching and deploying PowerTalk, the industry's first standards-based presence-enabled smart grid communications technology, at over 750 customer sites. In addition, rather than being limited to curtailing electricity used by a specific type of equipment, such as air-conditioning units, our platform enables us to manage a wide array of equipment and systems to implement appropriate demand response solutions on an end-user by end-user basis.

Strategy

        Our strategy is to capitalize on our established track record, substantial operating experience and scalable and proprietary technology platform, as well as our leading market position in the U.S., to continue providing clean and intelligent energy solutions to commercial, institutional and industrial customers, grid operators and utilities. Our aim is to become the leading outsourced energy management solutions provider for commercial, institutional and industrial customers worldwide. Key elements of our strategy include:

        Strengthen Presence by Growing in Existing and New U.S. Regions.    We will continue to pursue opportunities to provide demand response capacity to grid operators and utilities in U.S. markets through additional long-term contracts and open market opportunities for demand response capacity. To provide this demand response capacity, we expect to enter into contracts with new commercial, institutional and industrial customers. We will also seek to cross-sell additional energy management solutions, such as our MBCx services, energy procurement services and emissions tracking and trading services, to these end-use customers. Our sales force will primarily focus their efforts on the following six vertical markets: technology, education, food sales and storage, government, healthcare and manufacturing/industrial. We believe that our full-service demand response and energy management solutions, the recurring payments that we provide and our national presence will enable us to continue to pursue rapid growth of our end-use customer base.

        Expand Sales of our Growing Portfolio of Technology-Enabled Energy Management Solutions.    We believe that our demand response solutions have uniquely positioned us to deliver additional energy management solutions to our growing network of commercial, institutional and industrial customers. We will continue to develop our technology, including our PowerTrak enterprise software platform. This platform enables us to measure, manage, benchmark and optimize end-use customers' energy consumption and facility operations. We will continue through our MBCx services to use real-time and historical energy data to help end-use customers analyze and reduce their consumption of electricity, forecast demand, continuously monitor building management equipment to optimize system operation, model rates and tariffs and create energy scorecards to benchmark similar facilities. In addition, we offer our energy procurement services to our end-use customers, which enable them to mitigate risk through competitive energy supply contracts and achieve energy cost savings. We also offer our end-use customers emissions tracking and trading services to enable them to more effectively monitor, mitigate and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements. We believe that our end-use customers will become increasingly aware of their energy costs and consumption and will look to advanced analytics and trusted third-party providers to help them better manage their overall energy expenditures.

        Actively Pursue Targeted Strategic Acquisitions.    We intend to actively pursue selective acquisitions to reinforce our leadership position in the expanding clean and intelligent energy solutions sector. This sector consists of a number of companies with technology offerings or customer relationships that present attractive acquisition opportunities. We intend to look for opportunities to acquire technologies that would support and enhance our current technology platform with a particular focus on growing our energy management solutions. Customer relationship acquisitions would focus on expansion into new geographic regions both in the U.S. and internationally. We have a strong track record of successfully integrating acquired companies to increase our customer base, entering new geographic regions, improving our product offering and enhancing our technology. In June 2009, we acquired substantially all of the assets of eQ, a software company specializing in the development of enterprise sustainability management products and services, to strengthen our position in a nascent yet growing market committed to helping energy and sustainability leaders plan their own response to achieve energy efficiency and emissions goals.

        Target Expansion by Entering International Markets.    We also intend to expand our addressable market by pursuing our demand response and energy management opportunities in international markets. We are a pioneer in the development, implementation and broader adoption of clean and intelligent energy solutions and have built a national footprint in the U.S. We believe we can achieve a similar significant first mover advantage internationally, principally in Canada, the U.K. and Europe. We believe that our scalable technology platform and proprietary operational processes are readily adaptable to the international markets we are targeting. We believe that entering new international markets will provide a significant opportunity to grow our customer base and provide a differentiated offering to customers with international operations.

Our Clean and Intelligent Energy Solutions

Demand Response Solutions

        Demand response is achieved when end-use customers reduce their consumption of electricity from the electric power grid in response to a market signal. End-use customers can reduce their consumption of electricity by reducing demand (for example, by dimming lights, resetting air conditioning set-points or shutting down production lines) or they can self-generate electricity with onsite generation (for example, by means of a back-up generator or onsite cogeneration). Our demand response capacity provides a more timely, cost-effective and environmentally sound alternative to building conventional supply-side resources, such as natural gas-fired peaking power plants, to meet infrequent periods of peak demand.

        Although electric power utilities have offered less technology-enabled forms of demand response to their largest electricity consumers for decades in the form of interruptible tariffs—a mechanism that allows utilities to call on customers to reduce consumption during periods of peak demand in exchange for lower rates—these programs typically lack an affordable means of real-time data communication and adequate automation technologies to make demand response participation viable for most commercial, institutional and industrial organizations. We believe that the widespread adoption of the Internet, as well as cost-effective and robust metering and control technologies, have created a new opportunity for technology-enabled demand response solutions to drive significant benefits for all stakeholders.

        We have pursued this opportunity by building our own proprietary technologies and operational processes that make demand response participation possible for a wider range of electricity consumers. The devices that we install at our commercial, institutional and industrial customer sites transmit to us via the Internet electrical consumption data on a 1-minute, 5-minute, 15-minute and hourly basis, which is referred to in the electric power industry as near real-time data. Our proprietary software applications analyze the data from individual sites and aggregate data for specific regions. When a demand response event occurs, our NOC automatically processes the notification coming from the grid operator or utility. Our NOC operators then begin activating procedures to curtail demand from the grid at our commercial, institutional and industrial customer sites. Our one-click curtailment activation sends signals to all registered sites in the targeted geography where the event is occurring. Upon activation of remote demand reduction, our technology, which is receiving near real-time data from each site, is able to determine on a near real-time basis whether the location is performing as expected. Signals are relayed to our NOC operators when further steps are needed to achieve demand reductions at any given location. Each customer site is monitored for the duration of the demand response event and operations are restored to normal when the event ends.

        We offer the following three distinct demand response solutions to serve the needs of grid operators and utilities: (i) reliability-based demand response, (ii) price-based demand response, and (iii) short-term reserve resources referred to in the electric power industry as ancillary services.

        Reliability-Based Demand Response.    We receive recurring capacity payments from grid operators and utilities for being on call, which means having available previously registered demand response capacity that we have aggregated from our commercial, institutional and industrial customers, regardless of whether we receive a signal to reduce consumption. When we receive a signal from a grid operator or utility customer, which we refer to as a dispatch signal, our proprietary software applications automatically notify our end-use customers that a demand reduction is needed and initiate processes that reduce electrical consumption by certain of our commercial, institutional and industrial customers in the targeted area. When we are called to implement a demand reduction, we typically receive an additional payment for the energy that we reduce. Our commercial, institutional and industrial customers will then receive a payment from us. We are called upon to perform by grid operators and utilities during periods of high demand or supply shortfalls, otherwise known as capacity deficiency events. By aggregating a large number of end-use customers to participate in these reliability-based programs, we believe that we have played a significant role over the past four years in helping to prevent brownouts and blackouts in some of the most capacity constrained regions in the United States. We currently provide reliability-based demand response solutions to ISO-NE, PJM, the New York Independent System Operator, SDG&E, Southern California Edison Company and Pacific Gas and Electric Company, among others.

        Price-Based Demand Response.    Our price-based demand response solutions enable commercial, institutional and industrial customers to monitor and respond to wholesale electricity market price signals when it is cost-effective for them to do so. We register a "strike price" with respect to each customer using this solution, above which it may be economical for that end-use customer to reduce its consumption of electricity. We receive an energy payment in the amount of the wholesale market price for the electricity that the end-use customer does not consume and share this payment with that customer. If prices in a given market approach a given strike price, our solutions automatically notify the customer and initiate processes that reduce electrical consumption from the electric power grid. We currently participate in price response programs in the Mid-Atlantic and New England.

        Ancillary Services.    Demand response is utilized for short-term reserve requirements, referred to in the electric power industry as ancillary services, including operating reserves. This solution is called upon by grid operators and utilities during short-term contingency events such as the loss of a transmission line or large power plant. Through our technology, certain end-use customers are able to provide near instantaneous response for these numerous short-term system events, and often do so with negligible impact on their business operations. Grid operators and utilities rely on a reserve pool of these quick-start resources to step in and provide short-term support as needed during these contingency events. The goal of grid operators and utilities is to get these resources back into standby mode as quickly as possible after they are dispatched so that the reserve pool of available capacity is replenished. Examples of ancillary services markets in which we participate include PJM's Synchronized

Reserves Market, in which we were the first provider of demand response capacity, and ISO-NE's Demand Response Reserves Pilot program.

Energy Management Solutions

        We have an expanding portfolio of additional energy management solutions. We believe that our demand response solutions have positioned us to deliver additional energy management solutions to our growing network of commercial, institutional and industrial customers. By collecting and reporting real-time energy consumption data and by delivering a stream of recurring payments to our end-use customers through demand response solutions, we hope to be viewed as a trusted partner who can help address their increasingly complex energy challenges. Our energy management solutions are aimed at helping address these challenges and at expanding our customer relationships. The diagram below provides an overview of these solutions.

        In September 2007, we acquired MDE, an energy procurement services provider, to augment our expanding portfolio of additional energy management solutions. The MDE acquisition included the addition of hundreds of new commercial, institutional and industrial customers to whom we were providing energy procurement services as of June 30, 2009. In May 2008, we acquired SRC, an energy procurement and risk management services provider, which acquisition strengthens our position in a growing energy procurement services market and provides a local presence for us in the PJM service region. In June 2009, we acquired substantially all of the assets of eQ, a software company specializing in the development of enterprise sustainability management products and services. We believe that the acquisition of eQ strengthens our position in a nascent yet growing market committed to helping energy and sustainability leaders plan their own response to reach energy efficiency and emissions goals. We intend to pursue and have pursued opportunities to provide demand response solutions to a substantial number of the new customers derived from these acquisitions.

        We currently offer the following technology-enabled energy management solutions to our commercial, institutional and industrial customers:

  •
  Monitoring-Based Commissioning Services.  Our MBCx services are a technology-based energy analytics service designed to help optimize the way buildings operate, measure the impact of key energy and environmental decisions, and enhance the comfort of occupants. Our PowerTrak application integrates data from disparate energy management systems with utility metering to gather data on a customer's overall energy usage. Our analysts then use analysis tools, filters, and applications to monitor and review this data, and provide distilled information and recommendations designed to optimize performance; reduce energy consumption; reduce carbon emissions; prioritize maintenance needs; and enhance occupant comfort.

  •
  Energy Procurement Services.  We offer to our end-use commercial, institutional and industrial customers various services related to procuring commodity supply contracts from competitive electricity suppliers. We use our market knowledge and industry relationships, along with actual customer electricity usage data that we track and manage through PowerTrak, to achieve savings for customers. We bring customers strategic advice to help them capture favorable energy procurement contracts from competitive electricity suppliers. We take no position in the commodities market and assume no associated risk.

  •
  Emissions Tracking and Trading Services.  Our emissions tracking and trading services include a comprehensive, software based accounting system for our commercial, institutional and industrial customers to effectively monitor, mitigate, and monetize their greenhouse gas emissions in response to existing and pending greenhouse gas reporting requirements.

Technology and Operations

Technology

        Since inception, we have focused on delivering industry-leading, technology-enabled demand response and energy management solutions. Our proprietary technology has been developed to be highly reliable and scalable and to provide a platform on which to design, customize, and implement demand response and energy management solutions. Our proprietary technology infrastructure is built on Linux, Java and Oracle and supports an open web services architecture. Our PowerTrak enterprise software platform enables us to efficiently scale our demand response offerings in new geographic regions and rapidly grow the end-use customers in our network.

        In 2009, we announced the deployment of PowerTalk, the industry's first presence-enabled smart grid technology, at certain of our commercial, institutional, and industrial sites. PowerTalk enables real-time communication through open, standards-based presence technology between most Internet-enabled smart meters or devices and our NOC. The always-on, two-way presence-based connection created by PowerTalk significantly enhances visibility into our demand response network. PowerTalk also streamlines the site enablement process, allowing us to more efficiently equip end-use customers to participate in demand response programs. PowerTalk-enabled devices are "firewall friendly" and can leverage existing end-use customer networks to facilitate secure, authenticated and encrypted communication, without the need to establish a virtual private network.

        Web services connect applications directly with other applications. They do this through a form of "loose coupling" which allows connections to be established across applications without customization. As a result, these connections can be established without regard to technology platform or programming language, making it easy to share technology across a broad range of users and companies. Web services enable business collaboration at the process level. Process-level collaboration requires software that is architected for communication across firewalls. We believe that business process collaboration over the Internet has wide-reaching implications for the ways in which energy transactions will be performed.

        Our technology can be broken down into three primary components: the Network Operations Center, the EnerNOC Site Server and PowerTrak, our enterprise software platform.

Network Operations Center

        Our technology enables our NOC to automatically respond to signals sent by grid operators and utilities to deliver demand reductions within targeted geographic regions. We can customize our technology to receive and interpret many types of dispatch signals sent directly from a grid operator or utility to our NOC. Following the receipt of such a signal, our NOC automatically notifies specified end-use customer personnel of the demand response event. After relaying this notification to our commercial, institutional and industrial customers, we initiate processes that reduce their electricity consumption from the electric power grid. These processes may include dimming lights, shifting equipment to power save mode, adjusting heating and cooling set points and activating a back-up generator. Demand reduction is monitored remotely with real-time data feeds, the results of which are displayed in our NOC through various data presentment screens. Each end-use customer site is monitored for the duration of the demand response event and operations are restored to normal when the event ends. We currently participate in demand response programs across North America, some of which require demand reductions within 10 minutes or less. We have built a comprehensive security infrastructure, including firewalls, intrusion detection systems, and encryption for transmissions over the Internet, and have established fail-over redundancy for the information technology systems that support our NOC. The following diagram illustrates how we use our NOC to reduce electricity consumption from the electric power grid.

 Our Technology Platform and Operational Processes

The EnerNOC Site Server

        We work directly with end-use customers to ensure that they are able to respond quickly and completely to demand reduction instructions. We install a hardware device, called an EnerNOC Site Server, or ESS, at each end-use customer site to collect and communicate real-time electricity consumption data and, in many cases, enable remote control. The ESS communicates to our NOC through the customer's LAN or other internet connection. The ESS is an open, integrated system consisting of a central hardware device residing inside a standard electrical box.

        The ESS serves as a gateway to connect our NOC with a variety of data collection systems and equipment at end-use customer sites. The ESS is typically installed in the electrical room at an end-use customer's site and is equipped to read and record voltage, current, power and other power quality electrical data of certain customer-owned electrical equipment, along with other important energy usage parameters, including natural gas, chilled water, steam and compressed air. It includes a web-based service software application which enables the secure, bi-directional transfer of data across firewalls and over the Internet. The ESS is used to locally connect into many types of building management equipment and systems that support a range of communications protocols and interfaces such as LonWorks, BACnet/IP, Modbus RTU, Modbus TCP/IP, and SNMP. The ESS also provides protocol translation so that data from legacy building management systems can be connected directly to our NOC. This advanced connectivity allows us to use a customer's existing infrastructure investment, lowering our overall cost of enablement and making data available to corporate networks and the Internet through industry standard communication protocols.

PowerTrak Enterprise Software Platform

        PowerTrak is our web-based enterprise software platform used for power measurement, load control and energy analysis, and is the underlying software that runs our NOC. It utilizes a modular web services architecture that is designed to allow application modules to be easily integrated into the platform. We believe that a key factor to successfully offering clean and intelligent energy solutions is integrating data from disparate sources and utilizing it to deliver customer-focused solutions utilizing open protocols. The following diagram and description provide an overview of our system architecture.

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  Energy Intelligence.  This proprietary suite of web-enabled modules delivers demand response and energy management capabilities by processing near real-time and historical data from our data warehouse. Energy intelligence provides actionable energy information to users and offers a way for users to view and manipulate this data. Modules include: Profiling, which enables usage tracking; PowerTrak Analytics, which enables users to conduct asset performance and emissions tracking, load forecasting, benchmarking and scorecard reporting; Rate Analysis, which enables users to compare utility tariffs with competitive supply offers; Curtailment, which enables us to curtail electricity consumption and dispatch generators based on signals from grid operators; Billing, which enables users to generate energy bills for internal cost allocation purposes; and MyPowerTrak, which is a customizable portal that enables our personnel and our customers to create user-defined dashboards with customized content.

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  Enterprise Applications.  This Java-based middle layer of the application is where we have defined and implemented our business processes, business rules, and business logic that pertain to global device management, security, messaging, file transfer, scheduling and business process management. These enterprise applications provide the core web services that coordinate the near real-time exchange of data between devices, people, external data sources, and other enterprise applications.

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  Data Layer.  The data layer is a relational database that is designed for query, analysis and transaction processing and data collection, processing, aggregation and validation. It contains historical energy data and data from other sources. It separates analysis workload from transaction workload and enables us to consolidate data from several sources. These records include customer demographics, interval energy information (for example, 1-minute, 5-minute and 15-minute), as well as weather, emissions, pricing and aggregated summary data.

        Currently, PowerTrak collects facility consumption data on a 1-minute, 5-minute, 15-minute and hourly basis and integrates that data with near real-time, historical and forecasted market variables. We use PowerTrak to measure, manage, benchmark and optimize end-use customers' energy consumption and facility operations. We use this data to help end-use customers analyze consumption patterns, forecast demand, measure real-time performance during demand response events, continuously monitor building management equipment to optimize system operation, model rates and tariffs and create energy scorecards to benchmark similar facilities. In addition, PowerTrak enables us to track each end-use customer's greenhouse gas emissions by mapping their energy consumption with the fuel mix used for generation in their location, such as the proportion of coal, nuclear, natural gas, fuel oil and other sources used.

        We have generally provided basic PowerTrak functionality as part of the overall service offering to the end-use customers who participate in our demand response programs. As part of our MBCx services, we use PowerTrak to identify and deliver energy efficiency strategies for our customers. We believe that end-use customers will become increasingly aware of their energy costs and consumption and will look to advanced analytics and trusted third-party providers to help them better manage their overall energy expenditures.

Operations

        As of June 30, 2009, our operations team consisted of 130 employees. This group comprises several functionally distinct sub-groups:

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  Customer Operations—customer operations is responsible for all on-site project management, hardware installation, and on-going customer relationship management. Members of this group include project managers, site technicians including electricians, energy engineers, materials management, and staff with large capital project experience.

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  Network Operations—the network operations group is responsible for maintaining the connectivity and preparedness of approximately 5,450 commercial, industrial, and institutional facilities. This group is also responsible for demand response event execution and call center support through our NOC.

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  Energy Markets—the energy markets group is responsible for managing our portfolio of demand response resources to maximize revenue and minimize risk of underperformance and penalties. The group is composed of experts in market rules and regulations, bidding and enrollment procedures, performance measurements, and financial settlements. Combining this knowledge with near real-time data from thousands of end-use sites, energy markets actively manages its resource portfolios to ensure reliable and consistent event performance.

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  Energy Services Operations—the energy services operations group is responsible for our MBCx services, energy procurement services and emissions tracking and trading services. Energy services operations leverages our PowerTrak platform, customer relationships, network of installed devices and customers' pre-existing energy management systems to identify and implement energy savings opportunities. In addition to this activity, energy services operations is responsible for the analysis behind, and execution of, our energy procurement services.

Sales

        As of June 30, 2009, our sales team consisted of 111 employees. We organize our sales efforts by customer type. Our utility sales group sells to grid operators and utilities, while our commercial and industrial sales group sells to commercial, institutional and industrial customers.

        Our utility sales group is responsible for securing additional long-term contracts from grid operators and utilities. These sales typically take 12 to 18 months to complete and, when successful, typically result in multi-million dollar contracts with terms that generally range between three and 10 years. We actively pursue long-term contracts in both restructured markets and in traditionally regulated markets.

        Our commercial and industrial sales group sells our demand response and energy management solutions to commercial, institutional and industrial customers. These sales typically take two to four months to complete and have terms that generally range between three and five years. Our commercial and industrial sales group is located in major electricity regions throughout the United States, including New England, New York, the Mid-Atlantic, Texas, Florida, California and Ontario, Canada. In each of these territories, we have a regional sales director, who reports to our vice president of sales.

Marketing

        Our marketing organization consisted of 19 employees as of June 30, 2009. This group is responsible for influencing all market stakeholders including customers, energy users and policymakers, attracting prospects to our business, enabling the sales engagement process with messaging, training and sales tools, and sustaining and expanding relationships with existing customers through renewal and retention programs and by identifying cross selling opportunities. This group researches our current and future markets and leads our strategies for growth, competitiveness, profitability and increasing market share.

Customers

End-Use Customers

        As of June 30, 2009, we managed over 3,150 MW of technology-enabled demand response capacity from approximately 2,400 different commercial, institutional and industrial customers in our demand response network across approximately 5,450 customer sites. The following table lists some of our largest customers by capacity under management as of June 30, 2009 in each of the six key vertical markets that our commercial and industrial sales group primarily targets for demand response opportunities:

Technology	Education	Food Sales and Storage
AT&T	University of San Diego	Albertsons
Level 3 Communications	The California State University	Raley's
General Electric	Southern Connecticut State University	Pathmark
Adobe Systems	Western Connecticut State University	Stop & Shop
	New Haven Public Schools	Shop Rite
Government	Healthcare	Manufacturing/Industrial
Suffolk County, NY	Partners Healthcare	O&G Industries
City of Stamford, CT	Stamford Hospital	Pfizer
Town of Vernon, CT	Greenwich Hospital	Verso Paper
City of Brockton, MA	Hartford Hospital	Cascades
State of Rhode Island	UMass Memorial Health Care
City of Boston, MA

        Supermarkets are a good example of how our technology and solutions function to deliver demand response capacity to grid operators and utilities while delivering significant value to the end-use customer. Supermarkets operate with thin margins, and energy savings can significantly impact financial results. It has been calculated that a 10% reduction in energy costs for the average supermarket is equivalent to increasing net profit margins by 16%. Because the profit margins of supermarkets are so thin, on the order of 1%, the U.S. Environmental Protection Agency estimates that $1.00 in energy savings is equivalent to increasing sales by $59.

        Supermarkets have a number of measures that can be taken to reduce their electrical demand from the grid. Most supermarkets have a natural gas-fired emergency generator to ensure that shoppers who are in the checkout line can pay for products in the event of a power disruption. In many regions, these can be activated at times when a supermarket is called on to reduce demand. Supermarkets also have the option to curtail non-critical electrical loads that do not interfere with shopping. Lighting in many supermarkets is separated into different circuits and curtailing approximately one-third of the lights does not impact business continuity. Additionally, air handlers, anti-sweat heaters, and other ancillary loads can be curtailed. On average, our supermarket customers are able to achieve 75 kW of demand reduction from the grid for each supermarket location by implementing these types of demand response strategies.

        Our demand response solutions enable this demand reduction. Our hardware is installed in each store to provide for remote control of devices and collection and communication of real-time electricity consumption information (i.e., metering). Our hardware communicates through the supermarket's LAN or through a broadband wireless connection. Our hardware has the ability to communicate directly with the physical building management system at many supermarket sites. It also may have the ability to communicate directly with discrete lighting panels and automatic transfer switches coupled to emergency generators in the event that a building management system does not exist. From our NOC, depending on the configuration of our curtailment protocol at each supermarket, we are able to send a command over the Internet to reduce electrical consumption. Demand reduction is monitored remotely with real-time data feeds, the results of which are displayed in our NOC through various data presentment screens. Each supermarket is monitored for the duration of the demand response event and operations are restored to normal when the event ends.

Grid Operator and Utility Customers

        We have significantly grown our base of grid operator and utility customers since inception. As of June 30, 2009, our grid operator and utility customer base included ISO-NE, The New York Independent System Operator, PJM, Pacific Gas and Electric Company, Southern California Edison Company, SDG&E, Burlington Electric Department, Public Service Company of New Mexico, Ontario Power Authority, Tennessee Valley Authority, Idaho Power Company, Public Service Company of Colorado, Salt River Project Agricultural Improvement and Power District and Tampa Electric Company, among others. We provide reliability-based demand response, price-based demand response and ancillary services for them.

Competition

        We face competition from other clean and intelligent energy solutions providers, advanced metering infrastructure service providers, as well as utilities and competitive electricity suppliers who offer their own demand response and energy management solutions. We also compete with traditional supply-side resources, such as peaking power plants.

        The clean and intelligent energy solutions sector is fragmented. In the demand response sector, we compete with various providers on a regional basis. When competing for grid operator and utility customers, we believe that the primary factors on which we compete are pricing of the capacity that is made available, as well as the financial stability, historical performance levels and overall experience of the demand response solutions provider. When competing for commercial, institutional and industrial customers, we believe that the primary factors are the level of capacity payments shared with the end-use customer for their demand response capacity, level of sophistication employed by the demand response service provider to identify and optimize demand response capabilities at their facilities and ability of the demand response service provider to service multiple sites across different geographic regions and provide additional technology-enabled energy management solutions. Some providers of advanced metering solutions have added, or may add, demand response products and services to their existing business. Some advanced metering infrastructure service providers are substantially larger and better capitalized than we are and have the ability to combine advanced metering and demand response solutions into an integrated offering to a large existing customer base. We believe that our operational experience, first mover advantage, leadership in the clean and intelligent energy solutions sector and our established base of customers gives us an advantage when competing for commercial, institutional and industrial customers.

        Utilities and competitive electricity suppliers could and sometimes do also offer their own demand response solutions, which could decrease our base of potential customers and could decrease our revenues and delay or prevent our profitability. However, demand response programs, as administered by utilities alone, are bound to standard tariffs to which all end-use customers in the utility's service territory must abide. Utilities must treat all rate class customers equally in order to serve them under public utility commission-approved tariffs. In contrast, we have the flexibility to offer customized solutions to different end-use customers. We believe that we also have technology and operational experience at the facility-level, behind the meter, that both utilities and competitive electricity suppliers lack. Furthermore, we believe that our solutions are complementary to utilities and competitive electricity suppliers' demand response efforts because we can help enlist end-use customers to their existing programs, reduce their workload by serving as a single point of contact for an aggregated pool of end-use customers who choose to participate in their programs, and act to uphold or enhance end-use customer satisfaction. However, utilities and competitive electricity suppliers may offer clean and intelligent energy solutions at prices below cost or even for free in order to improve their customer relations or competitive positions, which would decrease our base of potential end-use customers and could decrease our revenues and delay or prevent our profitability.

        We also compete with traditional supply-side resources such as natural gas-fired peaking plants. In some cases, utilities have an incentive to invest in these fixed assets rather than develop demand response as they are able to include the cost of fixed assets in their rate base and in turn receive a return on investment. In addition, some utilities have a financial disincentive to invest in demand response and even more so in energy efficiency because reducing demand can have the effect of reducing their sales of electricity. However, we believe that our solutions are gaining substantial regulatory support and will continue to do so as they are faster to market, require no electric power generation, transmission or distribution infrastructure, and are more cost-effective and more environmentally sound than traditional alternatives.

Regulatory

        We provide demand response solutions in restructured electricity markets and in traditionally regulated electricity markets. In restructured markets, we often provide our solutions to the regional grid operators that are responsible for the reliability and efficient operation of the bulk electric power system, such as PJM. In traditionally regulated markets, we provide our solutions to utilities, such as Public Service Company of New Mexico and Tampa Electric Company.

        Regulations within both types of markets impact how quickly our solutions may be adopted, the prices we can charge and margins we can earn, the timing with respect to when we begin earning revenue, and the various ways in which we are permitted or may choose to do business and accordingly, impact our assessments of which potential markets to most aggressively pursue. In addition, certain of our contracts with utilities are subject to regulatory approval, which regulatory approval may not be obtained on a timely basis, if at all.

        The prices we can charge and margins we can earn can be impacted by market policies, such as program rules that discount the value of demand response resources because they can only be available during a limited number of peak demand hours, unlike other types of capacity resources that may be available 24 hours per day, every day of the week. Similarly, regulations defining what constitutes a demand response event can affect the amount of demand response capacity that we are able to enlist from end-use customers and the amount that we need to pay them for their participation.

        The policies regarding the measurement and verification of demand response resources, safety regulations and air quality or emissions regulations, which vary by state, affect how we do business. For example, some state environmental agencies may limit the amount of emissions allowed from back-up generators utilized by end-use customers, even when back-up generators are strictly used to maintain system reliability. For example, in California, demand response capacity is generally not permitted to come from end-use customers who activate back-up generators in order to reduce their electric power grid usage. Therefore, the use of back-up generators is limited under all of our contracts with that state's utilities, with the exception of a contract that our subsidiary Celerity entered into with SDG&E, which allows use of back-up generators on which we install emissions control equipment. Measurement and verification policies of various markets influence how we modify the metering and control devices we install and data we record at each end-use customer site in those markets. In limited cases, we provide an interconnected demand response resource that exports power to the electric power grid for resale, such as in the case of the contract between Celerity and SDG&E. The export of power for resale is subject to the requirements of the Federal Power Act and FERC's direct regulation.

Intellectual Property

        We utilize a combination of intellectual property safeguards, including patents, copyrights, trademarks and trade secrets, as well as employee and third-party confidentiality and proprietary information agreements, to protect our intellectual property. As of June 30, 2009, in the United States we held two patents, one of which expires in 2024 and the other of which expires in 2022, and one published patent application. We also had three pending or published patent applications filed under the Patent Cooperation Treaty for Canada and Australia. Our patent applications, and any future patent applications might not result in a patent being issued with the scope of the claims we seek, or at all; and any patents we may receive may be challenged, invalidated or declared unenforceable. We continually assess appropriate circumstances for seeking patent protection for those aspects of our technology, designs and methodologies and processes that we believe provide significant competitive advantages.

        As of June 30, 2009, we had 13 trademarks/service marks in the United States. These are EnerNOC, ENERBLOG, Get More from Energy, Energy for Education, Capacity on Demand, PowerTrak, PowerTalk, Celerity Energy, The Cleanest kWh is the One Never Used, The Greenest Kilowatt-hour is the One Never Used, One-Click Curtailment, Clean Green California and CarbonTrak. Several of these trademarks are also registered in Australia and Canada. In addition, we have a number of trademark applications pending in the United States, Canada, and Australia.

        With respect to, among other things, proprietary know-how that is not patentable and processes for which patent protection may not offer the best legal and business protection, we rely on trade secret protection and employ confidentiality and proprietary information agreements to safeguard our interests. Many elements of our demand response solutions involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, equipment designs, algorithms and procedures. We have taken security measures to protect these elements. All of our employees have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our employees to assign to us all of the inventions, designs, and technologies they develop during the course of employment with us. We also seek confidentiality and proprietary information protection from our customers and business partners before we disclose any sensitive aspects of our demand response and energy management technology or business strategies. We have not been subject to any material intellectual property claims.

Seasonality

        Peak demand for electricity and other capacity constraints tend to be seasonal. Peak demand in the United States tends to be most extreme in warmer months, which may lead some capacity markets to yield higher prices for capacity or contract for the availability of a greater amount of capacity during these warmer months. As a result, our revenues can fluctuate from quarter to quarter based upon the seasonality of our demand response business in certain of the markets in which we operate, where payments under certain of our long-term capacity contracts and pursuant to certain open market bidding programs in which we participate are higher or concentrated in particular seasons and months. For example, in the PJM forward capacity market, which is a market in which we materially increased our participation beginning in the first quarter of 2008 and in which we expect to continue to increase our participation and derive revenues for the foreseeable future, we recognize capacity-based revenue from PJM over the four-month delivery period of June through September. This typically results in higher revenues in our second and third quarters as compared to our first and fourth quarters.

Employees

        As of June 30, 2009, we had 358 full-time employees, including 130 in sales and marketing, 130 in operations, 48 in research and development and 50 in general and administrative. Of these full-time employees, 213 were located in New England, 23 were located in New York, 43 were located in the Mid-Atlantic, 43 were located in California, five were located in Ontario, Canada, nine were located in Texas, six were located in Illinois, five were located in Tennessee and eleven were located in other areas across the United States. We expect to grow our employee base and our future success will depend in part on our ability to attract, retain and motivate highly qualified personnel, for whom competition is intense. Our employees are not represented by any labor unions or covered by a collective bargaining agreement and we have not experienced any work stoppages. We consider our relations with our employees to be good.

Legal Proceedings

        We are subject to legal proceedings, claims and litigation arising in the ordinary course of business. We do not expect the ultimate costs to resolve these matters to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Facilities

        Our corporate headquarters and principal office is located in Boston, Massachusetts, where we lease approximately 57,034 square feet under a lease agreement expiring in June 2014. We lease approximately 8,766 square feet in San Francisco, California under a sublease agreement expiring in February 2012. We also lease approximately 6,600 square feet in New York, New York under a lease agreement expiring in December 2011. In addition, we lease space in various locations throughout the United States and Canada for local sales, marketing, and field operations personnel. We do not own any real property. We believe that our leased facilities will be adequate to meet our needs for the foreseeable future.

 SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the shares beneficially owned by the stockholders who are selling shares of our common stock in this offering. The information is presented as of June 30, 2009, and as adjusted to reflect the sale of our common stock in this offering.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 30, 2009, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership prior to the offering as of June 30, 2009, after the offering, and after over-allotment are based on 20,545,349 shares, 23,586,323 shares and 24,126,823 shares, respectively, of outstanding common stock.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. The address for the directors and executive officers set forth below is 101 Federal Street, Suite 1100, Boston, Massachusetts 02110.

							Shares Beneficially Owned After Offering if Over-Allotment is Exercised in Full
	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering
						Shares Being Sold if Over-Allotment is Exercised in Full
			Shares Being Sold in this Offering
Beneficial Owner	Number	Percent		Number	Percent		Number	Percent
Directors and Executive Officers
Timothy G. Healy(1)	893,767	4.3%	84,026	809,741	3.4%	—	809,741	3.3%
David M. Samuels(2)	199,907	1.0%	—	199,907	*	22,000	177,907	*
Five Percent Stockholders
Funds affiliated with Foundation Capital IV, L.P.(3) 250 Middlefield Road Menlo Park, CA 94025	2,881,361	14.0%	625,000	2,256,361	9.6%	—	2,256,361	9.4%

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Mr. Healy is our Chairman and Chief Executive Officer. Includes options to purchase 80,647 shares of common stock which are or will be immediately exercisable within 60 days of June 30, 2009 and 150,278 shares of common stock held in trusts and custodianships established by Mr. Healy, 70,278 shares of which Mr. Healy has shared voting and investment power. Mr. Healy disclaims beneficial ownership of the shares held in trusts and custodian accounts. Does not include 39,000 shares of common stock that may be issued pursuant to the grant of restricted stock units that vest over a four-year period, at a rate of twenty-five percent on February 12, 2010 and quarterly thereafter.

(2)
Mr. Samuels is our Executive Vice President. Includes options to purchase 18,447 shares of common stock which are or will be immediately exercisable within 60 days of June 30, 2009. Does not include 17,000 shares of common stock that may be issued to Mr. Samuels pursuant to the grant of restricted stock units that vest over a four-year period, at a rate of twenty-five percent on February 12, 2010 and quarterly thereafter. As reported on a Form 4 filed with the SEC on February 24, 2009, on February 23, 2009, Mr. Samuels purchased 2,000 shares of our common stock in the open market for $12.20 per share. Mr. Samuels has acknowledged his obligations pursuant to Section 16(b) of the Exchange Act and has agreed with us to immediately disgorge to us any profit realized upon any sale of common stock in this offering that is recoverable by us pursuant to Section 16(b).

(3)
Includes 2,743,495 shares of common stock held by Foundation Capital IV, L.P., 615,000 of which are being offered for sale pursuant to this prospectus supplement, 23,280 shares of common stock held by Foundation Capital IV Principals Fund, LLC, 5,000 of which are being offered for sale pursuant to this prospectus supplement, 21,668 shares of common stock held by FC IV Active Advisors, LLC, 5,000 of which are being offered for sale pursuant to this prospectus supplement, 91,892 shares of common stock held by Foundation Capital VI, L.P., and 1,026 shares of common stock held by Foundation Capital VI Principals Fund, L.L.C. Adam Grosser, one of our directors, is one of seven Managers of Foundation Capital Management Co. IV, LLC, which serves as the sole manager of Foundation Capital IV, L.P., FC IV Active Advisors Fund, LLC and Foundation Capital IV Principals Fund, LLC, and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Grosser is one of eight Managers of Foundation Capital Management Co. VI, LLC, which serves as the sole manager of Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC, and may be deemed to share voting and investment power with respect to all shares held by those entities.

 UNDERWRITING

        We and the selling stockholders are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities Inc.	1,312,500
Morgan Stanley & Co. Incorporated	1,125,000
Canaccord Adams Inc.	750,000
Robert W. Baird & Co. Incorporated	562,500

Total	3,750,000

        The underwriters are committed to purchase all the common shares offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.729 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to 562,500 additional shares of common stock from us and the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The first 540,500 shares subject to this option will be offered by us, and the last 22,000 shares will be offered by Mr. Samuels. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting fee is $1.215 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters, and expenses payable by us and the selling stockholders, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by us	$1.215	$1.215	$3,694,783	$4,351,491
Underwriting Discounts and Commissions paid by selling stockholders	$1.215	$1.215	$861,467	$888,197

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000, all of which are payable by us.

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that, for a period of 60 days after the date of this prospectus supplement, we will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (2) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co,. Incorporated, other than (A) the shares of our common stock to be sold pursuant to the underwriting agreement, (B) grants of stock options, restricted stock or other awards pursuant to the terms of our stock plans in effect as of the date of the underwriting agreement, (C) shares of our common stock issued upon the exercise of options or other convertible securities outstanding as of the date of the underwriting agreement, (D) any shares of our common stock to be issued pursuant to any "earn-out" or escrow provisions relating to any transactions completed prior to the date of the underwriting agreement, and (E) any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock issued in any business combination or acquisition of assets, businesses or property, provided that the number of shares of our common stock issued or issuable pursuant to this clause (E) shall not exceed 10% of our outstanding common stock after the closing of this offering.

        Our directors and executive officers and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons or entities in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, on behalf of the underwriters, in each case other than (A) the securities to be sold by such persons or entities pursuant to the underwriting agreement, (B) transfers of shares of our common stock as a bona fide gift or gifts, (C) transfers to any trust for the direct or indirect benefit of such persons or entities or the immediate family of such persons, (D) transfers by will or intestate succession, and (E) distributions of shares of our common stock to members, partners or stockholders of such persons or entities; provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D) or (E), each donee, transferee or distributee shall execute and deliver to J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C), (D) or (E) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above). In addition, such persons or entities agreed that, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, on behalf of the underwriters, they will not, during the period ending 60 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. For purposes of this paragraph, the term "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

        In addition, notwithstanding the foregoing, the restrictions set forth in the above paragraph shall not apply to the establishment of a trading plan providing for the sale in the future of any common stock that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; provided, however, that (i) such restrictions shall apply in full force to any such sale pursuant to the trading plan during the 60-day restricted period and (ii) no filing under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily by us or such persons or entities in connection with the establishment of such a trading plan.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        Our common stock is listed on The NASDAQ Global Market under the symbol "ENOC". In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, as amended, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

        In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that

Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        In May 2009, an affiliate of J.P. Morgan Securities Inc., one of the underwriters of this offering, provided financial assurance in connection with a demand response capacity bid in an open market bidding program. In exchange for providing financial assurance, the affiliate of J.P. Morgan Securities Inc. received an upfront fee from us. In addition, we will be required to pay the affiliate of J.P. Morgan Securities Inc. an additional contingent fee based on the revenue that we expect to earn and recognize in 2012 in connection with the bid. The amounts of all fees are commercially reasonable.

 LEGAL MATTERS

        The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Davis Polk & Wardwell LLP, Menlo Park, California, has acted as counsel for the underwriters in connection with certain legal matters related to this offering. As of the date of this prospectus supplement, persons and entities affiliated with Mintz Levin own an aggregate of 5,621 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC's web site at www.sec.gov or on our web site at www.enernoc.com. Information included on our web site is not part of this prospectus supplement or the accompanying prospectus.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement or accompanying prospectus regarding us and our securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate" into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus supplement.

        Information contained in this prospectus supplement or the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically modifies and supersedes previously filed information including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2008 (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein), as filed with the SEC on March 16, 2009 (File No. 001-33471);

  (2)
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 8, 2009 (File No. 001-33471);

  (3)
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on July 27, 2009 (File No. 001-33471);

  (4)
  our Current Reports on Form 8-K filed with the SEC on January 26, 2009, February 18, 2009 and July 31, 2009 (File Nos. 001-33471); and

  (5)
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 16, 2007, including any amendments or reports filed for the purpose of updating that description.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

EnerNOC, Inc.
101 Federal Street, Suite 1100
Boston, Massachusetts 02110
Attn: Investor Relations
Telephone: (617) 224-9900

PROSPECTUS

EnerNOC, Inc.
$150,000,000
of
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

$50,000,000
of
Common Stock
Offered by Selling Stockholders

        We may from time to time offer and sell up to $150,000,000 aggregate dollar amount of common stock, preferred stock, debt securities, warrants and units. In addition, selling stockholders may from time to time sell up to $50,000,000 aggregate dollar amount of our common stock. We will not receive any proceeds from the sale, if any, of common stock by selling stockholders. We will specify in one or more prospectus supplements the terms of the securities to be offered and sold. We and/or selling stockholders may sell these securities to or through underwriters or dealers and also to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in a prospectus supplement.

        Our common stock is listed on The NASDAQ Global Market under the symbol "ENOC." The last reported sale price of our common stock on The NASDAQ Global Market on July 30, 2009 was $29.88 per share.

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.

Prospectus dated July 30, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any "free writing prospectus" we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus nor any accompanying prospectus supplement shall constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may from time to time sell common stock, preferred stock, debt securities, warrants or units, or any combination of these securities, in one or more primary offerings up to a total dollar amount of $150,000,000. In addition to the primary offering of securities, selling stockholders may from time to time sell up to $50,000,000 aggregate dollar amount of our common stock in one or more secondary offerings. We have provided to you in this prospectus a general description of the securities we and selling stockholders may offer. Each time we or the selling stockholders sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement or any free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any accompanying prospectus supplement and any free writing prospectus we may authorize to be delivered to you, includes all material information relating to the primary offering of our securities and the secondary offering of our common stock by the selling stockholders.

        As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC's web site or at the SEC's offices described below under the heading "Where You Can Find More Information."

        In this prospectus, unless otherwise stated or the context otherwise requires, references to "EnerNOC," "we," "us" and "our" and similar references refer to EnerNOC, Inc. and our subsidiaries. Our trademarks include: EnerNOC, ENERBLOG, Get More from Energy, Energy for Education, Capacity on Demand, PowerTrak, PowerTalk, Celerity Energy, The Cleanest kWh is the One Never Used, The Greenest Kilowatt-hour is the One Never Used, One-Click Curtailment, Clean Green California and CarbonTrak. Each of the other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus or any applicable prospectus supplement are the property of their respective owners.

i

SUMMARY

EnerNOC, Inc.

        We are a leading provider of clean and intelligent energy solutions. We use our Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional and industrial customer sites to enable a more information-based and responsive, or intelligent, electric power grid. Our customers are electric power grid operators and utilities, as well as commercial, institutional and industrial end-users of electricity. Our demand response and energy management solutions help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional generation resources and drive cost-savings for enterprises. Grid operators and utilities pay us a stream of recurring cash flows for managing demand response capacity that we share with participating end-use customers. We receive substantially all of our revenues from these grid operators and utilities, and we make payments to end-users of electricity for both contracting to reduce electricity usage and actually doing so when called upon.

        We build upon our position as a leading demand response solutions provider by using our NOC and scalable technology platform to also deliver a portfolio of additional energy management solutions to our customers, including our monitoring-based commissioning services, or MBCx solutions, energy procurement services, or EPS solutions, and emissions tracking and trading support. Our MBCx solutions combine advanced metering applications, energy analytics and control to provide our end-use customers with the ability to identify energy efficiency opportunities through the continuous analysis of those end-use customers' real-time energy data. Our EPS solutions provide our commercial, institutional and industrial customers located in restructured or deregulated markets throughout the United States with the ability to more effectively manage the energy supplier selection process, including energy supply product procurement and implementation.

        Since inception, our business has grown substantially. With approximately 2,400 commercial, institutional and industrial customers across approximately 5,450 customer sites in our demand response network and over 3,150 megawatts, or MW, of demand response capacity under our management as of June 30, 2009, we believe that we are the largest national demand response solutions provider focused on the commercial, institutional and industrial market.

Corporate Information

        We were incorporated in Delaware on June 5, 2003. We operated as EnerNOC, LLC, a New Hampshire limited liability company, from December 2001 until June 2003. We conduct operations and maintain a number of subsidiaries in the United States and Canada. We also maintain EnerNOC Securities Corporation, a Massachusetts securities corporation, to invest our cash balances on a short-term basis.

        Our principal executive offices are located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110. Our telephone number is (617) 224-9900. Our website address is www.enernoc.com. We have included our website address as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

 RISK FACTORS

        Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement. In particular, you should consider the risk factors under the heading "Risk Factors" included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. All statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

        We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included and incorporated by reference in this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. See the section entitled "Risk Factors" herein for more information. You should consider these factors and other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and in the documents incorporated by reference. Unless specifically indicated, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        Unless otherwise provided in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities from primary offerings under this prospectus for general corporate purposes, including development of our demand response and energy management solutions, the acquisition of technologies or businesses, working capital and capital expenditures. We may set forth additional information on the use of proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific primary offering. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending use of the net proceeds, we intend to invest the proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

        We will not receive any proceeds from the sale of shares of common stock by selling stockholders.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges in each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and in the six months ended June 30, 2009. Accordingly, the following table sets forth the deficiency of earnings to cover fixed charges for each of the foregoing periods. Because of the deficiency, ratio information is not applicable. Amounts shown are in thousands.

	Year Ended December 31,					Six Months Ended June 30, 2009
	2004	2005	2006	2007	2008
Earnings:
Ratio of earnings to fixed charges	—	—	—	—	—	—

Deficiency of earnings available to cover fixed charges	$(1,791)	$(1,461)	$(5,393)	$(22,969)	$(34,843)	$(16,151)

        For purposes of computing the deficiency of earnings to cover fixed charges, "earnings" consist of loss from operations before income taxes and fixed charges. "Fixed charges" consist of interest expense, capitalized interest, amortization of capitalized interest and the portion of operating lease expense that represents interest.

        As of the date of this prospectus, we have no shares of preferred stock outstanding and have not declared or paid any preferred stock dividends for the periods set forth above. Accordingly, a ratio of earnings to fixed charges is being presented in lieu of a ratio of earnings to combined fixed charges and preferred stock dividends.

DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

  •
  the net tangible book value per share of our equity securities before and after the offering;

  •
  the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

  •
  the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SECURITIES

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we or selling stockholders may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

        We may sell from time to time, in one or more primary offerings, common stock, preferred stock, debt securities, warrants to purchase any such securities and units. The selling stockholders may from time to time offer our common stock for resale in one or more secondary offerings.

        In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units to be sold by us in a primary offering collectively as "securities." The total dollar amount of all securities that we may issue under this prospectus, not including the $50,000,000 aggregate dollar amount of our common stock that may be offered by selling stockholders, will not exceed $150,000,000.

        If we issue debt securities at a discount from their original stated principal amount, then we will use the issue price, and not the principal amount, of such debt securities for purposes of calculating the total dollar amount of all securities issued under this prospectus.

        This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

        The following description of our common stock and preferred stock, together with any additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock and the preferred stock that we may offer in primary offerings under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and by-laws, which are exhibits to the registration statement that includes this prospectus. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

        Under our certificate of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of July 24, 2009, we had 20,545,764 shares of common stock outstanding and no shares of preferred stock outstanding. We will describe the specific terms of any common stock or preferred stock we may offer in more detail in a prospectus supplement relating to the offering of shares of common stock or preferred stock. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.

Common Stock

        Voting Rights.    The holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

        Dividends.    Holders of common stock are entitled to receive ratably any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

        Liquidation and Dissolution.    In the event of our liquidation or dissolution, the holders of common stock are entitled to receive ratably all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

        Other Rights.    Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Listing.    Our common stock is listed on The NASDAQ Global Market under the symbol "ENOC." As of July 30, 2009, the closing price per share of our common stock on The NASDAQ Global Market was $29.88, and we had approximately 174 holders of record of our common stock.

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

        Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. Currently, we have no shares of preferred stock outstanding.

        If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

  •
  the title and stated value;

  •
  the number of shares we are offering;

  •
  the liquidation preference per share;

  •
  the purchase price;

  •
  the dividend rate, period and payment date, and method of calculation for dividends;

  •
  whether dividends will be cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the relative ranking and preference of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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  the procedures for any auction and remarketing;

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  the provisions for a sinking fund;

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  the provisions for redemption or repurchase and any restrictions on our ability to exercise those redemption and repurchase rights;

  •
  the listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into our common stock and, if convertible, the conversion price, or how it will be calculated, and the conversion period;

  •
  whether the preferred stock will be exchangeable into debt securities and, if exchangeable, the exchange price, or how it will be calculated, and the exchange period;

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  voting rights of the preferred stock;

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  preemptive rights;

  •
  restrictions on transfer, sale or other assignment;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

  •
  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

        The preferred stock could have other rights, including economic rights that are senior to our common stock that could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the shareholders.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws

        The provisions of Delaware law, our certificate of incorporation and our bylaws, which are discussed below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

  Delaware Law

        We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

  Staggered Board of Directors

        Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes, with staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed those directors whose three-year terms expire. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 75% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

  Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our certificate of incorporation and bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Our certificate of incorporation and our bylaws also provide that special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors. Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaws, such business will not be conducted at the meeting.

  Super-Majority Voting

        The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "—Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws." This 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 75% vote is also required for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may be amended or repealed by a vote of a majority of the total number of directors.

Effects of Authorized but Unissued Stock

        We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The NASDAQ Global Market. We may utilize these additional shares for a variety of corporate purposes including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Limitation of Liability and Indemnification of Officers and Directors

        Our certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL. We have also entered into indemnification agreements with our current and former directors and certain of our officers and expect to enter into a similar agreement with any new directors or officers.

Registration Rights

        The holders of approximately 5,936,969 shares of our common stock are entitled to certain registration rights with respect to these securities as set forth in an agreement between us and the holders of these securities. We are generally required to pay all expenses incurred in connection with registrations effected in connection with the following rights, excluding underwriting discounts and commissions, and fees and expenses of counsel to the registering security holders.

        Demand Rights.    Subject to specified limitations, the holders of not less than 20% of these registrable securities may require that we register all or a portion of these registrable securities for sale under the Securities Act, if the anticipated gross receipts from the sale of such securities are at least $2.0 million. We may be required to effect up to two such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

        Piggyback Rights.    If at any time we propose to register any of our equity securities under the Securities Act, other than in connection with (i) a registration relating solely to our stock option plans or other employee benefit plans or (ii) a registration relating solely to a business combination or merger involving us, the holders of these registrable securities are entitled to notice of such registration and are entitled to include their shares of common stock in the registration. Under certain circumstances, the underwriters, if any, may limit the number of shares included in any such registration.

        Form S-3 Rights.    During any such time that we are eligible to file registration statements on Form S-3, subject to specified limitations, a holder of these registrable securities can require us to register all or a portion of its registrable securities on Form S-3, if the reasonably anticipated aggregate offering price of such securities is at least $500,000. We may not be required to effect more than two such registrations in any 12-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer in a primary offering under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

        We will issue senior notes under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture that we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. We will describe changes to the indentures in connection with an offering of debt securities in a prospectus supplement. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term "trustee" to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

        The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms of the series of notes, including the following:

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  the title of the notes;

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  any limit on the amount that may be issued;

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  whether or not we will issue the series of notes in global form, the terms and who the depository will be;

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  the maturity date;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the notes will be secured or unsecured, and the terms of any secured debt;

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  whether or not the notes will be senior or subordinated;

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  the terms of the subordination of any series of subordinated debt;

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  the terms on which the notes may be convertible into or exchangeable for common stock or other securities of ours, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

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  the place where payments will be payable;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

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  whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

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  whether we will be restricted from incurring any additional indebtedness;

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  a discussion of any material or special U.S. federal income tax considerations;

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  the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof;

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  the definition and consequences of events of default under the indentures; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Subordination of Subordinated Notes

        The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain indebtedness to which we may be subject to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Form, Exchange and Transfer

        We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

        If we elect to redeem the notes of any series, we will not be required to:

  •
  reissue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Consolidation, Merger or Sale

        The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indentures

        The following are events of default under the indentures with respect to any series of notes that we may issue:

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  if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

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  if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

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  if we experience specified events of bankruptcy, insolvency or reorganization.

        If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

        The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except uncured defaults or events of default regarding payment of principal, or premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. In such event, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

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  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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  subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

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  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

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  the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, or the premium, if any, or interest on, the notes.

        We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Discharge

        Each indenture provides that we can elect, under specified circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

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  register the transfer or exchange of debt securities of the series;

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  replace stolen, lost or mutilated debt securities of the series;

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  maintain paying agencies;

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  hold monies for payment in trust;

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  compensate and indemnify the trustee; and

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  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Modification of Indenture; Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture; or

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  to change anything that does not materially adversely affect the interests of any holder of notes or any series.

        In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

  •
  extending the fixed maturity of the series of notes;

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  reducing the principal amount, the rate of interest or any premium payable upon the redemption of any notes; or

  •
  reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Information Concerning the Trustee

        The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

        We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

        All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the notes will be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that the Trust Indenture Act is applicable.

 DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer in a primary offering under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

        We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

        If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

  •
  the offering price and aggregate number of warrants offered;

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  the currency for which the warrants may be purchased;

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  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;

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  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of the warrants and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreement and warrants may be modified;

  •
  a discussion of any material U.S. income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. New York City time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

 DESCRIPTION OF UNITS

        We may issue units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the prospectus supplements related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to an amendment to the registration statement of which this prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the SEC, as applicable, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

        We will evidence each series of units by unit certificates that we will issue under a separate agreement. We will enter into the unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "—Legal Holders" above;

  •
  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING STOCKHOLDERS

        This prospectus also relates to the possible resale of up to $50,000,000 aggregate dollar amount of shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part as follows:

  •
  shares acquired by certain stockholders through several private placements of our convertible preferred stock completed by us prior to our initial public offering, or IPO, in 2007, which were all converted to shares of our common stock in connection with the IPO;

  •
  shares issued to our founders in private placements prior to our IPO; and

  •
  shares issued to our officers, directors and employees pursuant to our stock plans.

        Certain persons holding shares of common stock issued upon conversion of our convertible preferred stock in the IPO have registration rights with respect to their shares as described under "Description of Common and Preferred Stock—Registration Rights." Information about selling stockholders, if any, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this prospectus. Selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offering for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act of 1933, as amended.

 PLAN OF DISTRIBUTION

        We and/or selling stockholders may sell the securities under this prospectus in one or more of the following ways from time to time:

  •
  through agents;

  •
  to or through underwriters;

  •
  through dealers;

  •
  directly to purchasers; or

  •
  through a combination of these methods of sale.

        The securities that we and/or selling stockholders distribute by any of these methods may be sold, in one or more transactions, at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to prevailing market prices;

  •
  negotiated prices; or

  •
  a combination of these pricing methods.

        Offers to purchase offered securities may be solicited by agents designated by us and/or selling stockholders from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or selling stockholders will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

        We will set forth in a prospectus supplement the terms of the offering of our securities, including:

  •
  the name or names of any agents, underwriters or dealers;

  •
  the purchase price of our securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and commissions and other items constituting agents' or underwriters' compensation;

  •
  the public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such securities may be listed.

        If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we and/or selling stockholders will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. Underwriting compensation in connection with the offering will not exceed 8% of gross offering proceeds. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  •
  negotiated transactions;

  •
  at fixed public offering prices; or

  •
  at varying prices determined by the underwriters at the time of sale.

        In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

        We and/or selling stockholders may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we and/or selling stockholders grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

        If a dealer is utilized in the sales of offered securities, we and/or selling stockholders will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

        We and/or selling stockholders may directly solicit offers to purchase offered securities and sell offered securities directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

        Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

        Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against specified civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

        We and/or selling stockholders may authorize underwriters or other persons acting as agents to solicit offers by specified institutions to purchase offered securities pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by us and/or selling stockholders. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business for which they have received or will continue to receive customary compensation.

        Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on The NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange and, in the case of our common stock, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the offered securities.

        In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

        Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        Selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

        Pursuant to the registration rights agreement with certain selling stockholders, we have agreed to indemnify in certain circumstances these selling stockholders against certain liabilities, including certain liabilities under the Securities Act. These selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of common stock against certain liabilities, including liabilities arising under the Securities Act.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

 LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. As of the date of this prospectus, persons and entities affiliated with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own an aggregate of 5,621 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management's assessment of the effectiveness of internal controls over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC's web site at www.sec.gov or on our web site at www.enernoc.com. Information included on our web site is not part of this prospectus or any prospectus supplement.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus.

        Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2008 (including the portion of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein), as filed with the SEC on March 16, 2009 (File No. 001-33471);

  (2)
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 8, 2009 (File No. 001-33471);

  (3)
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on July 27, 2009 (File No. 001-33471);

  (4)
  our Current Report on Form 8-K filed with the SEC on January 26, 2009 (File No. 001-33471);

  (5)
  our Current Report on Form 8-K filed with the SEC on February 18, 2009 (File No. 001-33471); and

  (6)
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 16, 2007, including any amendments or reports filed for the purpose of updating that description.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

EnerNOC, Inc.
101 Federal Street, Suite 1100
Boston, Massachusetts 02110
Attn: Investor Relations
Telephone: (617) 224-9900

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, any accompanying prospectus supplement or any "free writing prospectus" we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.